Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

QUANTUM COMPUTING INC.

LUMINAR SEMICONDUCTOR, INC.

AND

LUMINAR TECHNOLOGIES, INC.

Dated as of December 15, 2025

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4.24	Anti-Takeover Statute Not Applicable	51
4.25	Certain Relationships and Related Transactions	51
4.26	Top Customers and Suppliers	52
4.27	Solvency	52
4.28	Title to Properties; Sufficiency of Assets	53
4.29	No Other Representations	53

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		53

5.1	Organization and Standing	53
5.2	Authority	54
5.3	No Conflicts	54
5.4	Governmental Filings and Consents	54
5.5	Litigation	54
5.6	Investment Representation; Investigation	54
5.7	Financial Capability	55
5.8	Buyer Status	55
5.9	Solvency	55
5.10	Brokers and Finders	55
5.11	No Other Representations	55

ARTICLE VI ADDITIONAL AGREEMENTS		55

6.1	Confidentiality	55
6.2	Conduct of the Business	57
6.3	Fees and Expenses	58
6.4	Seller Access to Information; Books and Records	59
6.5	Buyer Access to Information; Financials; RWI Policy Efforts	60
6.6	Collateral Release Documentation	60
6.7	Further Assurances	61
6.8	Reorganization	61
6.9	Tax Matters	61
6.10	Reasonable Best Efforts; Third Party Consents	64
6.11	Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements	65
6.12	Non-Competition and Non-Solicitation.	66
6.13	Industrial Site Recovery Act	67
6.14	Release of Claims	68
6.15	Indemnification, Exculpation and Insurance	69
6.16	Post-Closing Treatment of Employees	72
6.17	Acknowledgments by Buyer	73
6.18	Elimination of Intercompany Accounts	73
6.19	Corporate Actions	73
6.20	Parachute Payments	73

ARTICLE VII CONDITIONS TO CLOSING OF THE ACQUISITION		74

7.1	Conditions to Each Party’s Obligation to Effect the Acquisition	74
7.2	Additional Conditions to Obligations of Buyer	74
7.3	Additional Conditions to Obligations of the Seller	75

ARTICLE VIII		76

8.1	Approval of Break-Up Fee and Expense Reimbursement	76

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8.2	Competing Transaction	76
8.3	Bankruptcy Court Filings	77
8.4	Bankruptcy Milestones	77
8.5	Back-up Bidder	77

ARTICLE IX TERMINATION OF AGREEMENT		77

9.1	Termination by Mutual Consent	77
9.2	Unilateral Termination	78
9.3	Effect of Termination	79

ARTICLE X MISCELLANEOUS		80

10.1	Survival	80
10.2	RWI Policy	81
10.3	Resolution of Claim Notices	81
10.4	Distribution of the Escrowed Funds	81
10.5	Sole and Exclusive Remedy	82
10.6	Notices	82
10.7	Successors and Assigns	83
10.8	Severability	83
10.9	Amendments and Waivers	83
10.10	Entire Agreement	84
10.11	No Third Party Beneficiaries	84
10.12	Governing Law; Submission to Jurisdiction; Selection of Forum	84
10.13	Waiver of Jury Trial	85
10.14	Enforcement	85
10.15	Limitation on Liability	85
10.16	Counterparts	86
10.17	Non-Recourse	86
10.18	Legal Representation	86
10.19	Privilege	86

Schedules
Schedule I	Key Employees
Schedule 2.6(a)(vii)	List of Indebtedness to be Released
Schedule 6.15(g)	Indemnifiable Matters
Schedule 6.19	Corporate Actions

Exhibits
Exhibit A	Bidding Procedures Order
Exhibit B	Escrow Agreement
Exhibit C	Working Capital Schedule
Exhibit D	License Agreement
Exhibit E	Transition Services Agreement
Exhibit F	OGI Services Agreement

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2025 (the “Effective Time”), by and among Quantum Computing Inc., a Delaware corporation (“Buyer”), Luminar Semiconductor, Inc., a Delaware corporation (the “Company”) and Luminar Technologies, Inc., a Delaware corporation, the sole stockholder of the Company (the “Seller” and together with the Company and Buyer, the “Parties” and each a “Party”). All capitalized terms that are used in this Agreement will have the meanings given to them in Article I.

RECITALS

A.        Following the execution of this Agreement, on or about December 15, 2025 (the “Petition Date”), Seller expects to file voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and such cases, the “Bankruptcy Case”).

B.           The Seller is the beneficial and record owner of all of the issued and outstanding shares of Company Common Stock.

C.          Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, all of the issued and outstanding shares of Company Common Stock (the “Purchased Shares”), free and clear of all Liens pursuant to Section 363 of the Bankruptcy Code (such transaction, together with the other transactions contemplated hereby and by the Related Agreements, the “Acquisition”).

D.          Concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, each of the Key Employees has entered into an employment offer letter with Buyer (the “Employee Offer Letters”), each to be effective as of the Closing.

E.           Prior to the Closing, Seller will consummate the Reorganization.

F.           Each of the Seller and the Company, on the one hand, and Buyer, on the other hand, desire to make certain representations, warranties, covenants and agreements to the other in connection with the Acquisition.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1         Definitions. For all purposes of this Agreement, the capitalized terms in this Section 1.1 have the following meanings:

(a)       “Accounting Principles” means GAAP as of the date hereof as applied in the audited financial statements of Luminar Technologies, Inc. for the fiscal year ended December 31, 2024.

(b)        “Action” means any action, suit, claim, charge, demand, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint or proceeding, in each case, by or before a Governmental Authority of competent jurisdiction, arbitrator, arbitral panel or mediator.

(c)          “Acquisition” has the meaning set forth in the recitals.

(d)          “Adjustment Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

(e)         “Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person; and (ii) if such Person is not a natural Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f)          “Agreement” has the meaning set forth in the introduction.

(g)          “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws of any other jurisdiction (national, state or local) where the Company, its subsidiaries or controlled Affiliates operate concerning or relating to public sector or private sector bribery or corruption.

(h)       “Assets Representations” means the representations and warranties of the Company set forth in Section 4.28 (Title to Properties; Sufficiency of Assets).

(i)           “Auction” has the meaning set forth in Section 8.5.

(j)          “Back-up Termination Date” means the first to occur of (i) consummation of the transaction with the winning bidder at the Auction, and (ii) Buyer’s receipt of notice from Seller of the release by Seller of Buyer’s obligations under Section 8.5.

(k)          “Bankruptcy Case” has the meaning set forth in the recitals.

(l)           “Bankruptcy Code” has the meaning set forth in the recitals.

(m)         “Bankruptcy Court” has the meaning set forth in the recitals.

(n)          “Bid Deadline” means the date upon which Competing Bids are due to Seller from third-parties (other than Buyer) as set forth in the Bidding Procedures Order or as otherwise established or modified by the Bankruptcy Court.

(o)          “Bidding Procedures Order” means that certain order of the Bankruptcy Court, in the form attached hereto as Exhibit A, that among other things, (i) approves the payment of the Termination Fee on the terms and conditions set forth in Section 8.1 and (ii) establishes a date by which Competing Bids must be submitted by bidders and the procedures for the Auction process.

(p)          “Break-Up Fee” has the meaning set forth in Section 8.1.

(q)          “Business Assets” has the meaning set forth in Section 4.28(b).

(r)          “Business Day” means each day that is not a Saturday, Sunday or other day on which the banks based in New York, New York are generally closed.

(s)          “Business Financial Statements” has the meaning set forth in Section 4.6(a).

(t)        “Business Relation” means any customer, vendor, supplier, channel partner, reseller, licensor, licensee or other material business relation of the Company Group as of the date of the Closing.

(u)          “Buyer” has the meaning set forth in the introduction.

(v)          “Buyer Claims” has the meaning set forth in Section 6.14(b).

(w)         “Buyer Plans” has the meaning set forth in Section 6.16(b).

(x)          “Buyer Indemnified Party” has the meaning set forth in Section 6.15(g).

(y)          “Buyer Releasees” has the meaning set forth in Section 6.14(b).

(z)          “Buyer Releasor” has the meaning set forth in Section 6.14(b).

(aa)        “Change in Control Payments” has the meaning set forth in Section 1.1(mmmmmmmmm).

(bb)        “Chosen Courts” has the meaning set forth in Section 10.12(b).

(cc)        “Claim Notice” means a written claim notice signed by one of Buyer’s authorized representatives to the Seller (i) stating that Seller or the Company breached a representation, warranty or covenant and Buyer has paid, incurred, suffered or sustained, or reasonably expects that it will pay, incur, suffer or sustain losses related thereto, (ii) to the extent reasonably available, specifying such losses in reasonable detail, the date that each such loss was paid, incurred, suffered or sustained, or the basis for such expected losses, and the nature of the misrepresentation, breach of warranty or covenant giving rise thereto and (iii) as may be updated from time to time by an authorized representative of Buyer to reflect any change in circumstances following the date thereof.

(dd)        “Claims” has the meaning set forth in Section 6.14(a).

(ee)        “Closing” has the meaning set forth in Section 2.3.

(ff)         “Closing Cash” means (i) the fair market value of all unrestricted cash and cash equivalents (including marketable securities, checks, bank deposits, cash deposited with third parties, cash posted for bonds or with respect to escrows, and short term investments) of the Company and the Transferred Subsidiaries, less (ii) issued but uncleared checks and bank overdrafts of the Company and the Transferred Subsidiaries, plus (iii) checks, other wire transfers, cash-in-transit and drafts which have been received by the Company and the Transferred Subsidiaries but not yet cleared, in each case, as of as of the Adjustment Time.

(gg)      “Closing Cash Consideration” means (i) one hundred and ten million dollars ($110,000,000.00), minus (ii) the Unpaid Company Transaction Expenses, minus (iii) Closing Indebtedness, plus (iv) Closing Cash, minus (v) Working Capital Deficit, if any, plus (vi) Working Capital Surplus, if any.

(hh)        “Closing Date” has the meaning set forth in Section 2.3.

(ii)       “Closing Indebtedness” means, without duplication, (i) total outstanding Indebtedness of Company and the Transferred Subsidiaries as of the Adjustment Time and (ii) Pre-Closing Taxes as of the Adjustment Time. Closing Indebtedness shall not include any Unpaid Company Transaction Expenses (and, for the avoidance of doubt, shall not include any indebtedness or other Liabilities under the Secured Notes, the Secured Note Indentures, the Unsecured Notes, or the Unsecured Note Indenture).

(jj)          “Closing Statement” has the meaning set forth in Section 2.5(b)(i).

(kk)        “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(ll)          “Code” means Internal Revenue Code of 1986, as amended.

(mm)      “Collateral Release Letter” has the meaning set forth in Section 6.6(b).

(nn)        “Company” has the meaning set forth in the introduction.

(oo)       “Company Business” means (i) the worldwide business of the Company and the Transferred Subsidiaries, and (ii) solely to the extent related to the research, design, development, testing marketing, sale, distribution or provision of and consulting services for photonics components (including high power, single mode semiconductor lasers and transmitters, detectors such as Single Photon Avalanche Diodes (SPAD) and high dynamic range avalanche photo diodes (APD)), as well as subsystem design and manufacturing for photonic and fiber optic modules, in or for purposes of markets unrelated to road vehicles, the worldwide business of the Seller and its Affiliates (other than the Company Group); provided, however, that, with respect to prong (ii) above, the “Company Business” shall not include the LiDAR Business of Seller and its Affiliates (other than the Company Group) as conducted prior to the date hereof.

(pp)        “Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

(qq)       “Company Data” means all Personal Information and sensitive and proprietary data Processed by or for any member of the Company Group.

(rr)       “Company Employee Plan” means any Employee Plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Transferred Subsidiary. For the avoidance of doubt, a Seller Employee Plan is not a Company Employee Plan.

(ss)        “Company Fundamental Representations” means the representations and warranties of the Seller and the Company set forth in Section 3.1 (Organization and Authority), Section 3.4 (Ownership of the Purchased Shares); Section 4.1 (Authority), Section 4.4(a) (Organization; Standing), Section 4.5 (Capitalization; Subsidiaries), and Section 4.22 (Brokers and Finders).

(tt)          “Company Group” means each of the Company and the Transferred Subsidiaries.

(uu)     “Company Intellectual Property” means all Company Confidential Information, Company Technology and Company Intellectual Property Rights, including the Company Registered Intellectual Property.

(vv)      “Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company and the Transferred Subsidiaries, including the Company Registered Intellectual Property.

(ww)    “Company Material Adverse Effect” means any change, state of facts event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had, or would reasonably be expected to: (a) prevent or materially impede the ability of the Company to perform any of its covenants or obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement (other than as a result of any Action or any order issued by a Governmental Authority) or (b) have a material adverse effect on the business, assets (including intangible assets) and liabilities, financial condition, or results of operations of the Company and the Transferred Subsidiaries, taken as a whole, other than (in the case of clause (b) only) any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments affecting any of the industries in which the Company and the Transferred Subsidiaries operate, (iii) changes following the date of this Agreement in any Laws or legal, regulatory or political conditions or changes following the date of this Agreement in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any strike, labor dispute, embargo, natural disaster, pandemic, epidemic, act of God, any act of terrorism, civil unrest, war, act of war (whether or not declared as such) or other armed hostilities, any regional, national or international calamity or any other similar event, or any material worsening of such conditions existing as of the date of this Agreement; (v) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)), (vi) any actions taken by the Seller or the Company as expressly required by this Agreement or the Related Agreements, (vii) any action taken at the written request of Buyer; and (viii) any event or series of events attributable to the execution or announcement or the consummation of, the Acquisition, including the impact thereof, on the loss of, or disruption in, any supplier and/or vendor relationships, or loss of personnel; provided that such Effects referenced in clauses (i) through (iv) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Company and the Transferred Subsidiaries as compared to other businesses in the industries in which the Company and the Transferred Subsidiaries operates.

(xx)       “Company Organizational Documents” means the certificate of incorporation, bylaws and similar organization documents of the Company, as amended.

(yy)        “Company Permits” has the meaning set forth in Section 4.20.

(zz)         “Company Registered Intellectual Property” has the meaning set forth in Section 4.13(b).

(aaa)      “Company Securities” means all securities of the Company, including all shares of the Company’s capital stock, all options, all warrants, all equity and equity interests, and all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company.

(bbb)     “Company Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Technology.

(ccc)     “Company Technology” means (i) all Technology conceived, first reduced to practice, authored, developed or otherwise created by or for any member of the Company and the Transferred Subsidiaries, and (ii) all Technology that otherwise embodies or is protected by Company Intellectual Property Rights.

(ddd)      “Company Top Customer” has the meaning set forth in Section 4.26(a)(i).

(eee)       “Company Top Supplier” has the meaning set forth in Section 4.26(b)(i).

(fff)        “Competing Bid” has the meaning set forth in Section 8.2.

(ggg)      “Competing Business” means any business that performs research, design, development, testing, marketing, sale, distribution or provision of consulting services for photonics components (including high power, single mode semiconductor lasers and transmitters, detectors such as Single Photon Avalanche Diodes (SPAD) and high dynamic range avalanche photo diodes (APD)), as well as subsystem design and manufacturing for photonic and fiber optic modules, in or for purposes of markets unrelated to road vehicles.

(hhh)     “Confidential Information” means information that is not generally known or readily ascertainable through proper means including confidential and proprietary algorithms, customer lists, ideas, designs, flow charts, formulas, know-how, methods, processes, programs, schematics and techniques.

(iii)         “Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

(jjj)         “Consent” has the meaning set forth in Section 3.3.

(kkk)     “Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law.

(lll)         “Consultant Proprietary Information Agreements” has the meaning set forth in Section 4.13(j).

(mmm)  “Contract” means any written or oral contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including any lease, license, mortgage, debenture, indenture, bond, loan agreement, note, guarantee, sublease, sublicense, subcontract, letter of intent, policy and purchase order).

(nnn)      “Continuing Employee” has the meaning set forth in Section 6.16(a).

(ooo)      “Covered D&O Matters” has the meaning set forth in Section 6.16(a).

(ppp)      “D&O Insurance” has the meaning set forth in Section 6.16(b).

(qqq)      “Databases” means databases, data compilations and collections, and technical data.

(rrr)        “Data Processing Obligation” means any applicable (i) Law relating to privacy, security, or data protection that is applicable to the Processing of Company Data by or for any member of the Company Group, (ii) Data Processing Policy, or (iii) binding requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard) by which any member of the Company Group is bound or with which it has publicly represented compliance, or any member of the Company Group’s obligations under any Contract by which any member of the Company Group is bound, in each case, relating to privacy, security, data protection, or the Processing of Company Data.

(sss)     “Data Processing Policy” means each published policy or notice of any member of the Company Group relating to the Processing of Company Data.

(ttt)         “Designated Parties” has the meaning set forth in Section 4.18(b).

(uuu)      “Disclosure Schedule” has the meaning set forth in Article IV.

(vvv)      “Domain Names” means domain names and web addresses, including uniform resource locators.

(www)   “DQE Approval” has the meaning set forth in Section 6.13(a).

(xxx)      “EAR” has the meaning set forth in Section 4.18(c).

(yyy)      “Effect” has the meaning set forth in Section 1.1(ww).

(zzz)       “Effective Time” has the meaning set forth in the introduction.

(aaaa)     “Electronic Delivery” has the meaning set forth in Section 10.16.

(bbbb)   “Employee” means any current or former employee, consultant, independent contractor or director employed or engaged by any member of the Company Group, including any employees on a leave of absence.

(cccc)     “Employee Agreement” means each employment, change in control, severance, agreement or Contract between Seller or any member of the Company Group, on the one hand, and any Employee, on the other hand.

(dddd)    “Employee Offer Letters” has the meaning set forth in the recitals.

(eeee)   “Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change of control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company Group or Seller, in each case, for the benefit of any Employee and with respect to which the Company Group could have any Liability or obligation, other than a multiemployer plan (as defined in Section 3(37) of ERISA) or a plan maintained by a Governmental Authority.

(ffff)       “Employee Proprietary Information Agreements” has the meaning set forth in Section 4.13(j).

(gggg)    “Employment Taxes” means, without duplication, the employer portion of any employment, payroll or similar Taxes payable with respect to any bonuses, or other compensatory payments in connection with the transactions contemplated by this Agreement.

(hhhh)    “Escrow Agent” has the meaning set forth in Section 2.2.

(iiii)       “Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among, Buyer, Seller and the Escrow Agent, a copy of which is attached hereto as Exhibit B.

(jjjj)       “Escrowed Funds” has the meaning set forth in Section 2.2.

(kkkk)    “Estimated Closing Cash Consideration” has the meaning set forth in Section 2.5(a).

(llll)       “Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

(mmmm)              “Environmental Laws” means any Law (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances; (ii) pollution or protection of employee health or safety (as related to exposure to Hazardous Substances) or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

(nnnn)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(oooo)   “ERISA Affiliate” means any other current or former Person or entity under common control with the Company or that, together with the Company could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(pppp)    “Export Control Laws” has the meaning set forth in Section 4.18(c).

(qqqq)    “Extended Lookback Period” means since January 1, 2020.

(rrrr)      “Firm” has the meaning set forth in Section 2.5(b)(i).

(ssss)      “First Lien Forbearance Agreements” means, collectively, (i) that certain forbearance agreement, effective as of October 30, 2025, by and among the Seller, certain of its Subsidiaries party thereto and Holders of the First Lien Notes party thereto; (ii) that certain forbearance agreement, effective as of November 6, 2025, by and among the Seller, certain of its Subsidiaries party thereto and Holders of the First Lien Notes party thereto; (iii) that certain forbearance agreement, effective as of November 12, 2025 by and among the Seller, certain of its Subsidiaries party thereto and Holders of the First Lien Notes party thereto; (iv) that certain forbearance agreement, effective as of November 25, 2025 by and among the Seller, certain of its Subsidiaries party thereto and Holders of the First Lien Notes party thereto and (v) that certain forbearance agreement, effective as of December 7, 2025, by and among the Seller, certain of its Subsidiaries party thereto and Holders of the First Lien Notes party thereto.

(tttt)        “First Lien Notes” means the Seller’s floating rate senior secured notes due August 15, 2028 issued pursuant to the First Lien Indenture.

(uuuu)   “First Lien Indenture” means the first lien indenture, dated August 8, 2024, by and among the Seller, the subsidiary guarantors party thereto, and GLAS Trust Company LLC, as trustee and collateral agent.

(vvvv)   “Forbearance Agreements” means, collectively, the First Lien Forbearance Agreements and the Second Lien Forbearance Agreements.

(wwww)               “Former Government Employee” has the meaning set forth in Section 4.19(t).

(xxxx)   “Fraud” means with respect to any Party, the actual and intentional common law fraud under the Laws of the State of Delaware (and not a negligent misrepresentation or omission, or any form of fraud premised on negligence, recklessness or gross recklessness) in respect of the making of the representations and warranties set forth in Article III (solely in the case of the Seller), Article IV (solely in the case of the Company), or Article V (solely in the case of Buyer), in each case, as finally determined by a court of competent jurisdiction.

(yyyy)    “GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

(zzzz)     “Government Bid” means any quotation, bid or proposal by the Company Group or any of its Subsidiaries that, if accepted or awarded, would lead to a Contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to the United States government or any state, local or foreign government, for the design, manufacture or sale of products or the provision of services by the Company or any of the Transferred Subsidiaries.

(aaaaa)   “Government Contract” means any Contract that (i) is between the Company or any of the Transferred Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, or (ii) is entered into by the Company Group or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority. For purposes hereof, a task, purchase, delivery, change or work order under a Contract will not constitute a separate Contract but will be part of the Contract to which it relates.

(bbbbb) “Governmental Authority” means any (a) U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, (b) any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, (c) any court or tribunal, (d) any arbitrator or arbitral body, (e) government-owned or controlled entity (including state-owned or state-controlled businesses or quasi-government entities), or (f) any securities exchange.

(ccccc)  “Governmental Official” means any (a) officer, agent, or employee of a Governmental Authority, (b) person acting in an official capacity for or on behalf of a Governmental Authority, (c) candidate for government or political office, or (d) member of a royal family.

(ddddd)  “Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, or that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect, under Environmental Laws; and (b) any petroleum or petroleum-derived products, per- and polyfluoroalkyl substances, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(eeeee)   “Inbound Invention Assignment Agreement” means any Contract, other than a Standard Invention Assignment Agreement, pursuant to which any third party has assigned or transferred, or agreed to assign or transfer, any Technology or Intellectual Property Rights to the Company Group.

(fffff)     “Incidental Inbound Licenses” means (i) any standard, non-negotiated licenses for Shrink Wrap Code; (ii) any Open Source Licenses governing the Company’s use of Open Source Software; (iii) Standard Invention Assignment Agreements; (iv) Standard Nondisclosure Agreements; and (v) Contracts containing an inbound license to use third party Intellectual Property Rights where such license is incidental to the primary purpose of such Contract (such as an inbound license to use a Person’s Trademarks in a Contract for which the primary purpose is such Person performing services for the Company).

(ggggg) “Indebtedness” means all Liabilities, without duplication, including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated)), (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) under capital leases classified as such under GAAP; (iv) under any letter of credit or banker’s acceptance, in each case to the extent drawn; (v) under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance or other similar agreement or combination thereof designed to protect against fluctuations in currency value; (vi) under deferred compensation agreements; (vii) under severance plans or bonus plans of the Company accrued prior to Closing; (viii) for net liabilities under any Contract for cash received in excess of revenue earned as reflected in each of the quickbooks accounts of the Company numbered 20402030100 and 2070230100 (with respect to liabilities) and 2040121210 and 2070121210 (with respect to assets), which such quickbooks accounts shall be netted against each other (provided, however, that this clause (viii) may not be less than zero); (ix) sales, use, transfer, value-added, goods and services, and similar Tax reserves related to EM4, LLC; (x) for balances withheld from payroll for any Employee Plan; or (xi) for guarantees of the obligations described in the preceding clauses (i) through (x), inclusive, of this definition of any other Person. For the avoidance of doubt, (x) any termination or other fee payable in connection with the termination or repayment of any Indebtedness shall constitute Indebtedness and (y) Indebtedness shall not include any Unpaid Company Transaction Expenses.

(hhhhh)  “Indemnitees” has the meaning set forth in Section 6.16(a).

(iiiii)     “In-License” means any license or other Contract pursuant to which a third Person has licensed or granted any right to any member of the Company Group in or to any Technology or Intellectual Property Rights (including by making available any Technology to the Company Group or any Employee as a service or on an application service provider basis).

(jjjjj)     “Intellectual Property Rights” means all rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship and Mask Works, including rights in Databases and rights granted under the Copyright Act; (ii) Patent Rights; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (iv) rights in, arising out of, or associated with Confidential Information, including trade secret rights; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with Domain Names; and (viii) any similar, corresponding or analogous rights to any of the foregoing.

(kkkkk) “Inventions” means inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.

(lllll)      “IRS” means the United States Internal Revenue Service.

(mmmmm)           “ISRA” has the meaning set forth in Section 6.13(a).

(nnnnn)  “ISRA Approvals” has the meaning set forth in Section 6.13(a).

(ooooo)  “ITAR” has the meaning set forth in Section 4.18(c).

(ppppp)  “Joint Written Instructions” means written instructions from Seller or Seller Escrow Representative and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto, directing the Escrow Agent to deliver the Escrowed Funds as provided for under this Agreement.

(qqqqq) “Know-How” means non-public and proprietary information, including trade secrets, ideas, inventions and invention disclosures, data, technology, platforms, formulas, compositions, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other know-how, whether or not protected by patent or copyright Law.

(rrrrr)   “Knowledge of the Company” means the actual knowledge of Thomas Beaudoin, Mark Batzdorf, Mark Itzler, Milan Mashanovitch, Gordon Morrison and William Wen.

(sssss)    “Knowledge of the Seller” means the actual knowledge of the Chief Financial Officer and the Chief Business Officer of Seller and their inquiry of their direct reports.

(ttttt)      “Law” means any federal, state, municipal or local, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, standard ordinance, code, edict, resolution, promulgation, rule, regulation, order, judgment, ruling, writ, injunction, decree or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(uuuuu)  “Leased Premises” has the meaning set forth in Section 4.10(b).

(vvvvv) “Liabilities” means, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, costs, expenses, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

(wwwww)            “License Agreement” has the meaning set forth in Section 2.6(a)(viii).

(xxxxx) “LiDAR Business” means the business of designing, developing, testing, manufacturing, producing, packaging, labeling, using, selling, offering to sell, distributing, marketing, and otherwise commercializing or exploiting light detection and ranging hardware and software systems (such activities as they are conducted on the date hereof) to enable autonomy, safety, and security applications for the customers set forth on Schedule 1.1(xxxxx).

(yyyyy)  “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, restriction, conditional sale or other title retention agreement, other than those restrictions on transfer that arise under applicable securities Laws.

(zzzzz)   “Lookback Period” means the period since January 1, 2023.

(aaaaaa)               “Losses” means any and all claims, losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties, fees and expenses, including attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigation, defending against, prosecuting, or settling any of the foregoing) and court or arbitration costs.

(bbbbbb)             “Mask Work” means any mask work, layout, topography or other design feature with respect to any integrated circuit.

(cccccc)                “Material Contract” has the meaning set forth in Section 4.11(b).

(dddddd)              “Maximum Amount” has the meaning set forth in Section 6.14(d).

(eeeeee)                “NJDEP” has the meaning set forth in Section 6.13(a).

(ffffff)                   “Nonparty Affiliates” has the meaning set forth in Section 10.17.

(gggggg)               “Objection Disputes” has the meaning set forth in Section 2.5(b)(i).

(hhhhhh)               “Objection Statement” has the meaning set forth in Section 2.5(b)(i).

(iiiiii)     “OGI Services Agreement” has the meaning set forth in Section 2.6(a)(x).

(jjjjjj)     “Open Source License” means (i) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License and the GNU Affero General Public License); (ii) any Creative Commons license, or any license that is substantially similar to those listed at http://www.opensource.org/licenses/; and (iii) any license that (A) requires the licensor to permit reverse-engineering of the licensed Technology or other Technology incorporated into, derived from or distributed with such licensed Technology; or (B) requires the licensed Technology or other Technology incorporated into, derived from, or distributed with such licensed Technology (1) be distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; (3) be distributed at no charge; or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

(kkkkkk)               “Open Source Software” has the meaning set forth in Section 4.13(l).

(llllll)    “Order” means any award, writ, injunction, judgment, stay, temporary restraining order, order, decree, ruling, subpoena, verdict, decision, or other restraint promulgated, entered, issued, made, or rendered by any Governmental Authority, including any order entered by the Bankruptcy Court in the Chapter 11 Cases (including the Sale Order).

(mmmmmm)      “Ordinary Course License” means any (i) non-exclusive Contract between the Company Group and a customer entered into in the Ordinary Course of Business that does not permit further resale or distribution, (ii) non-exclusive license to use Company Intellectual Property contained in a Contract entered into in the Ordinary Course of Business, where the primary purpose of such Contract is to receive inbound services (such as an outbound license to use the Company’s Trademarks in an inbound services agreement), or (iii) Standard Nondisclosure Agreement.

(nnnnnn)              “Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.

(oooooo)           “Out-License” means any Contract to which any member of the Company Group is a party, or has material obligations, pursuant to which any member of the Company Group has (i) granted to any third party any rights or licenses to any Company Intellectual Property other than Ordinary Course Licenses; or (ii) provided or agreed to provide any Company Technology to a third Person as a service or on an application service provider basis.

(pppppp)              “Outbound Investment Rules” has the meaning set forth in Section 4.18(e).

(qqqqqq)              “Outside Date” has the meaning set forth in Section 9.2(b).

(rrrrrr)    “Party” or “Parties” has the meaning set forth in the introduction.

(ssssss)  “Patent Rights” means all rights (other than trade secret rights) in, arising out of, or associated with Inventions, including all rights granted under the Patent Act, including any patent or patent application, utility model, or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement.

(tttttt)    “Permits” means all material permits, concessions, grants, franchises, licenses and other similar authorizations or approvals issued by or obtained from a Governmental Authority.

(uuuuuu)             “Permitted Liens” means: (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice; (iii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (iv) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, title exceptions or encumbrances disclosed in policies, reports or title insurance delivered to Buyer prior to the date hereof that do not materially interfere with the current use or occupancy of the Leased Premises or the business conducted thereon; (v) zoning, entitlement and other land use and environmental regulations issued by any Governmental Authority that do not materially interfere with the current use or occupancy of the Leased Premises or the business conducted thereon and that are not violated in any material respect by the current use or occupancy of the Leased Premises; (vii) in the case of the Company Intellectual Property, non-exclusive licenses granted in the Ordinary Course of Business; (viii) any right, title or interest of a lessor, sublessor or licensor of any Leased Premises; and (ix) all Liens disclosed in Section 1.1(uuuuuu) of the Disclosure Schedule.

(vvvvvv)             “Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

(wwwwww)        “Personal Information” means all data and information that: (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or (ii)  constitutes “personal information”, “personal data”, or any similar term under applicable Law.

(xxxxxx)               “Petition Date” has the meaning set forth in the recitals.

(yyyyyy)           “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

(zzzzzz)                “Pre-Closing Period” has the meaning set forth in Section 6.2.

(aaaaaaa)             “Pre-Closing Tax Period” means (i) any Tax period that ends on or before the Closing Date; and (ii) in the case of any Straddle Period, the portion of such period that ends on the Closing Date.

(bbbbbbb)           “Pre-Closing Taxes” means, without duplication, (A) the amount of any unpaid income Taxes of the Company and each of the Transferred Subsidiaries (provided, that Taxes measured based on gross receipts or sales and franchise Taxes imposed for the privilege of doing business shall not constitute income Taxes for purposes of this Agreement) with respect to any Pre-Closing Tax Period (or portion thereof) to the extent such income Taxes are not reflected on any Seller Consolidated Return for any Pre-Closing Tax Period (or portion thereof) or the Straddle Period, which amount shall (i) to the extent allowed under applicable Law (at a “more likely than not” or higher level of confidence), take into account any Tax assets arising from a Pre-Closing Tax Period that are deductible in a Pre-Closing Tax Period to the extent actually available to offset the Tax liability of the Company and each of the Transferred Subsidiaries for such period (including any Transaction Tax Deductions allocated to a Pre-Closing Tax Period under Section 6.9(g)), (ii) take into account applicable estimated (or other prepaid) Tax payments paid to the appropriate Taxing Authority prior to Closing, (iii) exclude any Tax liabilities for which accruals or reserves have been properly and adequately established and expressly reflected on the Business Financial Statements, (iv) exclude any Taxes attributable to (A) any action taken by Buyer or any of its Affiliates (including the Company and the Transferred Subsidiaries) after the Closing (including, for the avoidance of doubt, on the Closing Date but after the Closing) or (B) any amendment of any Tax Returns for any Pre-Closing Tax Period, Tax election that has retroactive effect to any Pre-Closing Tax Period, or entry into  any voluntary disclosure or similar agreement with respect to any Pre-Closing Tax Period, in each case to the extent occurring after the Closing, (v) unless otherwise required by applicable Law, be determined in accordance with past practices (including reporting positions, elections and tax accounting methods) of the Company and the Transferred Subsidiaries in preparing their applicable Tax Returns, (vi) be determined in accordance with Section 6.9(g), (vii) [Reserved]; (viii) exclude any Taxes with respect to a Post-Closing Tax Period, (ix) exclude Seller’s portion of the Transfer Taxes for which they are responsible pursuant to Section 6.9(c), and (x) exclude any Taxes of Buyer or any of its Affiliates (including the Company and each of the Transferred Subsidiaries after the Closing Date), and (B) Taxes attributable to (i) the Reorganization, (ii) Section 6.18 (Elimination of Intercompany Accounts), or (iii) Section 6.19 (Corporate Actions), in each case to the extent not reflected on the Seller Consolidated Return. Pre-Closing Taxes shall not include any Taxes or other amounts included in Indebtedness, Working Capital or that otherwise reduced the Closing Cash Consideration.

(ccccccc)              “Primary Indemnitor” has the meaning set forth in Section 6.16(a).

(ddddddd)         “Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data or information.

(eeeeeee)              “Purchased Shares” has the meaning set forth in the recitals.

(fffffff)   “RAO” has the meaning set forth in Section 6.13(a).

(ggggggg)             “Real Property Leases” has the meaning set forth in Section 4.10(b).

(hhhhhhh)         “Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all Domain Names, all registered Trademarks and applications therefor, all registered copyrights, and all patents and all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(iiiiiii)    “Related Agreements” means the License Agreement, TSA, Escrow Agreement, OGI Services Agreement, Confidentiality Agreement and all other agreements, consents, instruments and certificates entered into by the Parties in connection with the Acquisition.

(jjjjjjj)   “Related Party” means with respect to a Person, any current or former director or officer or any current stockholder, employee, member, partner, or other Affiliate of such Person.

(kkkkkkk)             “Released Claims” has the meaning set forth in Section 6.14(b).

(lllllll)                   “Releasees” has the meaning set forth in Section 6.14(b).

(mmmmmmm)     “Releasor” has the meaning set forth in Section 6.14(b).

(nnnnnnn)          “Relevant Service Provider” means any employee, contractor, consultant, or other similar service provider of the Company or any member of the Company Group as of the Closing Date who continues as an employee, contractor, consultant, or other similar service provider of Buyer or the Company or any of their Affiliates following the Closing Date.

(ooooooo)          “Reorganization” means the transfer, whether through a distribution or sale, at Seller and the Company’s sole election, of all of the equity interests in BFE Acquisition Sub II, LLC dba Black Forest Engineering from the Company to Seller or one of its Subsidiaries (other than a member of the Company Group).

(ppppppp)            “Reorganization Plan” has the meaning set forth in Section 6.8.

(qqqqqqq)            “Reporting Entities” has the meaning set forth in Section 4.6(a).

(rrrrrrr)            “Representative” means with respect to a Person, such Person’s officers, securityholders, employees, directors, Affiliates, investment bankers, attorneys, accountants, or other agents, advisors or representatives.

(sssssss)                “Required Conditions” has the meaning set forth in Section 6.15(g)(ii).

(ttttttt)                “Restricted Period” means the period of time beginning as of the Effective Time and ending on the three (3) year anniversary of the Closing Date.

(uuuuuuu)           “Restricted Territory” means (i) all counties in all of the states of the United States of America in which any member of the Company Group conducts business as of the Closing Date and (ii) any other countries which any member of the Company Group conducts business as of the Closing Date.

(vvvvvvv)             “Restricted Countries” has the meaning set forth in Section 4.18(b).

(wwwwwww)    “Retained Subsidiary” means each Subsidiary of the Company set forth on Section1.1(wwwwwww) of the Disclosure Schedule.

(xxxxxxx)            “Run-out Period” has the meaning set forth in Section 6.16(c).

(yyyyyyy)             “RWI Excluded Claims” means a breach of a representation and warranty that is the subject of a Claim Notice made by Buyer prior to the Expiration Time where such breach is excluded from coverage under the RWI Policy in Section III.B thereof (other than sections (i) through (vii) (each such exclusion a “Deal Exclusion”).”

(zzzzzzz)             “RWI Policy” means the Buyer-Side Representations and Warranties Insurance Policy issued to Buyer in effect as of the Closing.

(aaaaaaaa)             “Sanctioned Parties” has the meaning set forth in Section 4.18(b).

(bbbbbbbb)           “Sanctions” has the meaning set forth in Section 4.18(b).

(cccccccc)            “Sale Motion” means the motion or motions of the Seller, in form and substance reasonably acceptable to Buyer and Seller, seeking approval and entry of the Bidding Procedures Order and Sale Order under section 363 of the Bankruptcy Code.

(dddddddd)          “Sale Order” means an Order of the Bankruptcy Court reasonably acceptable to Buyer and Seller, with such changes as are required by the Bankruptcy Court, approving this Agreement and all Related Agreements and all of the terms and conditions hereof, and approving and authorizing the Seller to consummate the Acquisition, which shall be binding on the Seller and any successors or assigns of the Seller and shall, among other things (a) approve pursuant to sections 105 and 363 of the Bankruptcy Code (i) the execution, delivery and performance by the Seller of this Agreement with Buyer, (ii) the sale of the Purchased Shares to Buyer on the terms set forth herein and free and clear of all Liens (other than Permitted Liens), and (iii) the performance by the Seller of its obligations under this Agreement; (b) find that Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Buyer is not a successor to the Seller, and grant Buyer the protections of Section 363(m) of the Bankruptcy Code; (c) find that Buyer shall have no Liability or responsibility for any Liability or other obligation of the Seller arising under or related to the Purchased Shares other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity; and (d) find that consummation of the transactions contemplated by this Agreement shall not constitute a fraudulent transfer by the Company under applicable bankruptcy and other applicable Law.

(eeeeeeee)            “SBIR” has the meaning set forth in Section 4.19(i).

(ffffffff)                “Secondary Indemnitors” has the meaning set forth in Section 6.16(b).

(gggggggg)          “Second Lien Forbearance Agreements” means, collectively, (i) that certain forbearance agreement, effective as of October 30, 2025, by and among the Seller, certain of its Subsidiaries party thereto and Holders of the Second Lien Notes party thereto; (ii) that certain forbearance agreement, effective as of November 6, 2025, by and among the Seller, certain of its Subsidiaries party thereto and Holders of the Second Lien Notes party thereto; (iii) that certain forbearance agreement, effective as of November 12, 2025 by and among the Seller, certain of its Subsidiaries party thereto and Holders of the Second Lien Notes party thereto; (iv) that certain forbearance agreement, effective as of November 25, 2025 by and among the Seller, certain of its Subsidiaries party thereto and Holders of the Second Lien Notes party thereto and (v) that certain forbearance agreement, effective as of December 7, 2025, by and among the Seller, certain of its Subsidiaries party thereto and Holders of the Second Lien Notes party thereto.

(hhhhhhhh)         “Second Lien Notes” means the Seller’s 9.0% convertible second lien senior secured notes and 11.5% convertible second lien senior secured notes, each due January 15, 2030, issued pursuant to the Second Lien Indenture.

(iiiiiiii)              “Second Lien Indenture” means the second lien indenture, dated August 8, 2024, by and among the Seller, the subsidiary guarantors party thereto, and GLAS Trust Company LLC, as trustee and collateral agent.

(jjjjjjjj)                  “Secured Notes” means the First Lien Notes and the Second Lien Notes.

(kkkkkkkk)          “Secured Note Indentures” means the First Lien Indenture and the Second Lien Indenture.

(llllllll)                  “Securities Act” has the meaning set forth in Section 5.6.

(mmmmmmmm)  “Security Incident” has the meaning set forth in Section 4.13(o).

(nnnnnnnn)          “Seller” has the meaning set forth in the introduction.

(oooooooo)          “Seller Claims” has the meaning set forth in Section 6.14(a).

(pppppppp)        “Seller Consolidated Return” means any Tax Return for a Consolidated Group that includes Seller. For the avoidance of doubt, “Seller Consolidated Return” shall not include any pro forma or standalone U.S. federal, state or local Tax Returns solely with respect to the Company and the Transferred Subsidiaries.

(qqqqqqqq)          “Seller Employee Plan” means any Employee Plan which is or has been maintained, contributed to, or required to be contributed to, by Seller. For the avoidance of doubt, a Company Employee Plan is not a Seller Employee Plan.

(rrrrrrrr)                “Seller Party Transaction” has the meaning set forth in Section 4.25(a)(ii).

(ssssssss)              “Seller Releasees” has the meaning set forth in Section 6.14(a).

(tttttttt)                  “Seller Releasor” has the meaning set forth in Section 6.14(a).

(uuuuuuuu)          “Shrink Wrap Code” means any generally commercially available software in executable code form that is available for a one-time or annual fee (whichever is higher) of not more than U.S. $250,000.

(vvvvvvvv)         “Solvent” means, when used with respect to any person that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(wwwwwwww)   “Standard Form Agreements” has the meaning set forth in Section 4.13(e).

(xxxxxxxx)        “Standard Invention Assignment Agreements” means Contracts with Employees on the forms of the Employee Proprietary Information Agreements or the Consultant Proprietary Information Agreements.

(yyyyyyyy)       “Standard Nondisclosure Agreements” means nondisclosure or confidentiality Contracts entered into by the Company in the Ordinary Course of Business and that do not differ materially in substance from the applicable Standard Form Agreement.

(zzzzzzzz)            “Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

(aaaaaaaaa)        “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its subsidiaries; or (ii) such Person or any subsidiary of such Person is a general partner (excluding any such partnership where such Person or any subsidiary of such Person does not have a majority of the voting interest in such partnership).

(bbbbbbbbb)        “Systems” means the computer, information technology and data processing systems, facilities and services used by, and in the custody or control of, the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company.

(ccccccccc)          “Target Working Capital” means $8,100,000.

(ddddddddd)       “Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority; (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, including any Liability for Taxes of any Person imposed pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or otherwise by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(eeeeeeeee)           “Tax Law” means any Law relating to Taxes.

(fffffffff)              “Tax Return” means any return, report, information statement, estimate or claim for refund with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof), and, where permitted or required, affiliated, combined, consolidated, unitary, aggregate or similar returns for any group of entities that includes the Company.

(ggggggggg)        “Taxing Authority” means the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

(hhhhhhhhh)        “Technology” means, any: (i) Works of Authorship; (ii) Mask Works; (iii) Inventions; (iv) Confidential Information; (v) Databases; (vi) Trademarks; (vii) Domain Names; and (viii) tangible embodiments of the foregoing, in any form or medium whether or not specifically listed in this definition and whether or not incorporated into any product of the Company Group.

(iiiiiiiii)                 “Termination Fee” has the meaning set forth in Section 8.1.

(jjjjjjjjj)                 “Third Party Action” has the meaning set forth in Section 6.15(g)(i).

(kkkkkkkkk)        “Third Party Claim Notice” has the meaning set forth in Section 6.15(g)(i).

(lllllllll)              “Trademarks” means words, names, symbols, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks.

(mmmmmmmmm)           “Transaction Expenses” means all fees, costs and expenses (whether or not billed or invoiced prior to the Closing) incurred by the Company and the Transferred Subsidiaries in connection with the Acquisition as of immediately prior to the Closing, including (i) all legal, accounting, tax, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Acquisition; (ii) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the Acquisition; (iii) any severance, retention, bonus, change-of-control or similar payment to any Employee by the Company Group solely in connection with the Closing pursuant to any Contract, Employee Plan or pursuant to applicable Laws; and (iv) any Employment Taxes related to amounts referred to in clause (iii) of this definition (the Liabilities described in clauses (iii) of this definition, the “Change in Control Payments”), and any Transfer Taxes allocated to Seller pursuant to Section 6.9(c).

(nnnnnnnnn)       “Transaction Tax Deductions” means, without duplication, any item of loss, deduction, or credit resulting from or attributable to (A) Transaction Expenses, and (B) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Company or any the Transferred Subsidiaries with respect to the payment of Closing Indebtedness in connection with the transactions contemplated under this Agreement or included as a liability in Working Capital, in each case, which are expected to be deductible for any taxable period ending on or before the Closing Date at a “more likely than not” or higher confidence level for U.S. federal income tax purposes by the Company or any the Transferred Subsidiaries in connection with the transactions contemplated hereby. Subject to Section 6.9(g)(iii), the Parties hereto and their Affiliates shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success based fees included in Transaction Expenses.

(ooooooooo)      “Transferred Subsidiaries” mean each Subsidiary of the Company set forth on Section 1.1(ooooooooo) of the Disclosure Schedule.

(ppppppppp)        “Transfer Taxes” has the meaning set forth in Section 6.9(c).

(qqqqqqqqq)         “TSA” has the meaning set forth in Section 2.6(a)(ix).

(rrrrrrrrr)              “Unpaid Company Transaction Expenses” means all Transaction Expenses that remain unpaid as of the Adjustment Time.

(sssssssss)           “Unsecured Indenture” means the indenture, dated December 17, 2021, by and among the Seller and U.S. Bank National Association, as trustee.

(ttttttttt)                “Unsecured Notes” means the Seller’s 1.25% convertible senior notes due December 15, 2026 issued pursuant to the Unsecured Indenture.

(uuuuuuuuu)        “WARN Act” has the meaning set forth in Section 4.15(f).

(vvvvvvvvv)        “Willful Breach” means a material breach of any representation, warranty, covenant or agreement made by Buyer, the Seller, or the Company in this Agreement which would, in any case, prevent the satisfaction of or result in the failure of any condition to the obligations of Buyer (in the case of a breach by the Seller or the Company) or the Seller and the Company (in the case of a breach by Buyer) at the Closing, and that is a consequence of an act or failure to act by such breaching party with the knowledge (including knowledge that such party reasonably should have had after making due inquiry) that the taking of such action or failure to take such action would cause a material breach of this Agreement.

(wwwwwwwww)          “Working Capital” means, as of the Adjustment Time, (a) the current assets of the Company and the Transferred Subsidiaries set forth on Exhibit C attached hereto, minus (b) the current liabilities of the Company and the Transferred Subsidiaries set forth on Exhibit C attached hereto, in each case, calculated on a consolidated basis, after eliminating any intercompany amounts; provided, that Working Capital shall (i) exclude, without duplication, the Closing Cash, any Closing Indebtedness, any Unpaid Company Transaction Expenses, any amounts consisting of income Tax assets or income Tax liabilities (including, for the avoidance of doubt, any Pre-Closing Taxes) and (ii) be calculated as set forth on Exhibit C (and for the avoidance of doubt, the parties intend that, in calculating Working Capital, the “Deferred Revenue – Contract Liability” and “Deferred Revenue – Contract Assets” line items in Exhibit C shall exclude the values set forth in the quickbooks accounts numbered 20402030100 and 2070230100, and 2040121210 and 2070121210, it being understood that such amounts are addressed by clause (viii) of the definition of Indebtedness).

(xxxxxxxxx)       “Working Capital Deficit” means the amount (if any) by which Working Capital is less than the Target Working Capital.

(yyyyyyyyy)        “Working Capital Surplus” means the amount (if any) by which Working Capital is greater than the Target Working Capital.

(zzzzzzzzz)         “Works of Authorship” means published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form) and documentation.

1.2          Certain Interpretations.

(a)        When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)         Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity will be deemed to include all direct and indirect Subsidiaries of such entity.

(c)         When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(d)          Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(e)         The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

(f)           When used herein, references to “$” or “Dollars” are references to U.S. dollars.

(g)         The information in the Disclosure Schedule is disclosed under separate section and subsection references that correspond to the sections and subsections of this Agreement to which such information is pertinent. Any information in the Disclosure Schedule qualifies any and all sections or subsections of the Disclosure Schedule to the to the extent that it is reasonably apparent on its face from a reading of the applicable Disclosure Schedule item that such item is pertinent.

(h)          The meaning assigned to each capitalized term defined and used herein is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning.

(i)         When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(j)          A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k)         All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l)         The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)        The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n)          The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o)         No summary of this Agreement or any Exhibit or Schedule (including the Disclosure Schedule) delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)         The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties, subject to Section 10.11. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q)        For purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions will mean that the Seller has, or have caused the Company to have: (i) posted such materials to the electronic data room maintained by the Company through Box and have given Buyer and its Representatives access to the materials so posted not less than twenty-four (24) hours prior to the execution and delivery of this Agreement; (ii) set forth such materials in the Schedules or the Disclosure Schedule; or (iii) otherwise made such materials available in writing to Buyer or its Representatives not less than twenty-four (24) hours prior to the execution and delivery of this Agreement.

ARTICLE II
PURCHASE AND SALE OF PURCHASED SHARES; CLOSING

2.1        Purchase and Sale of the Purchased Shares. Subject to the terms and conditions hereof, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Seller, all right, title and interest in and to the Purchased Shares, free and clear of all Liens. As a result of the Acquisition, the Company will, upon the occurrence of the Closing, become a wholly owned Subsidiary of Buyer, and Buyer will, by virtue of the completion of the Acquisition, become the record and beneficial owner of all of the issued and outstanding shares of Company Common Stock and there shall be no outstanding options, warrants or rights to subscribe for or purchase any Company Securities.

2.2       Cash Consideration Deposit. Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Buyer shall immediately deposit with Citigroup N.A., in its capacity as escrow agent (the “Escrow Agent”) the aggregate amount of $11,000,000 (the “Escrow Amount”) by wire transfer of immediately available funds (such amount, together with all accrued investment income thereon, if any, the “Escrowed Funds”), to be held by the Escrow Agent or released by the Escrow Agent and delivered to either Buyer or Seller in accordance with the provisions of the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrowed Funds shall be handled as follows (and the Parties shall execute and deliver Joint Written Instructions to provide that):

(a)          if the Closing occurs, the Escrowed Funds shall be applied towards the Closing Cash Consideration payable by Buyer to Seller under Section 2.4 and shall continue to be held by Escrow Agent for the satisfaction of Claim Notices pursuant to Section 10.3 hereof;

(b)         if this Agreement is terminated by the Seller (i) pursuant to Section 9.2(d), or (ii) by Buyer pursuant to Section 9.2(b), at a time when the Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d) the Escrowed Funds, together with all accrued investment income thereon (if any), shall be delivered to the Seller; and

(c)         if this Agreement is terminated for any reason other than (i) by Seller pursuant to Section 9.2(d) or (ii) by Buyer pursuant to Section 9.2(b), at a time when the Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d), then the Escrowed Funds, together with all accrued investment income thereon (if any), shall in each case be returned to Buyer. Closing. The closing of the Acquisition (the “Closing”) will take place remotely via the electronic exchange of executed documents and other closing deliverables on a Business Day as promptly as practicable, but in any event no later than the second (2nd) Business Day, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII, or such time or place as Buyer and the Seller shall have agreed in writing. The date upon which the Closing actually occurs shall be referred to as the “Closing Date.”

2.4         Closing Payment. In consideration for the sale of the Purchased Shares and the other transactions contemplated hereby, at the Closing, Buyer shall pay to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller an amount equal to Closing Cash Consideration less the Escrowed Funds (which, for the avoidance of doubt, the Parties shall execute and deliver Joint Written Instructions to the Escrow Agent to cause such amounts to continue to be held by the Escrow Agent pursuant to this Agreement).

2.5          Estimated Closing Cash Consideration Adjustment.

(a)         Estimated Closing Cash Consideration. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”), certified as true, correct and complete by an authorized officer of the Seller for and on the Company’s behalf, that sets forth the Company’s good faith estimate of the Closing Cash Consideration (the “Estimated Closing Cash Consideration”), including each of the components thereof, together with reasonably detailed supporting documents for the calculation of the Estimated Closing Cash Consideration, including each of the components thereof. During the period commencing on the date of delivery of such draft Estimated Closing Statement and ending at the Closing, the Company will respond to, and will instruct its accountants to respond to, reasonable inquiries or reasonable requests for information from Buyer or its accountants, advisors, or agents with respect to the Estimated Closing Statement and the calculations therein.

(b)          Final Calculations.

(i)         Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller a statement setting forth Buyer’s good faith calculation of (A) Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any, implied thereby), (B) the Closing Cash, (C) the Closing Indebtedness, (D) the Unpaid Company Transaction Expenses and (E) the Closing Cash Consideration resulting therefrom (the “Closing Statement”) together with reasonably detailed supporting documents for the calculation of the Closing Cash Consideration, including each of the components thereof. Buyer’s calculation of the Working Capital, the Working Capital Surplus (if any), Working Capital Deficit (if any), the Closing Cash, the Closing Indebtedness, and the Unpaid Company Transaction Expenses set forth in the Closing Statement shall be prepared and calculated in good faith, and in the manner and on a basis consistent with the terms of this Agreement and the Accounting Principles and the definitions herein, and shall be in the same form and include the same line items as the Estimated Closing Statement (and the Estimated Closing Cash Consideration and the components thereof), and shall otherwise (1) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Acquisition, (2) be based on facts and circumstances as they exist on the Closing Date, and (C) exclude the effect of any decision or event occurring after the Closing. In furtherance of the foregoing, Buyer acknowledges and agrees that the Accounting Principles are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies. After delivery of the Closing Statement, the Seller and its accountants and other representatives shall be permitted to make inquiries of, and request documents, information and supporting details from, Buyer and the Company and their accountants and other representatives regarding the Closing Statement and Buyer and the Company will respond to, and will instruct their accountants to respond to, such inquiries and requests (including by providing such reasonably requested information). If, following the delivery of the Closing Statement, the Seller has any objections to the Closing Statement, the Seller shall deliver to Buyer a statement (an “Objection Statement”) setting forth its objections in reasonable detail (including Seller’s alternative calculation of the Closing Cash Consideration) (the “Objection Disputes”) to the Closing Statement. If an Objection Statement is not delivered by the Seller to Buyer within thirty (30) days after receipt of the Closing Statement, then the Closing Statement as originally sent by Buyer shall be the final Closing Statement that is final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Seller shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement the Seller and Buyer shall jointly engage, and submit each unresolved Objection Dispute to a nationally recognized independent accounting or valuation firm mutually agreeable to Buyer and the Seller (the “Firm”), in which event “Firm” shall mean such firm. The Firm shall be requested to render a written determination of the unresolved Objection Disputes (acting as an expert and not as an arbitrator) within forty-five (45) days following its retention, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single written presentation (which presentations shall be limited to the unresolved Objection Disputes) submitted by each of Buyer and the Seller to the Firm within fifteen (15) days after its retention (which the Firm shall forward to the other Party) and (C) one (1) written response submitted to the Firm within fifteen (15) days after receipt of each presentation (which the Firm shall forward to the other Party) and not on independent review. No discovery shall be permitted and no hearing shall be held. In resolving any Objection Disputes, the Firm may not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or the Seller, or less than the lowest value for such item claimed by either Buyer or the Seller, in each case, as presented to the Firm, and the Firm will limit its review to matters specifically set forth in the Objection Statement. Neither Buyer nor the Seller (or their respective Affiliates or Representatives) may have or conduct any ex parte communications, either written or oral, with the Firm. The Firm’s determination of such Objection Disputes shall be final and binding upon the Parties and not subject to review by a court or other tribunal absent manifest error. The terms of appointment and engagement of the Firm shall be as reasonably agreed upon between Buyer and the Seller, and any associated engagement fees shall be allocated between Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Seller claims the Closing Cash Consideration is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by the Seller, and if the Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Firm shall be allocated forty percent (40%) (i.e., 200 ÷ 500) to Buyer and sixty percent (60%) (i.e., 300 ÷ 500) to the Seller. Except as provided in this Section 2.5(b)(i), all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Firm shall be borne by the Party incurring such costs and expense. The process set forth in this section shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of Working Capital, the Closing Cash, Closing Indebtedness or the Unpaid Company Transaction Expenses, in each case, except in the case of fraud. For the avoidance of doubt, the Parties agree that at Closing the Acquisition will be fully effective and Purchased Shares will be fully and finally transferred to Buyer notwithstanding the process set forth in this section.

(ii)         If the Closing Cash Consideration as finally determined pursuant to this Section 2.5 is greater than the Estimated Closing Cash Consideration, Buyer shall promptly (but in any event within ten (10) Business Days after the final Closing Statement is determined pursuant to Section 2.5(b)(i)) pay to the Seller by wire transfer of immediately available funds to the accounts designated by the Seller, an amount equal to the amount by which the Closing Cash Consideration is greater than the Estimated Closing Cash Consideration.

(iii)       If the Closing Cash Consideration as finally determined pursuant to this Section 2.5 is less than the Estimated Closing Cash Consideration, Seller shall promptly (but in any event within ten (10) Business Days after the final Closing Statement is determined pursuant to Section 2.5(b)(i)) pay to Buyer by wire transfer of immediately available funds to the accounts designated by Buyer, an amount equal to the amount by which the Closing Cash Consideration is less than the Estimated Closing Cash Consideration.

(iv)       If the Closing Cash Consideration as finally determined pursuant to this Section 2.5 is equal to the Estimated Closing Cash Consideration, no payments shall be made by either Buyer or the Seller to the other as a result of this Section 2.5.

2.6          Closing Deliveries.

(a)         Deliveries by the Seller and the Company. At the Closing, the Seller shall (or shall cause the Company to), in the manner and form, and to the locations, reasonably specified by Buyer, deliver to Buyer the following:

(i)         stock certificates evidencing the Purchased Shares, duly endorsed in blank or accompanied by duly executed stock powers, in each case sufficient to vest in Buyer good and valid title to all Purchased Shares, free and clear of all Liens;

(ii)         resignation letters in a form reasonably acceptable to Buyer executed by each of the directors of the Company and each Transferred Subsidiary resigning from such person’s positions as directors of the Company and the Transferred Subsidiaries, as applicable;

(iii)      a certificate, validly executed by an authorized officer of the Seller for and on the Company’s behalf, which represents that the conditions to the obligations of Buyer set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been satisfied in full (unless otherwise waived in accordance with the terms hereof);

(iv)        a certificate of the Secretary of the Company, dated as of the date of this Agreement, certifying (A) the Company Organizational Documents, copies of which shall be attached to such certificate; and (B) the incumbency and signatures of the officers of the Company executing the agreements, certificates, instruments and other documents executed by or on behalf of the Company in connection with this Agreement or otherwise in connection with the Acquisition, copies of which actions shall be attached to such certificate;

(v)        good standing certificates issued by the Secretary of State of the State of Delaware or California, as applicable, with respect to the Company and each of the Transferred Subsidiaries dated as of a date within five (5) Business Days prior to the Closing Date;

(vi)        an IRS Form W-9 duly executed by the Seller;

(vii)      duly executed (A) Collateral Release Letters in form and substance reasonably acceptable to Buyer from each creditor (or the appropriate trustee or agent acting on behalf of a group of creditors), as applicable, set forth on Schedule 2.6(a)(vii) and (B) supplemental indentures to the Secured Notes Indentures to permit the Acquisition in form and substance reasonably acceptable to Buyer;

(viii)      the duly executed copy of the license agreement between the Seller, Buyer and Company in the form attached as Exhibit D (the “License Agreement”) by each of the Seller and Company;

(ix)        the duly executed copy of the transition services agreement between the Seller, Buyer and Company in the form attached as Exhibit E (the “TSA”) by each of the Seller and Company;

(x)          the duly executed copy of the services agreement between the Seller, Buyer and Company in the form attached as Exhibit F (the “OGI Services Agreement”) by each of the Seller and Company;

(xi)       the duly executed copy of the Joint Written Instructions, directing the Escrow Agent to retain the Escrowed Funds; and

(xii)      evidence of the consummation of the Reorganization and the Intercompany Elimination, including any and all evidence of and documents related thereto as may be reasonably requested by Buyer.

(b)          Deliveries by Buyer. At the Closing, Buyer shall deliver to the Seller the following:

(i)          the duly executed copy of the License Agreement by Buyer;

(ii)         the duly executed copy of the TSA by Buyer;

(iii)        the duly executed copy of the OGI Services Agreement by Buyer;

(iv)       the duly executed copy of the Joint Written Instructions, directing the Escrow Agent to retain the Escrowed Funds;

(v)       a certificate, validly executed by an authorized officer of Buyer, which represents that the conditions to the obligations of the Seller and the Company set forth in Sections 7.3(a) and 7.3(b) have been satisfied in full (unless otherwise waived in accordance with the terms hereof); and

(vi)        the Estimated Closing Cash Consideration less the Escrowed Funds.

2.7         Withholding. Each of the Company and Buyer shall be entitled to deduct and withhold from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable Laws. To the extent that amounts are so withheld and timely paid by the Company, any of the Transferred Subsidiaries or Buyer to the applicable Taxing Authorities on behalf of the Seller or any other Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent Buyer believes that any payment under this Agreement will be subject to any deduction or withholding in respect of Taxes, Buyer shall use commercially reasonable efforts to notify the Seller of its intention to so deduct or withhold and provide the Seller with reasonable opportunity (and in any event no later than ten (10) days prior to making any payment hereunder) to provide such forms, certificates or other documentation as would permit such payment to be made without any such deduction or withholding or at a reduced rate of deduction or withholding. Buyer acknowledges and agrees that, other than a deduction and/or withholding attributable to the failure of the Seller to provide the IRS Form W-9 described in Section 2.6(a)(vi), no withholding applies to the Closing Cash Consideration under Chapter 3 or Chapter 4 of the Code as in effect on the date hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Buyer, except as set forth in the Disclosure Schedule, as follows:

3.1          Organization and Authority. The Seller is duly organized, validly existing and in good standing under the Laws of its formation. Except for such authorizations required by the Bankruptcy Court, including the entry of the Sale Order, the Seller possesses all requisite authority and power necessary to execute and deliver, as applicable, this Agreement, the Related Agreements to which Seller is a party and each certificate and other instrument required hereby to be executed and delivered by the Seller pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller, as applicable, of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered pursuant hereto, and the consummation by the Seller of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of the Seller. No corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Related Agreements or any other certificate or instrument required to be executed and delivered by the Seller pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. This Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Seller pursuant hereto, as applicable, has been duly and validly executed and delivered by the Seller, as applicable, and, assuming the due authorization, execution and delivery by Buyer, as applicable, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) entry of the Sale Order by the Bankruptcy Court.

3.2         No Conflicts. Other than the entry of the Sale Order by the Bankruptcy Court, the execution and delivery of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Seller, as applicable, pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Seller pursuant hereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, in each case, will not (a) conflict with or violate the certificate of incorporation or bylaws of the Seller or the Company Organizational Documents; (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or waiver under, or result in the loss of any benefit to which the Company or the Transferred Subsidiaries is entitled under any Contract, Permit, Lien or other interest to which the Seller, Company or any Transferred Subsidiary is a party, by which the Seller is bound or to which the Purchased Shares or any assets of the Company or the Transferred Subsidiaries are subject; (c) result in the creation or imposition of any Lien on the Purchased Shares or any assets of the Company or the Transferred Subsidiaries; or (d) violate any Laws applicable to the Seller, Company or any of the Transferred Subsidiaries or any of their respective properties or assets, except, in the case of clauses (b), (c) and (d), as would not, individually or on the aggregate, be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole.

3.3        Governmental Filings and Consents. Other than the entry of the Sale Order by the Bankruptcy Court, no consent, approval, order or authorization of, or registration, declaration, notice or filing with (each, a “Consent”), any Governmental Authority is required on the part of the Seller in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Seller, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, order or authorization or to make such registration, declaration, notice or filing would not, individually or in the aggregate, be expected to be material to Seller and its subsidiaries, taken as a whole.

3.4         Ownership of the Purchased Shares. The Seller has good and valid title to, and is the record and beneficial owner of, all of the issued and outstanding shares of Company capital stock, which consists of 1,000 shares of Company Common Stock, free and clear of all Liens, and at the Closing shall deliver to Buyer good and valid title to such shares, free and clear of all Liens. Neither the Seller nor any other person owns, or has the right to acquire, directly or indirectly, any other Company Securities. Except for the shares of Company Common Stock held beneficially and of record by the Seller, there are no outstanding Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company. Neither the Seller nor any holder of Indebtedness of the Seller nor any prior registered, direct or beneficial holder of the Company Securities, if any, is a party to any voting trust, shareholder agreement, right of first refusal, registration right, proxy or other agreement or understanding with respect to the voting or transfer of any Company Securities.

3.5         Legal Proceedings. There are no Actions pending or, to the Knowledge of the Seller, threatened in writing against or by the Seller or any controlled Affiliate that challenge or seek to prevent, enjoin, or otherwise materially delay the Acquisition, except, in each case, as would not individually or in the aggregate reasonably be expected to be material to the Seller, the Company, the Transferred Subsidiaries or the Company Business.

3.6       Brokers and Finders. Other than Jefferies LLC, the Seller has not engaged any brokers, finders or agents in connection with the Purchased Shares, and Buyer has not incurred nor will incur, directly or indirectly, as a result of any action taken by the Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Purchased Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer, except as set forth in the disclosure schedules delivered concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), as follows:

4.1         Authority. Except for such authorizations required by the Bankruptcy Court, including the entry of the Sale Order, the Company has all necessary corporate power and authority to execute and deliver, as applicable, this Agreement, the Related Agreements and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company, as applicable, of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered pursuant hereto, and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary corporate action on the part of the Company. No corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Related Agreements or any other certificate or instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. This Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, as applicable, has been duly and validly executed and delivered by the Company, as applicable, and, assuming the due authorization, execution and delivery by Buyer, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) entry of the Sale Order by the Bankruptcy Court.

4.2         No Conflicts. Other than the entry of the Sale Order by the Bankruptcy Court, the execution and delivery of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Company, as applicable, pursuant hereto, the compliance with the provisions of this Agreement, the Related Agreements, and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, in each case, will not (a) conflict with or violate the Company Organizational Documents; (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, result in the prepayment of any liabilities of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under any Contract, Permit, or other material interest to which the Company is a party, by which the Company is bound or to which the Purchased Shares or the assets of the Company are subject; (c) result in the creation or imposition of any Lien on the Purchased Shares or, except for any Permitted Liens, any assets of the Company; or (d) violate in any material respect any Laws applicable to the Company or any of its properties or assets, except in the case of clauses (b), (c) and (d), as would not be material to the Company and the Transferred Subsidiaries, taken as a whole. There are no agreements granting to any third party any right of first opportunity or right of first refusal related to any Company assets, Company Intellectual Property, or future revenues or profits of the Company.

4.3         Governmental Filings and Consents. Other than the entry of the Sale Order by the Bankruptcy Court, no Consent of any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by the Company, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for any Consents that if not obtained or made would not be material to the Company and the Transferred Subsidiaries, taken as a whole.

4.4         Organization; Standing.

(a)        Organization; Standing. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct the business of the Company as currently conducted and as currently proposed to be conducted. The Company is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(b)       Organizational Documents. The Company has made available to Buyer true, correct and complete copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of any provision of the Company Organizational Documents.

4.5          Capitalization; Subsidiaries.

(a)         Capitalization. The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, all of which are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are owned, of record and beneficially, by the Seller. The Seller does not own, or have the right to acquire, directly or indirectly, any other Company Securities. The Company does not maintain, and has never maintained, any stock option plans or other equity compensation related plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All Company Securities that have ever been issued or granted by the Company have been issued and granted in compliance with all applicable securities Laws. None of the Company Securities were issued in violation of any preemptive rights or other rights to subscribe for or purchase Company Securities. Except for the shares of Company Common Stock held beneficially and of record by the Seller, there are no outstanding Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized, issued or outstanding. The Company does not have any obligation (whether written, oral, contingent or otherwise), and the Company has not made any promise or agreed to any other arrangement, to issue any subscription, warrant, option, convertible security or other right, or to issue any Company Securities or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no Contracts, commitments or agreements relating to the voting of, or that provides registration rights with respect to, any Company Securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no Contracts between the Company and any holder of its securities or others, or among any holders of its securities, relating to the Acquisition (including rights of co-sale, first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act, or voting of the Company Securities or with respect to board of directors observation, information or redemption rights.

(b)         Absence of Certain Rights. There are no co-sale, voting, registration, first refusal, board observation, information or redemption rights applicable to any shares of Company Common Stock that by their terms survive the Closing.

(c)          Subsidiaries.

(i)        Section 4.5(c)(i) of the Disclosure Schedule sets forth each Transferred Subsidiary and, with respect to each Transferred Subsidiary, the equity interests owned by the Company or any other Transferred Subsidiary. Except as listed in Section 4.5(c) of the Disclosure Schedule, the Company does not have any Subsidiaries, and neither the Company nor any of the Transferred Subsidiaries otherwise owns any shares of capital stock or any interest in, or control, directly or indirectly, any Person or have any obligation to purchase any shares of capital stock of any Person. All issued and outstanding shares or other equity interests of each Transferred Subsidiary are (i) owned, of record and beneficially, directly or indirectly by the Company free and clear of all Liens, (ii) duly authorized and validly issued and are fully paid and nonassessable, and (iii) except as set forth in the Company Organizational Documents, not subject to any rights of co-sale, first refusal, anti-dilution or pre-emptive right, or similar right. No claim has been made or to the Knowledge of the Company, threatened, by or on behalf of any Person, to the Company or any of the Transferred Subsidiaries in writing or, to the Knowledge of the Company, orally asserting that any Person other than the Company or any of the Transferred Subsidiaries is the record or beneficial owner of, member of, or has the right to acquire record or beneficial ownership of, any securities (including any subscription, warrant, option, convertible security or any other equity-linked securities) of, or any other voting, equity, or ownership interest in any of the Transferred Subsidiaries.

(ii)         Each of the Transferred Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct the business of such Transferred Subsidiary as currently conducted and as currently proposed to be conducted. Each Transferred Subsidiary is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, result in a Company Material Adverse Effect. Each Transferred Subsidiary that is a limited liability company has, at all times, had at least one member and has not dissolved, terminated or liquidated.

(iii)        The Company has made available to Buyer true, correct and complete copies of the organizational documents of each of the Transferred Subsidiaries as currently in effect. The organizational documents of each of the Transferred Subsidiaries are in full force and effect and none of the Transferred Subsidiaries are in material violation of any provision of their respective organizational documents.

4.6         Financial Statements; Internal Controls.

(a)          Financial Statements. Attached to Section 4.6(a) of the Disclosure Schedule are the following (i) unaudited deal-basis balance sheets of the Company and the Transferred Subsidiaries (the “Reporting Entities”) as of December 31, 2023 and December 31, 2024, and the related deal-basis income statements for the Reporting Entities for the years ended 2023 and 2024; and (ii) unaudited deal-basis balance sheets of the Reporting Entities as of December 31, 2024, and the related deal-basis income statement for the Reporting Entities for the six month period ended June 30, 2025; and such deal-basis statements collectively, the “Business Financial Statements”). The Business Financial Statements (A) are derived from the books and records of the Seller, which books and records were prepared in accordance with the GAAP (except that they do not contain footnotes or normal recurring year-end audit adjustments, none of which, individually or in the aggregate, are material to the Company Business) applied on a consistent basis throughout the periods indicated and consistent with each other except, if applicable, as may be indicated in the notes thereto; (B) fairly present in all material respects the financial position of the Reporting Entities on the dates indicated therein and the results of operations of the Reporting Entities for the periods specified therein (subject, in the case of deal-basis statements, to normal recurring year-end audit adjustments, which would not reasonably be expected to be material, individually or in the aggregate, to the Company Business); and (C) provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (1) the Reporting Entities have not operated as separate standalone entities and have received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Reporting Entities would incur on a standalone basis, and (2) the Business Financial Statements have been prepared solely for purposes of this Agreement and do not include adjustments required or elections made pursuant to GAAP in the preparation of audited financial statements.

(b)         Internal Controls.  The Reporting Entities have established and maintain a system of internal accounting controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements by Seller for external purposes in accordance with GAAP. During the Lookback Period, the Reporting Entities have had no significant deficiencies or material weakness in the design or operation of their internal controls that could adversely affect in any material manner, the Reporting Entity’s ability to record, process, and report financial data. There has been no material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Reporting Entities or their internal accounting controls or any material inaccuracy in the Reporting Entities’ financial statements. During the Lookback Period, there have been no reports or instances of fraud, whether or not material, that involve the Reporting Entities’ management or Employees who have a material role in the preparation of the Business Financial Statements or the internal accounting controls utilized by the Reporting Entities, or any credible claim or allegation regarding any of the foregoing. Except as described in the Business Financial Statements, there has been no material change in any of the Reporting Entities’ accounting methods, practices or policies (including any change in depreciation or amortization policies or rates).

4.7          Absence of Changes.

(a)       Generally. Since July 31, 2025, (i) the Company Business has operated in the Ordinary Course of Business; and (ii) no Company Material Adverse Effect has occurred.

(b)          Specific Items.

(i)    Without limiting the generality of Section 4.7(a), since July 31, 2025, the Company has not:

a)         Other than in connection with the Reorganization, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

b)         Materially increased any compensation or fringe benefits payable to, or paid any bonus or granted any increase in severance or termination pay, to any Person or otherwise materially changed any of the terms of employment or service for any of its Employees;

c)         entered into any loan or advanced any money or other property with any of its Employees outside the Ordinary Course of Business; or

d)       hired, terminated, or implemented any other material change to the employment status or title of any employee, consultant or contractor of the Company whose annual base compensation exceeds $200,000.

(ii)  Without limiting the generality of Section 4.7(a), since July 31, 2025, no member of the Company Group, with respect to the Company Business, has:

a)         mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its properties or material assets, tangible or intangible;

b)           acquired or disposed of any assets or properties having a value in excess of $250,000 in the aggregate;

c)          forgiven or cancelled any debts or claims, or waived any rights, having a value in excess of $100,000 in the aggregate;

d)          incurred any capital expenditure or made a commitment with respect to any capital expenditure in an amount exceeding $250,000 in the aggregate;

e)          with respect to each of the Company and the Transferred Subsidiaries, made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes in any material way, agreed to or settled any material claim or assessment in respect of Taxes, entered into any closing agreement in respect of Taxes, filed any material amended Tax Return or extended or waived any of the limitation periods applicable to any claim or assessment in respect of Taxes in each case, to the extent such action would (or reasonably be expected to) materially increase the Taxes of the Company or any Transferred Subsidiaries for any Tax period (or portion thereof) beginning after the Closing Date;

f)           revalued any of its assets (whether tangible or intangible) related to the Company Business, including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $250,000 in the aggregate;

g)           sold, licensed, assigned or disposed of, or suffered any Lien placed upon, any Company Intellectual Property (other than Ordinary Course Licenses);

h)         incurred any damage, destruction or loss to any material property or material assets of the Company Business, whether or not covered by insurance; or

i)            entered into any agreement, commitment or obligation to do any of the foregoing.

4.8       Absence of Undisclosed Liabilities. The Company has no Liabilities (required to be reflected in financial statements prepared in accordance with the Accounting Principles or the notes thereto), except for (i) current Liabilities that are reflected in the Business Financial Statements, (ii) liabilities that have arisen since July 31, 2025 in the Ordinary Course of Business (none of which is a liability in respect of any breach of Contract, breach of warranty, tort or violation of Law), and (iii) other Liabilities which would not be material to the Company and the Transferred Subsidiaries, taken as a whole.

4.9          Taxes.

(a)         Tax Returns. All income and other material Tax Returns required to be filed by or on behalf of the Company and each of the Transferred Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time to make such filings), and, as of the time of filing, all such Tax Returns are true, complete and correct in all material respects. All income and material Taxes shown as due and payable by or on behalf of the Company or any of the Transferred Subsidiaries on such Tax Returns have been fully and timely paid.

(b)       Payment. All material amounts of Taxes which the Company and each of the Transferred Subsidiaries was obligated to withhold from amounts owing to any employee, creditor, owner or third party have been duly and timely withheld and paid over to the appropriate Taxing Authority.

(c)       Claims. No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of the Transferred Subsidiaries does not file a Tax Return such that the Company or any of the Transferred Subsidiaries is or may be subject to taxation in that jurisdiction. There is no legal proceeding or claim in respect of any income and other material amounts of Taxes or income and other material Tax Return now proposed in writing or pending against or with respect to the Company or any of the Transferred Subsidiaries.

(d)         Extensions; Waivers. Neither the Company nor any of the Transferred Subsidiaries has (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481 or Section 263A of the Code or any similar provision of any Tax Law; (ii) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax law with respect to the Company; or (iii) except for automatic exclusions, requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid. Neither the Company nor any of the Transferred Subsidiaries will be required to include any material amounts in income or gain in, or exclude any material items of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date; (B) any prepaid amount or deferred revenue received on or prior to the Closing Date; (C) the use of an incorrect method of accounting, or a change in method of accounting for a Taxable period ending on or prior to the Closing Date; (D) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code); or (E) any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date. Neither the Company nor any of the Transferred Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(e)          No Private Letter Rulings. None of the Company or any of the Transferred Subsidiaries is subject to any private letter ruling or comparable rulings of any Taxing Authority.

(f)          No Liens. There are no Tax liens upon any of the assets of the Company or the Transferred Subsidiaries, other than Permitted Liens.

(g)          No Consolidated Group. Neither the Company nor any of the Transferred Subsidiaries has been a member of any consolidated, combined, affiliated, unitary, aggregate or similar group of corporations for any Tax purposes (other than a group of which the Seller is the common parent corporation). Neither the Company nor any of the Transferred Subsidiaries has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), other than as a result of being a member of a group of which the Seller was the common parent, as a transferee or successor, by Contract, by operation of Law or otherwise. The Company and the Transferred Subsidiaries are not, and have never been, a party to or bound by any Tax sharing, allocation, indemnity or similar Contract, nor do they have any obligations under any such agreement.

(h)      Absence of Status. Neither the Company nor any of the Transferred Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(i)         Certain Transactions. The Company has not and none of the Transferred Subsidiaries have consummated or participated in, and are not currently participating in, a “listed transaction” (other than a “loss transaction”) within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b).

(j)          Transfer Pricing. The Company and the Transferred Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws (including Section 482 of the Code), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(k)        Foreign Taxes. Neither the Company nor any of the Transferred Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(l)         Compliance. Since July 2023, neither the Company nor any Transferred Subsidiary has received any written notice, claim or inquiries from any Taxing Authority regarding any material outstanding escheat, abandoned or unclaimed property liability. There is no material escheat, abandoned, or unclaimed property obligation with respect to property or other assets held or owned by the Company or any Transferred Subsidiary.

(m)        Sales Tax. All material sales, use, transfer, value-added, goods and services, and similar Taxes required to be collected by the Company and the Transferred Subsidiaries have been timely collected and remitted to the appropriate Taxing Authority, and all Tax exemption certificates and other documentation required to support an exemption from any such Taxes has been properly furnished to and retained by the Company and the Transferred Subsidiaries.

(n)         General. Notwithstanding any other provision in this Agreement, (i) the representations and warranties in this Section 4.9 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company and the Transferred Subsidiaries, (ii) no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Company or any of the Transferred Subsidiaries after the Closing Date, and (iii) none of Buyer or any of its Affiliates (including, after the Closing, the Company or the Transferred Subsidiaries) may rely on any of the representations and warranties in this Section 4.9 with respect to any position taken in or any Taxes with respect to any Post-Closing Tax Period.

4.10        Property.

(a)          No Real Property. The Company does not currently own, and has never owned, any real property nor is the Company party to any agreement to purchase or sell any real property.

(b)         Real Property Leases. Section 4.10(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Premises”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date of the lease, license, sublease or other occupancy right and each amendment thereto. The Company has provided Buyer with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Premises, including all amendments, terminations and modifications thereof (“Real Property Leases”). All such Real Property Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any material breach of or constitute an event of default (or an event that with notice or lapse of time or both would become an event of default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Real Property Leases, or otherwise adversely affect the continued use and possession of the Leased Premises. The Leased Premises are in good operating condition and repair and are suitable for the conduct of the business as presently conducted therein. There are no other parties occupying or with a right to occupy the Leased Premises. The Company has not received any written notices of any violations of Law regarding the Leased Premises.

(c)         Leased Premises. Neither the operation of the Company on the Leased Premises nor such Leased Premises violate any Law relating to such property or operations thereon in any material respect. There are no material surrender and restoration obligations on the Leased Premises. The Company has performed, in all material respects, all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases. The Company is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

4.11        Contracts.

(a)          Material Contracts. Section 4.11 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which a member of the Company Group is a party or by which any member of the Company Group or any of the Company Group’s assets or properties are bound:

(i)        any Contract or series of related Contracts pursuant to which the Company Group has made expenditures or payments in excess of $300,000 in the aggregate in the eighteen (18) months preceding the date of this Agreement related to the Company Business and for which the Company has ongoing obligations or rights thereunder, other than Real Property Leases, Employee Plans and Employee Agreements;

(ii)        any employment contract or commitment of any member of the Company Group with any Employee that provides for annual compensation that could exceed $100,000, other than at-will employment agreements providing no severance or other post-termination benefits;

(iii)        any agreement obligating any member of the Company Group to indemnify any Person, other than (A) Contracts on Standard Form Agreements; (B) Real Property Leases or (C) indemnification obligations entered into in the Ordinary Course of Business;

(iv)        any Contract for the purchase, lease, license or rental of equipment in excess of $100,000 on a one-time or annual basis (inclusive of any payments which may have been made by any member of the Company Group);

(v)         any Contract that will not expire in accordance with its terms and that a member of the Company Group may not terminate in its discretion with ninety (90) or fewer days’ notice during the twelve (12)-month period following the date of this Agreement without Liability or other further material obligations, other than (A) indemnification obligations entered into in the Ordinary Course of Business, (B) nondisclosure or confidentiality provisions in Contracts entered into in the Ordinary Course of Business; (C) Employee Agreements entered into with Employees that do not differ in any material respect from the Company’s form Employee Proprietary Information Agreement and (D) Real Property Leases;

(vi)       any In-Bound Licenses and Out-Bound Licenses listed or required to be listed in Section 4.13(d) of the Disclosure Schedule;

(vii)       any partner, distributor, reseller, revenue sharing, sales representative or similar Contract;

(viii)     any Contract (A) limiting the freedom of any member of the Company Group to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property; (B) under which a member of the Company Group grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person; or (C) otherwise limiting the right of any member of the Company Group to (1) sell, distribute, provide, make available, or manufacture any products. services, or Technology; (2) charge desired prices for use or distribution of any Company product; (3) purchase or otherwise obtain any services or any software or other Technology; or (4) grant reseller or distribution rights to third parties;

(ix)       any Contract restricting the ability of a member of the Company Group to hire or solicit potential Employees other than Standard Form Agreements;

(x)        all Contracts pursuant to which a member of the Company Group has agreed to any material restriction on its right to use or enforce any Company Intellectual Property Rights (other than nonexclusive licenses to Company Intellectual Property granted by a member of the Company Group in the Ordinary Course of Business and that do not otherwise grant any exclusive rights);

(xi)        all Contracts pursuant to which a member of the Company Group has agreed to transfer or sell rights in or with respect to any Technology or Intellectual Property Right that is or was Company Intellectual Property;

(xii)       any Contract providing for the development of any Technology, independently or jointly, by or for the Company, other than Standard Invention Assignment Agreements;

(xiii)      (A) any (1) Contract of the Company evidencing Indebtedness to any Person; (2) capitalized lease obligation; or (3) commitment to provide any of the foregoing; or (B) any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xiv)      any Contract entered into during the five (5) year period prior to the date of this Agreement for the past, present or future disposition of any portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or, as relates to the Company Business, the Company Group, or the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xv)       any Contract relating to the formation, creation, operation, management, or control of a joint venture, partnership, or other similar arrangement with one or more Persons;

(xvi)       any referral, affiliate marketing, joint marketing or similar Contract;

(xvii)     any settlement agreement of any member of the Company Group that relates to the Company or the Company Business;

(xviii)   any Contract with any Governmental Authority or any subcontract to any Contract with any Governmental Authority;

(xix)       any Contract with any Company Top Customer;

(xx)        any Contract with any Company Top Supplier;

(xxi)      any Contract between the Seller and any other Person with respect to the acquisition, disposition or voting of, or any other matters pertaining to, any of the Purchased Shares;

(xxii)     any Contract that, following the Closing, would or would purport to require Buyer or any of its Affiliates (other than the Company) to grant any license under material Intellectual Property Rights; and

(xxiii)     any Real Property Lease.

(b)        Validity. Each Contract set forth in Section 4.11(a) of the Disclosure Schedule (such Contracts, together with each Contract required to be set forth in such Section of the Disclosure Schedule in order to make the representation and warranty corresponding thereto true and complete, whether or not actually disclosed therein, a “Material Contract”) is a valid and binding agreement of the Company (or the Company Group with respect to Contracts listed on Section 4.11(a)(ii) of the Disclosure Schedule) and is in full force and effect in accordance with its terms. The Company (or the Company Group with respect to the Material Contracts) (i) has complied in all material respects with the provisions of each Material Contract, and (ii) is not in default or material breach under the terms of any Contract (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance that would, upon receipt of notice or with the passage of time, constitute a default or give rise to a right of termination). The consummation of the Acquisition will not give rise to any such default or material breach. To the Knowledge of the Company, there currently exist no facts or circumstances that would serve as a basis for any default or material breach of any Contract to which the Company or is a party. (A) The Company has not failed to satisfy (and no Person has claimed or threatened to claim in writing or, to the Knowledge of the Company, orally, that the Company has failed to satisfy) any service level requirement, minimum performance guaranty or similar commitment or arrangement under any Contract to which the Company is a party or by which the Company or any of its assets is bound, and (B) there is no basis for such a claim. During the Lookback Period, the Company Group has not provided any (1) material refund, credit or other compensation or allowance to any Person as a result of any service level requirement, minimum performance guaranty or similar commitment or arrangement; or (2) other material refund, credit, or other compensation or allowance to any Person under any Contract to which the Company is a party or by which the Company or any of its assets is bound. To the Knowledge of the Company, no other party to any Material Contract is in material default or breach of such Material Contract. The Company has not amended or waived in any material respect, granted any material consent under, or released or assigned any material right to any claims under, any Material Contract, or received notice of termination by a third party with respect to any Material Contract.

4.12        Employee Benefit Plans and Compensation.

(a)       Employee Plans. Section 4.12(a) of the Disclosure Schedule contains a true, correct and complete list of each material Employee Plan and each material Employee Agreement, other than offer letters for at-will employment, forms of which have been made available to Buyer and are listed on Section 4.12(a) of the Disclosure Schedule, entered into between the Company, on the one hand, and any Employee, on the other hand, in the Ordinary Course of Business and that do not provide for severance or other change in control related benefits (other than as required by applicable Law) or otherwise deviate from the forms in any material respect. Section 4.12(a) of the Disclosure Schedule separately sets forth a list of each material Company Employee Plan. The Company has not made any plan or commitment to (A) establish or enter into any new Company Employee Plan or Employee Agreement; or (B) modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing or as required by this Agreement).

(b)       Documents. The Company has made available to Buyer (i) complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan’s assets; (iv) the most recent summary plan description together with any summary of material modifications thereto required under ERISA or by any other applicable Law with respect to each Company Employee Plan; (v) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee(s) relating to any Company Employee Plan and any proposed Company Employee Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedule, or other events that could result in any Liability to the Company; (vii) all material correspondence to or from any Governmental Authority relating to any Company Employee Plan; (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all non-discrimination tests, reports and summaries thereof for each Company Employee Plan for the three most recent plan years, if required; and (x) the most recent IRS (or any other applicable Taxing Authority) determination or opinion letter issued with respect to each applicable Company Employee Plan.

(c)          Employee Plan Compliance. The Company Group has performed all obligations required to be performed by it under, is not in default or violation in any material respect of, and, to the Knowledge of the Company, there is no default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. Any Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, obtained a favorable determination, notification, advisory or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is reasonably expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or threatened in writing or, to the Knowledge of Seller, orally by the IRS, the United States Department of Labor or any other Governmental Authority with respect to any Employee Plan. The Company is not subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company Group and has timely made all contributions and other material payments required by and due under the terms of each Company Employee Plan. There are no outstanding and unpaid claims under the Seller’s group health plans as of the Closing.

(d)       No Pension Plan, Funded Welfare Plans or MEWAs. The Company Group has never maintained, established, sponsored, participated in or contributed to any (i) “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “funded welfare plan” within the meaning of Section 419 of the Code; or (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(e)         Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company Group contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company has not at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(f)          No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance or health benefits to any Employee (or his or her eligible beneficiaries) for any reason, except as may be required by COBRA or other applicable Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by COBRA or other applicable Law.

(g)      280G. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code.

(h)        Section 409A. Each Company Employee Plan and Employee Agreement that is in whole or in part a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in compliance with, and the document(s) evidencing such plan comply with, Section 409A of the Code and all guidance and regulations issued thereunder. Neither the Company nor any ERISA Affiliate of the Company has any obligation to compensate any individual for any Taxes which may be imposed under Section 409A of the Code.

4.13        Intellectual Property.

(a)         Technology. All material Company Technology was developed solely by either (i) employees of the Company Group acting within the scope of their employment; or (ii) contractors, consultants or other Persons who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company Group.

(b)        Registered Intellectual Property. Section 4.13(b) of the Disclosure Schedule (i) lists all material Registered Intellectual Property owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company (“Company Registered Intellectual Property”), indicating for each item of Company Registered Intellectual Property, the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction and (ii) lists any material actions that must be taken by the Company Group within 90 days after the date hereof with respect to perfecting, maintaining, or renewing any of the foregoing, including the payment of any fees or the filing of any documents, applications or certificates. All necessary fees in connection with any material Company Registered Intellectual Property that are or will be due for payment, and all documents and certificates that are or will be due for filing, on or before the Closing Date have been or will be timely paid or timely filed for the purposes of maintaining such Company Registered Intellectual Property. The Company Group has recorded each assignment of material Registered Intellectual Property to the Company Group by a third Person and from the Company Group to the Company with each relevant Governmental Authority.  Neither the Company nor any of the Transferred Subsidiaries has received a disclosure of any material Inventions from an employee of the Company Group for which corresponding Patent Rights have not been registered or applied for.

(c)          Title to and Enforceability of Company Intellectual Property. Except as set forth in Section 4.13(c) of the Disclosure Schedule, the Company (or a member of the Company Group) is the sole and exclusive owner of each material item of Company Intellectual Property, free and clear of any Liens, and has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation thereof. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Company. All Company Intellectual Property Rights are sustaining and, to the Knowledge of the Company, valid and enforceable. Section 4.13(c) of the Disclosure Schedule lists any proceedings or actions before any court or tribunal to which the Company Group is a party in which claims are raised relating to the validity, enforceability, scope, or ownership of any issued Company Registered Intellectual Property. The Company Group has not permitted any material Technology or any material Intellectual Property Right that is or was Company Intellectual Property to enter into the public domain. The Company Group has not transferred full or partial ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Company Intellectual Property.

(d)       In-Licenses and Out-Licenses. Section 4.13(d)(i) of the Disclosure Schedule lists (i) all Inbound Invention Assignment Agreements; and (ii) all material In-Licenses, other than Incidental Inbound Licenses. Section 4.13(d)(ii) of the Disclosure Schedule lists all material Out-Licenses, other than Ordinary Course Licenses.

(e)         Standard Form Agreements. Copies of the Company’s standard forms of (i) customer agreements, (ii) distributor, reseller, or referral agreements, and (iii) confidentiality or nondisclosure agreements (collectively, the “Standard Form Agreements”) that are either: (1) currently in use; or (2) were used during the Lookback Period and materially deviate from the agreements currently in use, have been made available to Buyer prior to the execution of this Agreement.

(f)         No Infringement. Except as would not be material to the Company Group, taken as a whole (i) the Company Group has not, during the Extended Lookback Period, infringed, misappropriated, violated or otherwise made unlawful use of the Intellectual Property Rights of any other Person, and (ii) the operation of the Company Business as conducted during the Extended Lookback Period, currently conducted and as currently proposed to be conducted by the Company, including the design, development, delivery, promotion, provision, operation, support and maintenance of the Company products, has not and does not infringe, misappropriate, violate or make unlawful use of any Intellectual Property Rights of any Person, violate any right of any Person, or constitute unfair competition or trade practices under any Laws. Since the Lookback Period, the Company Group has not received written notice from any Person claiming that such operation or any action by the Company Group, any Company product or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, makes any unlawful use of any Technology or Intellectual Property Rights of any Person, violates the rights of any Person or constitutes unfair competition or trade practices pursuant to the Laws of any jurisdiction (nor, to the Knowledge of the Company, is there any basis therefor).

(g)         Third Party Rights. No third party that has licensed Intellectual Property Rights or provided any Technology to the Company Group has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property Rights in any improvements or derivative works made solely or jointly by any member of the Company Group that are, or at the time of such retention or assignment were, material to the Company Business.

(h)          Effects of Transaction. Neither this Agreement nor the Acquisition will cause or result in, in each case pursuant to Contracts of any member of the Company Group: (i) release of, or any right to request release of, any source code of Buyer or any of its Affiliates (including the members of the Company Group); (ii)  Buyer or any of its Affiliates (including the members of the Company Group) to be obligated to pay any royalties, fees, or other consideration with respect to Systems, other Technology or Intellectual Property Rights of any third Person in excess of those payable by the Company (or a member of the Company Group) in the absence of this Agreement or the consummation of the Acquisition; or (iii) any material restriction on the Company’s ability to transfer or license any Company Intellectual Property Rights.

(i)           No Third Party Infringement.  Except as would not be material to the Company Group, taken as a whole, to the Knowledge of the Company, no Person is infringing, misappropriating, violating or otherwise making unlawful use of any Company Intellectual Property, or has done so previously. The Company has taken commercially reasonable security measures, in accordance with standard industry practice, including measures designed to protect against unauthorized disclosure, to protect the secrecy, confidentiality, and value of Know-How included in the Company Intellectual Property or which a third party has provided to the Company under an obligation of confidentiality, including requiring each Person with access to such Know-How, to execute a binding confidentiality agreement to the extent such Persons are not otherwise bound by substantially similar confidentiality obligations by virtue of their role or status.

(j)          Proprietary Information Agreements. Copies of the Company Group’s standard form of Employee Agreement containing any assignment or license of Intellectual Property Rights (collectively, the “Employee Proprietary Information Agreements”) and the Company Group’s standard form of professional services, development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property Rights (the “Consultant Proprietary Information Agreements”), in each case that are either: (1) currently in use; or (2) were used during the Lookback Period and materially deviate from the agreements currently in use, have been made available to Buyer prior to the execution of this Agreement. All current and former Employees of the Company Group who have been or are currently involved in the development of any material Company Intellectual Property have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement without excluding or reserving any Technology or Intellectual Property Rights related to or necessary for the Company Business as currently conducted or as currently proposed to be conducted. The Company Group has taken reasonable steps to protect the confidentiality of its trade secrets and other Confidential Information and those of any third Persons that have been provided to the Company.

(k)          No Government Funding. Except as set forth in Section  4.13(k) of the Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any material Company Intellectual Property.

(l)          Use of Open Source Software. The Company Group has not used any software that is licensed under an Open Source License (“Open Source Software”) in any manner that (i) requires the disclosure or distribution of any Company Source Code (other than such unmodified Open Source Software); (ii) requires the licensing of any Company Intellectual Property Rights for the purpose of making derivative works; (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iv) creates, or purports to create, obligations for the Company Group with respect to any Company Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Company Intellectual Property Rights; or (v) imposes any other material limitation, restriction or condition on the right of the Company Group to use or distribute any Company Intellectual Property. With respect to any Open Source Software that is or has been used by the Company Group, the Company has been and is in material compliance with all applicable licenses with respect thereto.

(m)       Source Code. Neither the Company Group nor, to the Knowledge of the Company, any Person acting on its behalf has disclosed, delivered or licensed to any Person, or agreed to disclose, deliver or license to any Person, any Company Source Code, except for disclosures to Employees pursuant to agreements that prohibit use and disclosure except for use in the performances of services to the Company Group. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will or could reasonably be expected to result in the delivery, license or disclosure of any material Company Source Code to any third party.

(n)         Privacy and Data Processing. The Company Group and, to the Knowledge of the Company, all third Persons acting on behalf of the Company Group that have access to or otherwise Process Company Data on behalf of the Company Group, comply, and during the Lookback Period, have complied, in each case, in all material respects, with all Data Processing Obligations. The execution, delivery and performance of this Agreement, and the transfer of all Company Data to Buyer in connection with the same, in each case, by the Company Group, will not materially violate any applicable Data Processing Obligation. Copies of all currently published, public-facing Data Processing Policies have been made available to Buyer. No disclosures contained in any Data Processing Policy have been materially inaccurate, misleading, deceptive or in material violation of applicable Data Processing Obligations. There is no, and during the Lookback Period there has been no, complaint or any audit (aside from ordinary course internal audits conducted by or for the Company Group), proceeding, investigation or claim pending against, the Company Group or, to the Knowledge of the Company, any of their customers or processors (in the case of customers and processors, solely to the extent relating to any member of the Company Group) by any Person with respect to privacy, security, data protection, or the Processing of Company Data.

(o)        Security. The Company Group has at all times since the beginning of the Lookback Period implemented, maintained, and monitored reasonable and appropriate plans, policies, and measures (including with respect to technical, administrative, and physical security) designed to preserve and protect the confidentiality, availability, security, and integrity of all Systems and Company Data. The Company Group’s security plans, policies, and measures comply, and at all times have complied, in each case, in all material respects, with all applicable Data Processing Obligations. The Company Group has implemented and maintained reasonable and appropriate disaster recovery and business continuity plans, procedures and facilities for its business and all Systems and Company Data. The Company Group has remediated all material privacy, data protection, and security gaps and vulnerabilities related to the Systems or Company Data identified by or to any member of the Company Group, including in any review or assessment conducted by or for any member of the Company Group. During the Lookback Period, there has been no material breach or security incident, or material successful ransomware, denial of access, or denial of service attack, hacking, or similar material security-related event with respect to any System or Company Data, nor any material accidental, unlawful, or unauthorized access to, or other Processing of Company Data (each, a “Security Incident”). During the Lookback Period, no member of the Company Group has notified, nor been required under any Data Processing Obligation to notify, any Governmental Authority or any other Person in relation to any Security Incident or any actual or alleged violation of any Data Processing Obligation.

4.14      Insurance. Section 4.14 of the Disclosure Schedule contains a true, correct and complete list of all material insurance policies maintained by or on behalf of the Company, and the Company has made available all such policies to Buyer. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured and limit of liability. Such policies are in full force and effect, and, to the Knowledge of the Company, the Company Group has complied in all material respects with the provisions of such policies. In addition, to the Knowledge of the Company, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits of any such insurance policy. To the Knowledge of the Company, there is no claim by the Company Group pending under any of such insurance policies as to which coverage has been questioned, denied or disputed or that the Company Group has a reason to believe will be denied or disputed by the underwriters of such insurance policies. To the Knowledge of the Company, all premiums due and payable under all such insurance policies have been paid. To the Knowledge of the Company, there has been no threatened termination of any such insurance policy. To the Knowledge of the Company, the Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.15        Personnel.

(a)        Results of the Acquisition. Neither the consummation of the Acquisition nor any termination of employment or service (or constructive termination or other change) in connection therewith will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee; (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company Group to any Employee; (iii) result in the acceleration of the time of payment or vesting or obligation to fund any such benefits, except as required under Section 411(d)(3) of the Code; (iv) increase the amount of compensation or benefits due to any Employee; or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company Group to any Employee.

(b)         Compliance with Laws. The Company Group is in compliance in all material respects with all Laws respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act. During the Lookback Period, the Company Group has not engaged any employee whose employment would require special licenses or permits. The Company Group has, during the Lookback Period, withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries and other payments to Employees, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing, except as would not be expected to result in material Liability to either the Company or any of the Transferred Subsidiaries. The Company Group has, during the Lookback Period, paid in full to all Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees, except as would not be material to the Company and the Transferred Subsidiaries, taken as a whole. The Company Group does not have any material Liability with respect to any misclassification of any (i) Employee as an independent contractor rather than as an employee; (ii) Employee leased from another employer; or (iii) Employee currently or formerly classified as exempt from overtime wages. During the Lookback Period, the Company Group has not engaged any consultants, sub-contractors or freelancers who, according to applicable Laws, would be entitled to the rights of an employee in respect of the Company Group, including rights to severance pay, vacation, and other employee-related statutory benefits, except as would not be material to the Company and the Transferred Subsidiaries, taken as a whole. The Company Group is not a party to a conciliation agreement, consent decree or other Contract, agreement or order with any Governmental Authority. During the Lookback Period, there has not been, and there currently are no controversies pending or, to the Knowledge of the Company, threatened between the Company Group any of its Employees or other service providers that have or have threatened to result in an Action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c)       Labor Matters. Section 4.15(c) of the Disclosure Schedule contains a true, correct and complete list of each collective bargaining agreement, labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) or similar Contract to which the Company Group is a party or by which the Company or any of its assets or properties are bound with respect to any Employee or other service provider, and no such collective bargaining agreement or other union Contract is being negotiated by the Company Group. There is no pending formal written or, to the Knowledge of the Company, oral demand for recognition or any other request or demand from a labor organization for representative status with respect to any Employee or other service provider of the Company Group. There are no activities or proceedings of any labor union to organize any Employees. There is no labor dispute, concerted refusal to work overtime, strike or work stoppage against the Company Group pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company. The Company Group has not committed any unfair labor practice within the meaning of the National Labor Relations Act, and there is no charge or complaint against the Company Group by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(d)         Employee Information. Section 4.15(d) of the Disclosure Schedule contains a table setting forth the name, employing entity, location, hiring date, exempt/nonexempt status, annual salary, commissions and bonus targets for the current fiscal year and any commissions or bonuses earned during the current fiscal year that remain unpaid, and accrued but unpaid vacation balances of each current employee of the Company Group as of the date of this Agreement. To the Knowledge of the Company, no employee listed on Section 4.15(d) of the Disclosure Schedule whose annual base compensation exceeds $100,000 has indicated any intent to resign from his or her employment within the next twelve (12) months for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(e)         Consultant Information. Section 4.15(e) of the Disclosure Schedule contains a table setting forth a true, correct and complete list of all current consultants, advisory board members, seconded workers and independent contractors of the Company Group, and for each the initial hire date or date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided and the specific entity for whom they provide services.

(f)        WARN Act. The Company Group is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar state or local Law. The Company Group has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business. There has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company Group. The Company Group has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act. The Company Group has not caused any of its Employees to suffer an “employment loss” (as defined in the WARN Act) that triggers the WARN Act during the ninety (90) day period prior to the Closing Date. No termination of Employees of the Company Group prior to the Closing would trigger any notice or other obligation under the WARN Act or similar state, local, or foreign law.

4.16        Litigation. There is no (a) material Action pending or threatened against the Company Group or any of its properties or material assets, or the Acquisition, (b) governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against the Company Group or any of its properties or material assets (including any inquiry as to the qualification of the Company to hold or receive any license or Permit) or (c) to the Knowledge of the Company, facts or circumstances that could form the basis of any Action against the Company or the Company Business, except, in each case, as would not be material to the Company and the Transferred Subsidiaries, taken as a whole. The Company is not subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company, except as would not be material to the Company and the Transferred Subsidiaries, taken as a whole. There is no Action by the Company Group pending, threatened or reasonably anticipated against any other Person, except as would not be material to the Company and the Transferred Subsidiaries, taken as a whole.

4.17      Environmental Matters. Except as would not reasonably be expected to result in the Company Group incurring material Liabilities under Environmental Laws:

(a)          The Company Group is, and during the Lookback Period has been, in compliance with all Environmental Laws.

(b)         No member of the Company Group has received any written notice asserting any such Company Group is in violation of or noncompliance with Environmental Laws, the subject of which is unresolved.

(c)          The Company Group has not (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, (ii) arranged for the disposal, discharge, storage or release of any Hazardous Substances, or (iii) exposed any Employee to any Hazardous Substances, in each case so as to give rise to any material Liability under any Environmental Law.

(d)        To the Knowledge of the Company, (i) there has been no release or threatened release of any Hazardous Substance by the Company Group or any other Person on, upon, into or from any site currently or previously owned, leased or otherwise used by the Company and (ii) there have been no Hazardous Substances generated by the Company Group that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States, in each such case that the Company Group would reasonably be expected to incur material Liability under Environmental Laws.

(e)        The Company Group has not entered into any Contract that will require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party for, or otherwise assume, any material Liabilities of any other Person arising out of any Environmental Law.

(f)         The consummation of the transactions contemplated hereby will not trigger, require or give rise to (i) any site investigation, notification, risk assessment, or corrective action, or (ii) any cleanup, remediation, removal, abatement or response action, with respect to the Leased Premises or any real property of the Company Group.

(g)         The Company Group has made available to Buyer copies of all material environmental reports and environmental studies or assessments in the possession or reasonable control of the Company Group that are related to the environmental condition of any real property currently or formerly owned, leased or operated by the Company Group.

4.18        Compliance with Laws.

(a)        Compliance with Laws. The Company Group is, and during the Lookback Period has been, in material compliance in all material respects with, and the Company Group has not received in the past three (3) years any written notices of violation with respect to, any Law with respect to the conduct of the Company Business or the ownership or operation of the Company Business. The Company Group is not under investigation with respect to, has not in the past three (3) years been threatened to be charged with or been given notice of any violation of any Law, and there are no facts or circumstances that could form the basis of any such investigation, charge or notice of any material violation of Law.

(b)         Sanctions. During the Lookback Period, the Company Group has complied in all material respects with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States and any other applicable jurisdiction (collectively, “Sanctions”). None of the Company Group or its respective directors, officers, Employees or, to the Knowledge of the Company, any other Person associated with or acting on their behalf is: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”); (ii) owned or controlled by the government of a Restricted Country; (iii) designated on any applicable sanctioned parties list, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List and Sectoral Sanctions Identification List and the U.S. Commerce Department’s Denied Persons List, Entity List and Military End-User List (collectively, “Designated Parties”); or (iv) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party (collectively, “Sanctioned Parties”). Since April 24, 2019, none of the Company, its subsidiaries, or any of their respective officers, directors, or employees: (i) has been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations. The Company maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

(c)          Export Controls. The Company Group has complied, in all material respects, with applicable provisions of U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”), and the export control laws and regulations of any other applicable jurisdiction (collectively, “Export Control Laws”). Without limiting the foregoing: (a) the Company has obtained all material required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) the Company is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to the Knowledge of the Company, threatened claims or investigations against the Company with respect to Export Control Laws; and (d) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims. Section 4.18(c) of the Disclosure Schedule sets forth a complete list of the products and technologies designed, developed, or produced by the Company Group and the applicable export classification for each such product or technology.

(d)        Anti-Corruption. The Company Group (including any of their officers, directors, employees, and, to the Knowledge of the Company, agents or other Person acting on their behalf) have at all times been, and are currently, in compliance in all material respects with all applicable Anti-Corruption Laws. Neither the Company Group nor any of their officers, directors, employees, or to the Knowledge of the Company, agents or other Person acting on their behalf has, directly or indirectly, provided, offered, authorized, or promised to provide any unlawful contributions, gifts, entertainment or other unlawful expenses or other unlawful expenses, contribution, bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws. None of the Company Group (including any of their officers, directors, employees, or, to the Knowledge of the Company, agents or other Person acting on their behalf) have offered, made, promised to make, or authorized the making of any unlawful gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Official, for purposes of (i) influencing any act or decision of any Person, or such Governmental Official in their official capacity, (ii) inducing any Person or such Governmental Official to do or omit to do any act in violation of their lawful duty, (iii) securing an improper advantage or (iv) inducing such Person or Governmental Official to use their influence improperly including with a Governmental Authority to affect or influence any act or decision, including of such Governmental Authority, in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person. There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements or Actions against the Company or the Company Group with respect to any Anti-Corruption and Anti-Bribery Laws, and, to the Knowledge of the Company, there is no known basis therefor. No member of the Company Group has ever received an allegation or whistleblower complaint, or conducted any investigation regarding Anti-Corruption Laws. The Company Group has established and maintained a compliance program and reasonable internal controls and procedures designed to promote compliance by the Company Group (including any of their officers, directors, employees, agents or other Person associated with or acting on their behalf) with the Anti-Corruption Laws. The Company Group keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company Group.

(e)          The Company (1) either is not (i) a “person of a country of concern” (as defined in the rules set forth at 31 C.F.R. Part 850, as implemented or revised from time to time (“Outbound Investment Rules”)); or (ii) engaged in any “covered activities” (as defined in the Outbound Investment Rules); and also (2) is not a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Rules).

4.19        Government Contracts.

(a)        Section 4.19(a) of the Company Disclosure Schedule sets forth a list of each active Contract between the Company or a Transferred Subsidiary and any Governmental Authority or any subcontract to any Contract with any Governmental Authority or higher-tiered subcontractor with an expected annual value of $100,000 or more.

(b)         During the Extended Lookback Period, with respect to each Government Contract or Government Bid, (i) the Company and the Transferred Subsidiaries have complied in all material respects with all terms and conditions thereof; (ii) no written notice has been received by the Company or a Transferred Subsidiary asserting that the Company or a Transferred Subsidiary or any director, officer or employee of the Company or a Transferred Subsidiary, is in material breach or violation of any Law or contractual requirement; (iii) no written notice of termination for cause, cure notice or show-cause notice has been received by the Company or a Transferred Subsidiary; (iv) the Company and the Transferred Subsidiaries are not currently conducting any internal audit with respect to any violation of any Government Contract; and (v) to the Knowledge of the Company, each Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect in accordance with its terms.

(c)         During the Extended Lookback Period, (i) no Governmental Authority nor any prime contractor, subcontractor or vendor has asserted in writing any material claim or initiated any dispute proceeding against the Company or a Transferred Subsidiary relating to a Government Contract or a Government Bid; (ii) nor is the Company or a Transferred Subsidiary asserting in writing any claim or initiating any dispute proceeding directly or indirectly against any such party concerning any Government Contract or Government Bid.

(d)         Neither (i) the Company nor any Transferred Subsidiary nor any of their shareholders, members, officers, or directors, nor (ii) any of their employees is debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company, a Transferred Subsidiary, or any of their predecessors, shareholders, members, officers, directors, managers or employees.

(e)         To the Knowledge of the Company, no reasonable basis exists to give rise to a claim by a Governmental Authority for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Government Contract or Government Bid.

(f)        Neither any Governmental Authority nor any prime contractor, subcontractor or other Person or entity has notified the Company or a Transferred Subsidiary in writing and, to the Knowledge of the Company, orally, that they have, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract.

(g)          All facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of Company or a Transferred Subsidiary in connection with any Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date.

(h)         No written notice has been received by the Company or a Transferred Subsidiary that any Government Contract is the subject of bid or award protest proceedings, and to the Knowledge of the Company, no Government Contract is reasonably likely to become the subject of bid or award protest proceedings.

(i)        Any representation made by the Company or a Transferred Subsidiary in connection with a Government Contract or Government Bid that the Company or a Transferred Subsidiary (i) was eligible at all relevant times for contracts awarded under the Small Business Innovation Research (“SBIR”) program or (ii) qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) Concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status, was current, accurate, and complete in all respects at all relevant times.

(j)          Following the acquisition of the Company by Luminar Technologies, Inc., the Company or Transferred Subsidiary notified in writing every Governmental Authority with which it had a Small Business Innovation Research and Small Business Technology Transfer Phase I or Phase II contract under which the Company or Transferred Subsidiary still had outstanding performance obligations and for which final payment had not been received that the Company or Transferred Subsidiary was no longer small for purposes of the Small Business Innovation Research and Small Business Technology Transfer programs.

(k)         No cost in excess of $10,000 incurred by the Company or a Transferred Subsidiary pertaining to a Government Contract has been questioned in writing by any Governmental Authority, is the subject of any audit (other than routine audits and similar inquiries) or is to the Knowledge of the Company under investigation or has been disallowed by any Governmental Authority. The Company and the Transferred Subsidiaries have received final payment for performance under all cost reimbursement Government Contracts that they have been awarded, and all cost reimbursement contracts have been closed out by the Governmental Authority, prime contractor, subcontractor, or vendor.

(l)          During the Extended Lookback Period, neither the Company nor a Transferred Subsidiary has made a voluntary disclosure to any Governmental Authority with respect to any suspected, alleged or possible breach, violation, irregularity mischarging, misstatement or other act or omission arising under or relating to any Government Contract or Government Bid.

(m)        Neither the Company nor a Transferred Subsidiary has received written notice that any payment in excess of $10,000 due to the Company or a Transferred Subsidiary pertaining to any Government Contract has been withheld or set off; the Company and the Transferred Subsidiaries are entitled to all progress or other payments received to date with respect thereto.

(n)        With respect to any ongoing Government Contract or completed Government Contract under which final payment was received by any Group Company during the Extended Lookback Period, the Company does not have credible evidence that a Principal, Employee, Agent or Subcontractor (as such terms are defined by the Federal Acquisition Regulation (FAR)) of Company or a Transferred Subsidiary has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company has not conducted, nor is the Company presently conducting, an investigation to determine whether credible evidence exists that a Principal, Employee, Agent or Subcontractor (as such terms are defined by the FAR) of the Company or a Transferred Subsidiary has committed a violation of United States federal criminal Laws involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act.

(o)        With respect to any ongoing Government Contract or completed Government Contract under which final payment was received by the Group Companies during the Extended Lookback Period, the Company does not have credible evidence of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001, and the Company has not conducted and is not presently conducting an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Government Contract, other than overpayments resulting from a contract financing payment as defined in FAR 32.001.

(p)         None of the Company, a Transferred Subsidiary, nor any of their directors, officers or Principals (as such term is defined by the FAR) are or has been under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract with a Governmental Authority and the  Company Group has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract with a Governmental Authority.

(q)         All sales representatives who assist the Company or a Transferred Subsidiary in soliciting or obtaining Government Contracts are bona fide employees or bona fide agencies as defined in FAR 52.203-5.

(r)         All past performance evaluations received by the Company or a Transferred Subsidiary during the Lookback Period from a Governmental Authority in relation to a Government Contract have been satisfactory or better.

(s)         The Company and the Transferred Subsidiaries have the capacity, facilities and personnel necessary to deliver, in a timely fashion and in accordance with the Defense Priorities and Allocations System regulations, all outstanding defense rated orders received under a Government Contract.

(t)          Each Company and Transferred Subsidiary employee formerly employed by a Governmental Authority in the past three years (a “Former Government Employee”) and the Company and the Transferred Subsidiaries are in compliance in all material respects with all Laws regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.

(u)        No Governmental Authority nor any prime contractor or subcontractor has ever provided notice in writing, or to the Knowledge of the Company, with any other notice, alleging that the Company or a Transferred Subsidiary has an actual, apparent or potential organizational conflict of interest as defined in FAR Subpart 9.5.

(v)          The Company and the Transferred Subsidiaries do not possess a facility security clearance and does not hold any contracts or subcontracts requiring access to classified information.

(w)       The Company’s and the Transferred Subsidiaries’ information systems comply in all material respects with the security requirements in National Institute of Standards and Technology (NIST) Special Publication 800-171, rev 2, “Protecting Controlled Unclassified Information in Nonfederal Information Systems” and FAR 52.204-21.

4.20       Permits. Section 4.20 of the Disclosure Schedule sets forth each Permit that is required for the operation of the Company Business, as applicable, as currently conducted (collectively, the “Company Permits”), and each such Company Permit is in full force and effect as of the date of this Agreement. The Company Group is in material compliance with all such Company Permits. As of the date of this Agreement, to the Knowledge of the Company, no suspension, cancellation, modification, revocation or nonrenewal of any Company Permit is pending or threatened in writing or orally.

4.21      Banking Relationships. Section 4.21 of the Disclosure Schedule contains a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company has an account, safe deposit box or other arrangement, and the names of all Persons authorized to draw on or who have access to such account, safe deposit box or other arrangement as the date of this Agreement. To the Knowledge of the Company, there are no outstanding powers of attorney executed by or on behalf of the Company. All cash and cash equivalents of the Company Business are held in accounts in the name of the Company and are scheduled on Section 4.21 of the Disclosure Schedule.

4.22       Brokers and Finders. Except with respect to Jefferies LLC, the Company Group has not incurred, or will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Acquisition, and Buyer will not incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

4.23      Books and Records, Complete Copies. The Company has made available to Buyer true, correct and complete copies, to the extent permitted by applicable Law, of (a) to the extent available, the minute books containing records of all proceedings, consents, actions and meetings of the board of directors (or similar governing body), committees of the board of directors (or similar governing body) and the securityholders of the Company Group; and (b) each material permit issued by or obtained from a Governmental Authority that is required for the operation of the Company Business, as applicable, as of the Effective Time. The books, records and accounts of the Company Group (i) are true, correct and complete in all material respects;  (ii) accurately and fairly reflect in all material respects the transactions and dispositions of the assets and properties of the Company; and (iii) accurately and fairly reflect the basis for the Business Financial Statements.

4.24     Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any member of the Company Group, this Agreement or the Acquisition.

4.25       Certain Relationships and Related Transactions.

(a)          Related Parties.

(i)         Section 4.25(a)(i) of the Disclosure Schedule contains a true, correct and complete list of each Contract to which the Company is a party or by which the Company Business or any of its material assets or properties is bound and to which any Related Party of the Company, or any of their immediate family members, is a party or has an interest in (other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof), whether directly or indirectly, including for Indebtedness (if any) between the Company, on the one hand, and any Related Party of the Company, on the other hand. To the Knowledge of the Company, none of the Related Parties of the Company or any of their immediate family members (A) has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property Right) that is used in, or that relates to, the Company Business or (B) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any Person that competes with, does business with or has any Contract with, the Company Business (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded).

(ii)         Section 4.25(a)(ii) of the Disclosure Schedule contains a true, correct and complete list of each Contract that (a) is material or (b) is made not in the Ordinary Course of Business, in each case, between the Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand (each, a “Seller Party Transaction”). Except for this Agreement, the License Agreement and the TSA, from and after the Closing, the Company shall not be bound by any Seller Party Transaction or have any continuing obligation or liability to the Seller or any of its Affiliates (other than the Company) in connection with any Seller Party Transaction.

4.26       Top Customers and Suppliers.

(a)          Customers.

(i)        Section 4.26(a)(i) of the Disclosure Schedule contains a true, correct and complete list of the top ten (10) customers of the Company Business based on revenue generated to the Company Group during the twelve (12) months prior to the execution of this Agreement (each such customer, a “Company Top Customer”), as well as the type of customer and the amount of revenue generated from such Company Top Customer during such period.

(ii)        The Company Group has not received written notice that (A) any Company Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Company Group (whether related to payment, price or otherwise); or (B) any Company Top Customer is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company Group consistent with past custom and practice. There are no material disputes pending or threatened in writing under or relating to any Contract between the Company and any Company Top Customer.

(b)          Suppliers.

(i)         Section 4.26(b)(i) of the Disclosure Schedule contains a true and correct list of the top ten (10) suppliers of the Company Business based on dollar value of purchases by the Company Group during the twelve (12) months prior to the execution of this Agreement, excluding lessors, licensors or sublessors under the Real Property Leases (each such supplier, a “Company Top Supplier”).

(ii)        The Company Group has not received written notice that (A) any Company Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with the Company Group (whether related to payment, price or otherwise); or (B) any Company Top Supplier is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company Group consistent with past custom and practice. There are no material disputes pending or threatened in writing under or relating to any Contract between the Company and any Company Top Supplier.

4.27       Solvency.

(a)          As of the Effective Time, no order by any Governmental Authority has been made or petition presented, or resolution passed, and the Company has not proposed any voluntary arrangements, for the winding-up, or liquidation of the Company. The operations of the Company have not been terminated. There are no current or past creditors to whom any applicable Law requires the delivery of notice or from whom any form of consent is required in conjunction with the Acquisition or this Agreement.

(b)          Assuming satisfaction of the conditions to the Company’s obligation to consummate the Acquisition, and after giving effect to the transactions contemplated hereby, including repayment of Closing Indebtedness contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, immediately following the consummation of the Acquisition, each of the Company and the Transferred Subsidiaries will be Solvent.

4.28      Title to Properties; Sufficiency of Assets.

(a)          The Company has, or as of immediately prior to the Closing will have, good and valid title to or a valid leasehold interest in all of the material properties, assets, interests and rights reflected in the Business Financial Statements as being owned or leased, as applicable, by it, free and clear of all Liens (other than Permitted Liens).

(b)         The properties and assets exclusively owned by the Company Group as of the Closing will constitute all the properties and assets that: (a) were acquired by the Company or Seller in its acquisitions of Freedom Photonics, LLC, Optogration, Inc., EMFOUR Acquisition Co., LLC, or EM4, LLC (including the Company Registered Intellectual Property); or (b) are, or were in the past eighteen (18) months, primarily used in, primarily held for use in or primarily relate to, the conduct of the Company Business, as conducted or contemplated to be conducted as of immediately prior to the Closing or in the past eighteen (18) months (collectively, “Business Assets”). In addition, the Business Assets, together with the properties and assets leased or licensed by the Company as of the Closing, and the services to be provided pursuant to the TSA (including the exhibits thereto), (i) will permit Buyer to continue to operate and conduct the Company Business immediately following the Closing in substantially the same manner in which the Company Business was conducted and contemplated to be conducted as of immediately prior to the Closing and (ii) include all of the Contracts (other than Contracts that are no longer in effect), Intellectual Property Rights, Technology, products and services that are reflected on the balance sheet of the Company or that were used to generate the revenue reflected on the deal-basis income statements included in the Business Financial Statements. Without limiting the foregoing, any Business Assets that constitute Technology or Intellectual Property Rights shall be considered “Company Technology” and “Company Intellectual Property Rights,” including for purposes of the representations and warranties of Company and Buyer under Section 4.13.

4.29       No Other Representations. Except for the representations and warranties contained in Article III or this Article IV, none of the Seller, the Company or any other Person on behalf of the Seller or the Company makes any other express or implied representation or warranty with respect to the Seller, the Company, the Company Group or the Company Business or with respect to any other information provided to the Seller, the Company or their respective Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller as follows:

5.1       Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Buyer to consummate the Acquisition.

5.2         Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company and the Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors or similar Laws affecting creditors’ rights generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3       No Conflicts. The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, the compliance with the provisions of this Agreement and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not conflict with the certificate of incorporation or bylaws of Buyer or violate any Law applicable to Buyer or any of its properties or assets, except as would not prevent Buyer from consummating the Acquisition.

5.4         Governmental Filings and Consents. No Consent from any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement, the Related Agreements and each certificate and other instrument required to be executed and delivered by Buyer, as applicable, pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, order or authorization or to make such registration, declaration, notice or filing would not, individually or in the aggregate, prevent or materially delay Buyer’s ability to execute, deliver or perform this Agreement or the Related Agreements or to consummate the Acquisition or any other transactions contemplated hereby or thereby.

5.5         Litigation. There is no (a) Action pending or threatened against Buyer or any of its properties or material assets, or the Acquisition or (b) governmental inquiry or investigation pending or, to the Knowledge of Buyer, threatened against Buyer or any of its properties or material assets, except, in each case, as would not reasonably be expected to prevent or materially delay Buyer’s performance under this Agreement or the Related Agreements or the consummation of the Acquisition.

5.6       Investment Representation; Investigation. Buyer is acquiring the Purchased Shares for its own account with the present intention of holding the Purchased Shares for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Buyer is capable of evaluating the merits and risks of the Acquisition and is able to bear the substantial economic risk of such investment. Buyer has been afforded access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company, the Company Group and the Company Business.

5.7         Financial Capability. Buyer has the financial capability and shall have as of the Closing and as of the time any payment is required to be made by Buyer hereunder, sufficient financial resources necessary to (a) consummate the Acquisition on the terms and subject to the conditions set forth herein, including the payment of the full consideration and amounts payable by Buyer hereunder, (b) make all other necessary payments to be made by it in connection with the Acquisition, and (c) pay all of its fees and expenses incurred in connection with the Acquisition. Buyer has and shall have as of the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Acquisition.

5.8         Buyer Status. Buyer is not a “foreign person,” as that term is defined in 31 C.F.R. § 800.224, nor will the Acquisition result in “foreign ownership” or “foreign control,” as those terms are defined in 22 C.F.R. § 120.65, of any member of the Company Group.

5.9         Solvency. Buyer is not entering into this Agreement or any of the Related Agreements or the Acquisition with the actual intent to hinder, delay, or defraud either present or future creditors. Assuming the representations and warranties of the Seller contained in Article III and the Company in Article IV of this Agreement are true, correct, and complete, in all material respects, and after giving effect to the consummation of the Acquisition, Buyer will be Solvent.

5.10       Brokers and Finders. Except with respect to Houlihan Lokey, Buyer has not incurred, or will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Acquisition, and Seller will not incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of Buyer.

5.11      No Other Representations. Except for the representations and warranties contained in this Article V or in the case of Fraud, neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or any of its Subsidiaries or with respect to any other information provided to Buyer or its Affiliates.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Confidentiality.

(a)        Confidentiality of Agreement and Related Matters. Subject to Section 6.1(b), the parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Related Agreements and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Confidentiality Agreement, entered into on October 23, 2025, by and between the Seller and Buyer (the “Confidentiality Agreement”), it being understood that the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

(b)         Public Announcements. Except as may be required to comply with the requirements of any applicable Law, neither Buyer nor the Seller shall, and each shall cause its Affiliates not to, directly or indirectly, issue any public statement or communication to any third party regarding this Agreement, the subject matter of this Agreement or the Acquisition without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law, by the Bankruptcy Cases or by Order of the Bankruptcy Court or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party, to the extent practicable, shall (i) advise the other Party before making such disclosure and (ii) provide the other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto). The press release announcing the execution of this Agreement shall be reasonably agreed upon by the Parties.

(c)         Confidential Information of the Company. The Seller acknowledges and agrees that by reason of its ownership of the Purchased Shares and involvement in the Company Business prior to the Closing, the Seller and the Company Group has acquired Confidential Information of the Company the disclosure of which could cause Buyer, the Company and the Transferred Subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Seller covenants and agrees that to the extent it retains any such Confidential Information after the Closing, (i) the Seller will not provide, disclose or otherwise permit access to any Confidential Information to any Person (other than to Seller’s Representatives who agree to keep such information confidential), will use the same safeguards to protect Confidential Information from unauthorized use and disclosure that they use to protect its own confidential information (which safeguards will be, at minimum, reasonable or as otherwise required by applicable Law or the Bankruptcy Court) and will not make use of any Confidential Information for any purpose other than as may be expressly contemplated by this Agreement or consented to expressly by Buyer in writing; and (ii) will not at any time, directly or indirectly, disclose (other than to its Representatives who agree to keep such information confidential) or publish, or permit other Persons to disclose (other than to their Representatives who agree to keep such information confidential) or publish, any Confidential Information unless: (A) such information has become generally known to the public through no fault of the Seller; or (B) the Seller is otherwise compelled to disclose the Confidential Information under applicable Laws; provided, however, that prior to disclosing any information pursuant to either clause (A) or (B) of this sentence, the Seller shall give prior written notice, to the extent practicable or permissible, thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with Buyer’s efforts to prevent or otherwise limit such disclosure (at Buyer’s sole cost and expense).

(d)          Non-Retention of Confidential Information and Technology. Following the Closing, the Seller and its Affiliates shall not retain in their possession or control any copies or embodiments of any Confidential Information or other Technology included in the Company Intellectual Property or otherwise used in or necessary for the conduct of the Company Business as conducted as of the Closing by the Company Group (including on any computers, devices, networks or systems owned by or used by the Seller), even if any such Confidential Information or other Technology is such that more than one copy may exist. Upon the request of Buyer, at any time, the Seller will return (at Seller’s sole election) or irretrievably delete or otherwise destroy to the Company any and all copies of such Confidential Information and other Technology in the Seller’s possession or control, and will deliver to Buyer written certification of having returned or destroyed all such Confidential Information and other Technology. Notwithstanding the foregoing, Seller may retain copies of any Confidential Information solely to the extent required to comply with Law or established bona fide document retention policies, provided, that, any retained information shall solely be accessible by legal, compliance or information technology personnel to demonstrate compliance with such requirements and shall be destroyed (including by erasure) in the ordinary course of business.

(e)          Survival. The covenants and obligations set forth in Section 6.1(c) and Section 6.1(d) shall survive the Closing for a period of three (3) years.

6.2         Conduct of the Business. From the date hereof until the Closing Date or the earlier valid termination of this Agreement (such period, the “Pre-Closing Period”), except (a) as set forth on Section 6.2 of the Disclosure Schedule, (b) as otherwise contemplated or permitted by this Agreement, (c) as required by Law or any Governmental Authority, (d) as required by applicable Law, by Order of the Bankruptcy Court or to the extent necessary in connection with the Bankruptcy Case or (e) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (i) shall use commercially reasonable efforts to carry on the business of the Company and the Transferred Subsidiaries in the Ordinary Course of Business and (ii) shall not, and shall cause the Transferred Subsidiaries not to:

(i)          issue, deliver, reissue or sell, dispose or pledge any of its equity securities;

(ii)         create, incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000 other than in the Ordinary Course of Business pursuant to the Company’s existing credit facilities;

(iii)       sell, transfer, lease, mortgage, license, abandon, dispose of, pledge or otherwise subject to any Lien, other than Permitted Liens, any material portion of their assets or property (tangible or intangible), taken as a whole, other than in the Ordinary Course of Business, pursuant to the terms of the existing Contracts, or as requested by a Governmental Authority;

(iv)        enter into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;

(v)        with respect to each of the Company and the Transferred Subsidiaries (A) make an election to change the Tax classification (as a corporation, partnership or disregarded entity) for federal, state or local Tax purposes, (B) adopt or change its Tax accounting method, (C) settle or compromise any material claim in respect of Taxes, (D) surrender any right to claim a material refund of Taxes (other than through inaction), (E) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than pursuant to automatic extensions of the due date for filing a Tax Return properly obtained in the Ordinary Course of Business), (F) amend in any material respect any Tax Return or file any Tax Return inconsistent with past practice (unless otherwise required by Law), (G) enter into any “closing agreement” under Section 7121 of the Code with any Taxing Authority with respect to any Tax or Tax Returns filed by or on behalf of the Company or any of the Transferred Subsidiaries, or (H) initiate any voluntary Tax disclosure or Tax amnesty or similar filings with any Taxing Authority in each case, to the extent such action would (or reasonably be expected to) increase the Taxes of the Company or any Transferred Subsidiaries for any Tax period (or portion thereof) beginning after the Closing Date;

(vi)        make any change in the organizational documents of the Company or the Transferred Subsidiaries;

(vii)      alter its cash management customs and practices (including, the timing of collection of receivables and payment of payables and other current liabilities), which receivables and payables shall continue to be collected and paid utilizing normal procedures and without discounting amounts collected or accelerating amounts paid;

(viii)   make capital expenditures in excess of $250,000 in the aggregate for the Company and the Transferred Subsidiaries, taken as a whole, except as budgeted in the Company’s current budget that was made available to Buyer;

(ix)      increase the compensation or benefits payable by it to any of the Company’s or the Transferred Subsidiaries’ current or former Employees or other individual service providers, other than (A) any increase in annual base compensation adopted in the Ordinary Course of Business (except to the extent that the aggregate amount of all such annual compensation increases exceeds $50,000 per annum for the Company and the Transferred Subsidiaries, taken as a whole) or (B) increase in benefits required pursuant to an Employee Plan;

(x)         accelerate the vesting or payment of any change in control, retention, severance, termination or similar payment or equity-based award to any Employee or individual service provider;

(xi)        except to the extent required by the terms of any Company Employee Plan or Contract, adopt, establish, or amend any Company Employee Plan (other than health and welfare plan renewals in the Ordinary Course of Business);

(xii)       adopt, enter into, negotiate, amend, extend or terminate any agreement with a labor union, or recognize or certify any labor union as the bargaining representative of any employees of the Company;

(xiii)    hire, engage or terminate (other than for cause) the employment or engagement of any employee or other individual service provider, or take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or otherwise trigger notice requirements or liability under, WARN. In furtherance of the foregoing, in the event any employee of the Company Group voluntarily terminates his or her employment (or provides notice of his or her intention to terminate) with the applicable member of the Company Group, the Company shall notify Buyer of such departure promptly, within one (1) Business Day of such notice, and in any event within one calendar day of such employee giving notice of his or her intent to terminate his or her employment;

(xiv)    materially amend or modify, terminate or waive any Material Contract or enter into any Contract that would constitute a Material Contract had such contract been entered into on or prior to the date hereof;

(xv)      enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or amend, violate or terminate any of the terms of the Real Property Leases (except for a termination resulting from the expiration of a Real Property Lease in accordance with the terms of such Real Property Lease);

(xvi)      adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

(xvii)   incur or assume any liabilities of the Retained Subsidiary or any other Person in connection with the Reorganization;

(xviii)   sell or transfer any assets (other than the equity interests or securities of any Retained Subsidiaries) or properties (whether tangible or intangible) of the Company or any of the Transferred Subsidiaries, including, for the avoidance of doubt, any Company Intellectual Property, to the Retained Subsidiary or to any other Person in connection with the Reorganization; or

(xix)      authorize, agree, resolve, commit, or consent to any of the foregoing.

6.3         Fees and Expenses. Except as otherwise provided in this Agreement, including the Termination Fee, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by Buyer; and (b) all fees, costs and expenses of the Company Group incurred in connection with this Agreement and the Acquisition, including fees and expenses of financial advisors, legal counsel and other advisors, shall be paid by the Seller.

6.4         Seller Access to Information; Books and Records.

(a)         For a period of six (6) years after the Closing, Buyer shall and shall cause its Affiliates, including the Company and Transferred Subsidiaries after the Closing, to permit Seller, its Affiliates and its and their Representatives reasonable access, including remote access and the right to make copies, at the requesting party’s expense, to any books and records relating to the Company or Transferred Subsidiaries as reasonably requested by the Seller to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns in respect of periods ending on or prior to the Closing, or in connection with any Action (other than an Action against Buyer) or the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under any Related Agreement, or as is necessary to administer, or satisfy their obligations in connection with the Bankruptcy Code or applicable rules or Law.

(b)         For a period of eighteen (18) months after the Closing, Buyer shall and shall cause its Affiliates, including the Company and the Transferred Subsidiaries after the Closing, to permit Seller and its Representatives reasonable access, including remote access and the right to make copies, at the requesting party’s expense, to relevant senior personnel, outside representatives and advisors (including outside accountants), books and records and other information relating to the Company or Transferred Subsidiaries as reasonably requested by the Seller to the extent necessary to comply with its financial reporting requirements in respect of period ending on or prior to the Closing.

(c)         The access to books and records, files and relevant senior personnel, as applicable, contemplated by this Section 6.4 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve any applicable attorney-client privilege or legal or contractual confidentiality obligations contained therein; provided, that such access does not unreasonably interfere with Buyer’s, or the Company’s and the Transferred Subsidiaries’, normal business hours; provided further, however, that in the event that access is limited or restricted pursuant to this Section 6.4(c), Buyer and its Affiliates, including the Company and the Transferred Subsidiaries, shall use commercially reasonable efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual confidentiality obligation.

(d)        Record Retention. Form and after the Closing, Buyer, and the Company and the Transferred Subsidiaries, shall retain, in accordance with Buyer’s record retention policies, any books and records of the Company and the Transferred Subsidiaries in respect of the period ending as of the Closing to the extent in the possession of the Company or the Transferred Subsidiaries as of the Closing. After the Closing Date, should Buyer, the Company or the Transferred Subsidiaries desire to destroy any books and records of the Company and the Transferred Subsidiaries related to any books and records in respect of the period ending as of the Closing in accordance with Buyer’s record retention policies, they shall first provide Seller with the opportunity to make copies of such books and records, at Seller’s sole cost and expense, prior to the destruction of such books and records.

6.5         Buyer Access to Information; Financials; RWI Policy Efforts.

(a)         General Access to Information.  From and after the date hereof until the Closing, or if earlier the termination of this Agreement, the Seller and the Company shall provide Buyer, its Affiliates and its and their Representatives reasonable access, including remote access and the right to make copies, during normal business hours, at the requesting party’s expense, to any Company Intellectual Property, books and records relating to and personnel, customer, vendors and facilities of the Company or Transferred Subsidiaries or related to the Company Business (the “Access Materials”) as reasonably requested by the Buyer in furtherance of transactions contemplated by this Agreement, subject to the terms of the Confidentiality Agreement and applicable Law; provided, however, that the foregoing shall not require the Company to: (i) provide access to any Access Materials to the extent they do not pertain to the Company Business; (ii) disclose any information, that in the reasonable judgment of the Seller would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality; (iii) disclose any privileged information of the Seller and its Affiliates or take any action that could impair any privilege of the Seller or any of its Affiliates; (iv) permit any environmental sampling or testing, including  sampling of soil, groundwater, surface water, air, or building materials or other intrusive investigations of the Leased Premises; (v) take any action that would cause material disruption to the Company Business; (vi) contravene any applicable Law, fiduciary duty, or Contract; or (vii) provide access to any information to the extent related to the sale process conducted by Seller vis-a-vis any Person, or Seller’s (or its Representatives’) evaluation of the Company Business or the bids submitted in relation to the Bankruptcy Cases.

(b)         Financials. In furtherance of the preparation of the financial statements pursuant to Section 6.11, the Seller and the Company each shall direct its accountants and financial advisors to cooperate with Buyer and its Representatives in making available all financial information reasonably requested by Buyer and its Representatives in connection with the preparation of such financial statements, including the right to examine all work papers (subject to the execution of customary work paper access letters) pertaining to all financial statements prepared or audited by such accountants. No review pursuant to this paragraph shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, or the conditions to the obligations of the parties hereto under this Agreement.

(c)         RWI Policy. In furtherance of the Buyer obtaining and binding the RWI Policy on or prior to the Closing Date, the Seller and the Company each shall use its commercially reasonable efforts to provide any and all records, materials, agreements, documents and information as may be reasonably requested by Buyer to limit, reduce or eliminate Deal Exclusions or to otherwise facilitate the binding of the RWI Policy.

6.6         Collateral Release Documentation.

(a)         Seller shall (i) comply with the applicable requirements of each Secured Note Indenture that may be required in connection with the transactions contemplated by this Agreement, and prior to the Effective Time deliver any notices, certificates, legal opinions and other documents required by such Secured Note Indenture to be delivered, including pursuant to Sections 11.04 and 12.06 of such Secured Note Indenture, with respect to the release of the Company and the Transferred Subsidiaries from any guaranty and security interest obligations, and in each case, in a form reasonably acceptable to Buyer; (ii) obtain any consent necessary to consummate the Acquisition and the transactions contemplated hereby pursuant to the Forbearance Agreements and the Secured Note Indentures; and (iii) provide all assistance and take all other actions reasonably requested by Buyer that are customary or necessary in connection therewith or required in connection with the Acquisition and the transactions contemplated hereby and under the terms of the Secured Notes, the Secured Note Indentures and the Forbearance Agreements.  Buyer and its counsel shall be given the opportunity to review and comment on each such document or instrument prepared by the Seller, in each case, in accordance with the foregoing sentence, at least three (3) Business Days before such document or instrument is executed in final form.

(b)          At least one (1) Business Day prior to the Closing Date (with a draft to be delivered no later than three (3) Business Days prior to the Closing Date (or such shorter period as Buyer may reasonably agree)), the Seller shall obtain from each creditor (or the appropriate trustee or agent acting on behalf of a group of creditors) with respect to Closing Indebtedness set forth on Schedule 2.6(a)(vii) (a) an executed collateral release letter setting forth, no later than the Effective Time: (i)  a release of the Company and the Transferred Subsidiaries, as applicable, in their capacities as borrowers, issuers, guarantors or pledgors in connection with such Closing Indebtedness; and (ii) a release of all Liens which the creditor (or the appropriate trustee or agent acting on behalf of a group of creditors) holds on any of the assets of the Company and the Transferred Subsidiaries and the Purchased Shares and an agreement that Seller, the Company, its Subsidiaries or their Representatives (or similar language) may file UCC-3 termination statements and such other documents necessary or desirable to evidence the release of any and all such Liens (each, a “Collateral Release Letter”) and (b) as applicable, (i) forms of notices of termination for any account control agreements entered into by the Company and the Transferred Subsidiaries in connection with such Closing Indebtedness, (ii) forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or United States Copyright Office entered into by the Company and/or the Transferred Subsidiaries in connection with such Closing Indebtedness and (iii) any other Lien release documentation or termination documentation Buyer may reasonably request in respect of such Closing Indebtedness.

6.7         Further Assurances.

(a)        Subject to, and not in addition to the obligations set forth in Section 6.10, the Seller, at the request of Buyer, will use its reasonable best efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Reorganization or the Acquisition. Subject to, and not in addition to the obligations set forth in Section 6.10, Buyer, at the request of the Seller, will use its reasonable best efforts to execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Reorganization or the Acquisition. If after the Closing it is determined that Buyer, Seller or any member of the Company Group retained any right, title or interest in any properties or assets that belong to another party, Buyer, Seller or such member of the Company Group shall promptly, and hereby does, without payment of further consideration by such other party, transfer and assign or cause the applicable member of the Company Group to transfer and assign such property or asset to such other party, which assignment shall be deemed to have been effective as of the Closing Date, and any relevant Schedule shall be amended accordingly.

(b)         Following the Closing, Seller shall use its commercially reasonable efforts to cure, or caused to be cured, any breach of any representation or warranty in Section 4.28 (Title to Properties; Sufficiency of Assets) by transferring, assigning or licensing to the Company such assets, properties or rights actually owned or licensable and licensed by Seller or its Subsidiaries as may be reasonably necessary to make such representation or warranty true and correct.

6.8         Reorganization. Within 10 days following the date of this Agreement, the Seller shall deliver a plan in form and substance reasonably satisfactory to Buyer for the Reorganization (the “Reorganization Plan”). At least five (5) Business Days prior to the Closing Date, the Seller and the Company shall have taken all of the steps and performed all actions necessary as outlined in the Reorganization Plan to effectuate the Reorganization and shall have consummated the Reorganization.

6.9         Tax Matters.

(a)           Responsibility for Taxes and Tax Returns for Pre-Closing Taxes.

(i)       The Seller shall prepare or shall cause to be prepared all Tax Returns of the Company and the Transferred Subsidiaries that are due (taking into account any valid extensions) on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company and the Transferred Subsidiaries, except to the extent required by applicable Law. Seller shall timely file or cause to be timely filed, and shall pay or cause to be paid, any Taxes shown as due on such Tax Returns, taking into account available extensions of filing periods.

(ii)        Buyer shall prepare and timely file or cause to be prepared and timely filed  all Tax Returns with respect to the Company and the Transferred Subsidiaries  for a Pre-Closing Tax Period that are due after the Closing Date (other than any Seller Consolidated Return); provided, that,  if any Tax Return (other than any Seller Consolidated Return) for a Pre-Closing Tax Period that are due after the Closing Date reflects more than a de minimis amount of Taxes that would reduce the Closing Cash Consideration or would result in a Tax liability under Section 10.2 for which Seller is liable, not later than twenty  (20) days (or in the case of any non-income Tax Return, such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date (including extensions validly obtained) for the filing of such Tax Return, Buyer shall provide the Seller with a copy of the draft of any such Tax Return for the Seller’s review; provided, further, that Buyer shall  incorporate all of the Seller’s reasonable written comments on such Tax Return (to the extent supported by applicable Law at a “more likely than not” or higher level of comfort) provided at least five (5) days prior to the due date for filing such Tax Return. All Tax Returns described in this Section 6.9(a)(ii) shall be prepared in a manner consistent with the past practices of the Company and the Transferred Subsidiaries, except to the extent required by applicable Law.

(iii)       Notwithstanding anything else herein to the contrary, (A) the Seller shall prepare and timely file, or cause to be prepared and timely filed any Seller Consolidated Return, and (B) Buyer shall have no rights to review or comment on any Seller Consolidated Return. The Seller shall provide a pro forma Tax Return for the Company and Transferred Subsidiaries  for the year of the Acquisition, together with appropriate supporting information and schedules, within ten (10) days after filing the Seller Consolidated Return for the year of the Acquisition, provided that Buyer shall be responsible for the reasonable third-party costs incurred by the Seller in preparing such pro forma Tax Return of the Company and Transferred Subsidiaries.

(b)          Cooperation. The Seller shall cooperate fully with Buyer in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon Buyer’s request and expense) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or Representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer shall ensure (after the Closing) that the Company and the Transferred Subsidiaries retain all books and records with respect to Tax matters pertinent to the Company and the Transferred Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide any Tax Returns of (i) the Seller or any of its Affiliates or (ii) a consolidated, combined, affiliated or unitary group that includes the Seller except, in each case, for materials or portions thereof (including associated schedules and work papers) that (A) relate solely to any of the Company or the Transferred Subsidiaries or pro forma Tax Returns of the Company or any Transferred Subsidiaries that show information relating solely to the Company or the Transferred Subsidiaries and (B) are necessary for the Seller to comply with the Seller’s obligations described in this Section 6.9(b).

(c)          Transfer Taxes. Buyer and Seller shall each, jointly and severally, be liable for fifty percent (50%) of, and shall pay when due, any sales, use, excise, gross receipts, value added, goods and services and other transfer taxes, filing and recordation fees and similar charges (“Transfer Taxes”) incurred in connection with the purchase of the Purchased Shares. If either Party pays more than its share of any such Transfer Taxes, the other Party shall promptly reimburse the paying Party for its share of such Taxes (together with any reasonable interest or penalties imposed with respect thereto). The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

(d)         Tax Sharing Agreements. Any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company or any of the Transferred Subsidiaries is a party or by which it is bound shall be terminated as of the Closing Date, and none of the Company or any of the Transferred Subsidiaries shall have any liability or obligation pursuant thereto.

(e)        Post-Closing Actions by Buyer. The Parties agree that any Taxes imposed on the Company or any of the Transferred Subsidiaries arising out of, relating to, or resulting from any transactions or actions engaged in by Buyer or any of its Affiliates on the Closing Date or taken by or at the direction of Buyer or any Affiliate thereof that occur on the Closing Date but after the Closing shall be the responsibility of Buyer and its Affiliates and shall be allocable to the taxable period (or portion thereof) beginning after the Closing Date, including for all purposes of this Agreement. Following the Closing, Buyer shall not, without Seller’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), (i) make, and shall cause its Affiliates (including the Company or any of the Transferred Subsidiaries) to make, any election with respect to the Company or any Transferred Subsidiary (including any election pursuant to Sections 336 or 338 of the Code, or Treasury Regulation Section 301.7701-3), which election would be effective on or prior to the Closing Date, (ii) amend any Tax Return of the Company or any Transferred Subsidiary for a taxable period ending on or prior to the Closing Date,  (iii) initiate any voluntary Tax disclosure or Tax amnesty or similar filings with any Taxing Authority with respect to the Company or any Transferred Subsidiary for a taxable period ending on or prior to the Closing Date, or (iv) carry back any loss, credit or other Tax attribute of the Company or any Transferred Subsidiary from a taxable period beginning after the Closing Date to a Pre-Closing Tax Period, in each case, if such action would result in Seller or any of its Affiliates incurring any Liability under Law (for actions described in Section (i), (ii) and (iv) herein) or pursuant to this Agreement (for actions described in Sections (i)-(iv) herein). Notwithstanding any provision of this Agreement to the contrary, Seller shall not be liable or responsible for, nor shall Seller be required to indemnify Buyer or any of its Affiliates (including the Company or any Transferred Subsidiary) for, any Taxes or other Liabilities as a result of the transactions or actions described in this Section 6.9(e).

(f)         Elections. The Parties agree that the U.S. federal income Tax Return of the Company for such taxable period ending on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and that neither Buyer nor any of its Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Law. In accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local or foreign Law, any Taxes arising out of, relating to, or resulting from any transactions or actions engaged in by Buyer or any of its Affiliates on the Closing Date not in the ordinary course of business or taken by or at the direction of Buyer or any Affiliate thereof that occur on the Closing Date but after the Closing, in each case other than those transactions or actions expressly contemplated by this Agreement, shall be the responsibility of Buyer and its Affiliates and shall be allocable to the taxable period (or portion thereof) beginning after the Closing Date, including for all purposes of this Agreement; and, notwithstanding any provision of this Agreement to the contrary, Seller shall not be liable or responsible for, nor shall Seller be required to indemnify Buyer or any of its Affiliates (including the Company and the Transferred Subsidiaries) for, any such Tax. Nothing to the contrary in this Agreement, including under the definition of Pre-Closing Taxes, Section 4.7(b)(ii)e), and Section 6.2(v), Seller shall be permitted to make an election in accordance with Revenue Procedure 2025-28 under each of Sections 70302(f)(1)(A) and 70302(f)(2)(A)(i) of the One Big Beautiful Bill Act (P.L. 119-21), or any substantially similar provision, in each case, as finally enacted, or any substantially similar amended or successor provision, on the Seller Consolidated Return on behalf of Seller or any member of the Seller Consolidated Group, including with respect to the Company and the Transferred Subsidiaries, for any Pre-Closing Tax Period of any portion thereof.

(g)          Tax Allocation. For all purposes of this Agreement, including and for purposes of calculating the Pre-Closing Taxes:

(i)         Except as otherwise provided in this Agreement, any Taxes for a Straddle Period with respect to the Company and the Transferred Subsidiaries shall be apportioned between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date, based on the actual operations of the Company and the Transferred Subsidiaries, as the case may be, by a closing of the books of the Company and the Transferred Subsidiaries, as if the Closing Date were the end of a Tax year, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period), and taking into account any net operating losses, credit or deduction generated in a Pre-Closing Tax Period to the extent actually available under applicable Law (at a “more likely than not” or higher level of confidence). For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 6.9(g)(i), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each such portion.

(ii)       In the case of any Taxes based on capitalization, debt or equity authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period.

(iii)      Notwithstanding anything else in this Agreement, any Transaction Tax Deduction shall be allocated to the Tax Returns of Seller or the Company and the Transferred Subsidiaries for a Pre-Closing Tax Period to the extent permitted by applicable Law at a “more likely than not” or higher level of confidence.

(h)         Elections. The Seller shall not make any election under Treasury Regulation Section 1.1502-36(d)(6) (if any of the Purchased Shares held by the Seller is a “loss share,” as defined in Treasury Regulation Sections 1.1502-36(f)(7)) or any similar election or fail to make any election requested by Buyer if the failure to make such requested election would reattribute any of the tax attributes of the Company and its Subsidiaries to Seller or another Affiliate.

(i)         The Parties acknowledge and agree that any payment pursuant to this Section 6.9 shall be treated as an adjustment to the Closing Cash Consideration under this Agreement for Tax purposes to the maximum extent permitted by applicable Law.

6.10       Reasonable Best Efforts; Third Party Consents.

(a)         Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, the Seller and Buyer shall use their respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to satisfy its obligations to consummate the Acquisition, including by removing any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Acquisition, including using reasonable best efforts to (i) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and (ii) not take any action intended to prevent the Closing. Notwithstanding the foregoing, nothing contained in this Section 6.10(a) shall require, and in no event shall the reasonable best efforts of the Seller or Buyer (or any other efforts standard contained in this Agreement) be deemed or construed to require Seller or Buyer to (A) pay any fee or (B) waive any condition to such Party’s obligation to consummate the Acquisition set forth in Article VII.

(b)         Third Party Notices, Consents, etc. Unless requested otherwise by Buyer, the Seller shall use commercially reasonable efforts to obtain all necessary notices, Consents, modifications, waivers and approvals of any parties to any Contracts set forth on Section 4.2 of the Disclosure Schedule. All such notices, consents, modifications, waivers and approvals shall be in a form and substance reasonably acceptable to Buyer. In the event that the other parties to any such Contract, including any lessor or licensor of any Real Property Leases, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise required in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including materially increased rent payments or other payments under the Contract or the provision of material additional security (including a guaranty), then neither the Seller nor the Company shall make or commit to make any such payment or provide any such consideration without Buyer’s prior written consent and the terms thereof shall be subject to Buyer’s approval; provided, that in no event shall Seller, the Company or any of their respective Affiliates be required to (i) commence or engage in litigation or initiate any Action against any Person in order to obtain any Consent, waiver or approval pursuant to this Section 6.10(b) or (ii) make, or obligate itself to make, any payment to any third-party in order to obtain any Consent, waiver or approval pursuant to this Section 6.10(b) unless Buyer agrees to pay or reimburse such Person for any such payment.

6.11       Delivery of Financial Statements; Cooperation in Preparing Pro Forma Financial Statements.

(a)         Prior to Closing, the Company will use commercially reasonable efforts to deliver to Buyer, (i) for any month that does not represent a fiscal quarter-end or year-end, not later than ten (10) business days after the end of each such calendar month, an unaudited, consolidated balance sheet as of the end of such month and an unaudited, consolidated statement of income for such month prepared in accordance with the books and records of the Company in conformity with GAAP, consistently applied with the financial statements referred to in Section 4.6, except for the omission of footnotes and normal, immaterial year-end adjustments (such balance sheet and consolidated statement of income, the “Monthly Financial Statements”), or (ii) for any month that represents a fiscal quarter-end or year-end, preliminary Monthly Financial Statements not later than ten (10) business days after the end of each such calendar month and, as promptly as practicable thereafter, but not later than twenty (20) business days after the end of such calendar month, final Monthly Financial Statements.

(b)        Buyer may be required to file certain combined historical financial statements including the following combined financial statements in accordance with the requirements of Regulation S-X with respect to the transactions contemplated herein (the “Required Financial Statements”): (i) the audited combined consolidated balance sheets and audited statements of income, stockholders’ equity, and cash flows for the two most recently completed fiscal years that has ended more than 90 days prior to the Closing Date; and (ii) the unaudited combined consolidated balance sheets and the related unaudited statements of income, stockholders’ equity and cash flows for the interim period from the date of the most recent such audited balance sheet through the end of the most recent quarterly period that has ended more than 45 days prior to the Closing Date (and in any event including such unaudited balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Business for the quarterly period of the prior fiscal year). Whether prior to or following the Closing, the Seller agrees to reasonably cooperate, and use commercially reasonable efforts to cause its accountants to cooperate, in each case, at Buyer’s expense, in (i) providing historical financial information to Buyer in a manner for Buyer to file the Required Financial Statements with the SEC, (ii) the filing of, and preparation of responses to any comments from the SEC concerning, the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act, and (iii) delivering as promptly as practicable following reasonable requests from Buyer copies of any and all financial data, work papers, ledgers and other relevant information to file the Required Financial Statements and any pro forma financial statements required under Regulation S-X of the Securities Act.

6.12       Non-Competition and Non-Solicitation.

(a)       Non-Competition. During the Restricted Period, Seller shall not, without the prior written consent of Buyer, directly or indirectly, establish, engage or participate in, conduct, operate or knowingly advise or acquire any financial interest in any Person that is engaging or participating in, a Competing Business anywhere in the Restricted Territory.

(b)        Non-Solicitation. During the Restricted Period, Seller shall not, directly or indirectly, without the prior written consent of Buyer:

(i)          whether on Seller’s own behalf or on behalf of any other Person, knowingly encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action specifically intended to induce or encourage, (x) any of the persons set forth on Section 6.12(b)(i) of the Disclosure Schedule to leave his, her, or its employment or service with Buyer or the Company or the Transferred Subsidiaries (provided, that this clause (x) shall not apply to any such Relevant Service Provider or Buyer Service Provider whose employment relationship has been terminated for more than six (6) months prior to the date of such recruitment or solicitation), or (y) any Business Relation to cease or modify in any adverse manner any business relationship with Buyer or the Company or the Transferred Subsidiaries; or

(ii)        whether on Seller’s own behalf or on behalf of any other Person, encourage, induce, attempt to induce, recruit, solicit, attempt to solicit, or take any other action that is intended to induce or encourage any third-party to engage in any activity in which Seller would, under the provisions of this Section 6.12, be prohibited from engaging.

(c)        Limitations. Nothing in this Section 6.12 shall prevent or restrict Seller from owning, directly or indirectly, (i) as a passive investment less than five percent (5%) of the outstanding shares of the capital stock or indebtedness of a Person (whether public or private) that is engaged in a Competing Business, provided that Seller does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such Person, or (ii) holding, directly or indirectly, a passive financial or beneficial interest in a private debt or equity fund, venture capital fund, joint venture, family office, or a similar vehicle in which the Seller does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such Person. The placement of general advertisements or the use of an employee recruiting or search firm that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any or all of the Relevant Service Providers set forth on Section 6.12(b)(i) of the Disclosure Schedule shall not be deemed to be a breach of Seller’s obligations not to solicit under this Section 6.12. Nothing in this Section 6.12 shall prevent or restrict Seller from acquiring and then owning an interest, directly or indirectly, in any Person that is engaged or participates in a Competing Business, so long as no more than twenty percent (20%) of such acquired Person’s business’ revenue is derived from a Competing Business.

(d)         Term and Severability of Covenants. If Seller breaches any covenant set forth in this Section 6.12, the term of such covenant shall be extended by the period of the duration of such breach. The covenants contained in Sections 6.12(a) and 6.12(b) of this Agreement shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Sections 6.12(a) and 6.12(b) of this Agreement. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), Buyer and Seller agree that such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of Sections 6.12(a) and 6.12(b) of this Agreement are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, Buyer and Seller agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Law.

(e)          Non-Disparagement. Seller shall not, at any time during the Restricted Period, directly or indirectly, disparage the Company or Buyer or any of their Subsidiaries or Affiliates. Buyer shall not, and shall cause the Company not to, at any time during the Restricted Period, directly or indirectly, disparage the Seller or any of its Subsidiaries or Affiliates. Notwithstanding the foregoing, nothing in this Section 6.12(e) shall preclude the Seller or Buyer from making truthful and accurate statements or disclosures that are required by applicable Laws or legal process. (including in connection with the enforcement of any legal rights or defenses).

(f)          Seller Acknowledgment. Seller acknowledges that (i) the goodwill associated with the existing business, customers, vendors, suppliers, channel partners, resellers, licensors, licensees or other material business relations, and assets of the Company Business and Company Group prior to the Closing is an integral component of the value of the Company Business and Company Group to Buyer and is reflected in the consideration payable to Seller and the other parties in connection with this Agreement, and (ii) Seller’s agreement as set forth herein is necessary to preserve the value of the Company Group for Buyer following the Closing. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 6.12(f) are reasonable.

6.13       Industrial Site Recovery Act.

(a)     The Company Group is responsible for, and shall take all actions necessary to comply with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and any rules or regulations promulgated thereunder (“ISRA”) with respect to the transaction contemplated by this Agreement for the site located at 2555 Route 130, Cranbury, NJ, by either: (i) proceeding with the standard process for ISRA compliance, including (A) completing and filing with the New Jersey Department of Environmental Protection (“NJDEP”) a General Information Notice (as defined under ISRA) within five (5) days of signing this Agreement; (B) submitting an ISRA Remediation Certification and posting any required financial assurance or remediation funding source required under ISRA or by NJDEP prior to the Closing, if necessary; and (C) taking all commercially reasonable actions necessary to diligently complete all work required or necessary to obtain a valid Response Action Outcome (“RAO”) under ISRA for the industrial establishment, if necessary, either before or after the Closing; or (ii) filing a de minimis quantity exemption that is approved by NJDEP (the “DQE Approval”). The Remediation Certification, the RAO, and the DQE Approval are collectively referred to as the “ISRA Approvals”. Prior to the Closing, the Company Group will keep Buyer reasonably informed regarding compliance with ISRA, including the submission of any relevant documentation to NJDEP.

(b)        Buyer will reasonably cooperate, provide information, and execute relevant documents to facilitate the Company Group’s compliance with its obligations under this Section 6.13 including, execution of any applicable form(s) required in connection with the ISRA Approvals (under which, if applicable, Freedom Photonics, LLC will be designated as the Party Agreeing to Conduct Remediation).

(c)          All fees, costs and expenses of the Company Group incurred in connection with compliance with ISRA and the final resolution of the ISRA Approvals, including fees and expenses of licensed site remediation professionals, environmental consultants, legal counsel and other advisors, shall be paid by the Seller.

6.14       Release of Claims.

(a)         Effective for all purposes as of the Closing, the Seller acknowledges and agrees, on behalf of itself and, to the extent legally permissible, each of its agents, trustees, beneficiaries, directors, managers, officers, affiliates, subsidiaries, estate, successors, assigns, members and partners in their capacities as such; or any entity claiming by, through, or under any of the foregoing; provided, however that no member of the Company Group shall be included in the foregoing (each, a “Seller Releasor”), that, at the Closing, each Seller Releasor irrevocably and unconditionally releases the Company, Buyer and any of their respective parent companies, Subsidiaries and Affiliates, and any of their respective employees, directors, partners, shareholders, managers, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns or the like and any persons acting by, through, under or in concert with, any of them; provided, however that the Seller shall not be included in the foregoing (collectively, the “Seller Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”) of Seller Releasor relating to (i) Buyer, the Company and their respective Subsidiaries as of the Closing, (ii) the preparation, negotiation, execution or consummation of this Agreement or the Related Agreements, (iii) the Business, or (iv) the operation of the Business at or prior to the Closing, but excluding (A) any Claims to the extent arising from, or related to the interpretation, performance, enforcement or breach of the terms of this Agreement, the Related Agreements, or any other agreements or documents delivered pursuant to this Agreement or the Related Agreements, in each case, against the other parties hereto and thereto and subject in all respects solely to the terms and conditions hereof and thereof, (B) any Claims for earned but unpaid employee compensation or for reimbursement of employee expenses incurred in the ordinary course of business to the extent related to the employment by or service to the Company, or any termination thereof, of any Seller Releasor who is an employee, officer, manager, or director of the Company or the Transferred Subsidiaries immediately prior to the Closing, (C) any Claims for indemnification, exculpation, or advancement of expenses against any Seller Releasee to the extent provided for under applicable Law or the Organizational Documents of the Company or the Transferred Subsidiaries as of the date hereof, or (D) Claims of Fraud or fraud (excluding recklessness) by any other Seller Releasee (the Claims released in this Section 6.14(a) collectively, “Seller Claims”).

(b)        Effective for all purposes as of the Closing, Buyer acknowledges and agrees, on behalf of itself and, to the extent legally permissible, each of its agents, trustees, beneficiaries, directors, managers, officers, affiliates, subsidiaries, estate, successors, assigns, members and partners in their capacities as such; or any entity claiming by, through, or under any of the foregoing; (each, a “Buyer Releasor” and, together with the Seller Releasors, each a “Releasor”), that, at the Closing, each Buyer Releasor irrevocably and unconditionally releases the Seller and any of its parent companies, Subsidiaries and Affiliates, and any of their respective employees, directors, partners, shareholders, managers, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns or the like and any persons acting by, through, under or in concert with, any of them (collectively, the “Buyer Releasees”, and together with the Seller Releasees, the “Releasees”) from any and all Claims of Buyer Releasor relating to (i) the Seller and its Subsidiaries as of the Closing and (ii) the preparation, negotiation, execution or consummation of this Agreement or the Related Agreements, but excluding (A) any Claims to the extent arising from, or related to the interpretation, performance, enforcement or breach of the terms of this Agreement, the Related Agreements, or any other agreements or documents delivered pursuant to this Agreement or the Related Agreements, in each case, against the other parties hereto and thereto and subject in all respects solely to the terms and conditions hereof and thereof, (B) Claims unrelated to the Company, the Transferred Subsidiaries, or the Acquisition, or (C) Claims of Fraud or fraud (excluding recklessness) by any other Buyer Releasee (the Claims released in this Section 6.14(b) collectively, “Buyer Claims”, and, together with the Seller Claims, collectively, “Released Claims”).

(c)       In giving the release herein, which includes Released Claims which may be unknown to Releasor at present, Releasor acknowledges that Releasor has read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to Released Claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.”

Releasor hereby expressly waives and relinquishes all rights and benefits under that section and any Law of any other jurisdiction of similar effect with respect to Releasor’s release of Released Claims herein, including but not limited to the release of unknown Released Claims.

(d)          This release is conditioned upon the consummation of the Closing.

6.15       Indemnification, Exculpation and Insurance.

(a)        From and after the Closing, Buyer shall cause the Company (the “Primary Indemnitor”) to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Persons who at or prior to the Closing were directors or officers of the Company and its Subsidiaries (collectively, the “Indemnitees”), with respect to all acts or omissions by them solely in their capacities as such or taken by them at the request of the Company or any of its Subsidiaries, in each case, at or prior to the Closing (the “Covered D&O Matters”) as and to the extent provided in any Organizational Document of the Company and its Subsidiaries as in effect on the date of this Agreement or on the Closing Date (to the extent there are changes thereto after the date hereof in accordance with this Agreement and agreed to by Buyer) or in any indemnification agreements entered into by the Company or any of its Subsidiaries with any Indemnitee as in effect on the date of this Agreement (and that have been made available to Buyer), and any such indemnification agreements or arrangements of the Company or any of its Subsidiaries shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such amendment or modification is required by Law. In addition, from and after the Closing, Buyer shall cause the Company to advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.15 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.15), as incurred, to the fullest extent permitted under applicable Law and provided under any Organizational Document of the Company or any of its Subsidiaries as in effect on the date of this Agreement or on the Closing Date (to the extent there are changes thereto after the date hereof in accordance with this Agreement and agreed to by Buyer) or any indemnification agreements or arrangements entered into by the Company or any of its Subsidiaries with any Indemnitee as in effect on the date of this Agreement (and that have been made available to Buyer); provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)        Buyer hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance (other than the RWI Policy) provided by Persons other than the Company and its Subsidiaries (collectively, the “Secondary Indemnitors”). Buyer hereby agrees that, with respect to the Covered D&O Matters, (i) the Primary Indemnitors are the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the Primary Indemnitors (A) shall be required to advance all expenses, as incurred, by any Indemnitee and (B) shall be liable for all expenses, judgments, penalties, fines and amounts actually paid by the Indemnitee in settlement, in each case of clauses (A) and (B), to the extent legally permitted and as required by the terms of this Agreement, any Organizational Documents of the Company or its Subsidiaries as in effect on the date of this Agreement or on the Closing Date (to the extent there are changes thereto after the date hereof in accordance with this Agreement and agreed to by Buyer) or any indemnification agreements or arrangements entered into by the Company or any of its Subsidiaries with such Indemnitee as in effect on the date of this Agreement (and that have been made available to Buyer), without regard to any rights the Indemnitee may have against the Secondary Indemnitors, and (iii) the Primary Indemnitors irrevocably waive, relinquish and release the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Buyer and the Seller further agree that no advancement or payment by a Secondary Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Primary Indemnitors shall affect the foregoing. Buyer and the Indemnitees agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 6.15(b).

(c)        From and for six years after the Closing, Buyer shall cause the certificate of incorporation, bylaws or comparable Organizational Documents of the Company and each of its Subsidiaries to contain provisions with respect to indemnification and exculpation from liability for the benefit of the Indemnitees with respect to the Covered D&O Matters that are at least as favorable to the beneficiaries of such provisions as those provisions set forth as of the date of this Agreement in the Organizational Documents of the Company and its Subsidiaries which provisions, in each case, shall not be amended, repealed or otherwise modified with respect to the Covered D&O Matters in a manner that would adversely affect the rights thereunder of any Indemnitee without the written consent of such Indemnitee.

(d)          On or prior to the Closing Date, the Seller shall use commercially reasonable efforts to cause the Company to obtain and pay for a non-cancelable run-off or tail directors and officers insurance policy for a period of six years from and after the Closing Date to provide insurance coverage for Covered D&O Matters (the “D&O Insurance”) on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof, at a price not to exceed 300% of the aggregate annual premium most recently paid by the Seller for the Company (the “Maximum Amount”). If the Seller is unable to obtain the insurance required by this Section 6.15(d) because its cost exceeds the Maximum Amount, the Seller shall use commercially reasonable efforts to obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount (after reasonably cooperating with, and consulting with, Buyer). Buyer shall maintain any such D&O Insurance in full force and effect for the full term thereof. The costs of any such D&O Insurance shall be paid by Buyer.

(e)          The provisions of this Section 6.15 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(f)          In the event that Buyer, the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and of the Company shall assume all of the obligations of Buyer and the Company set forth in this Section 6.15.

(g)         Notwithstanding anything in this Section 6.15 to the contrary, Seller shall indemnify Buyer and its Affiliates, (for purposes of this Section 6.15(g) each a “Buyer Indemnified Party”) including, after the Closing, each member of the Company Group, against and hold each of them harmless from the matters set forth on Schedule 6.15(g), in accordance with this Section 6.15(g):

(i)         Buyer will give the Seller prompt written notice (a “Third Party Claim Notice”) of the commencement of any Action instituted by any third party for which any Buyer Indemnified Party reasonably believes that it is entitled to indemnification pursuant to this Section 6.15(g) (any such third party action or proceeding being referred to as a “Third Party Action”). The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such Third Party Claim Notice. The failure to promptly deliver a Third Party Claim Notice will not affect any Buyer Indemnified Party’s right to indemnification except to the extent such failure has actually and materially prejudiced the Seller’s ability to defend successfully such Third Party Action. Buyer will deliver to the Seller copies of all additional documents reasonably related to or required to defend such Third Party Action promptly after receipt thereof. The Seller shall have 30 days after its receipt of a complete Third Party Claim Notice to notify the Buyer Indemnified Party that the Seller has elected to contest and defend any such Third Party Action on behalf of the applicable Buyer Indemnified Party. If the Seller contests and defends such Third Party Action, such contest and defense will be conducted by attorneys retained and paid by the Seller. Any Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing; provided, however, that the Seller shall control the defense of any such contest. If the Seller  contests and defends such Third Party Action, the applicable Buyer Indemnified Parties (i) will cooperate with the Seller to the extent reasonably requested by the Seller in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of such Buyer Indemnified Party if relevant to the defense of such Third Party Action; and (ii) will not admit any liability with respect to, or settle, discharge or compromise such Third Party Action without the Seller’s (which shall not be unreasonably withheld, conditioned or delayed).

(ii)         If the Seller assumes the defense of a Third Party Action, the Seller shall not concede, settle or compromise such Third Party Action without Buyer’s prior written consent; provided, however, that the consent of Buyer shall not be required if (i) the Seller pays the full amount of the liability in connection with such Third Party Action, (ii) such settlement, compromise or discharge includes a full, complete and unconditional release of Buyer and its Affiliates from further liability with respect to such Third Party Action, and (iii) such settlement, compromise or discharge does not require any commitment or admission by Buyer or any of its Affiliates of any wrongdoing or violation of Law or the rights of any Person (other than the making of any payments that are paid in full by the Seller (the conditions set forth in clauses (i), (ii) and (iii), the “Required Conditions”).

(iii)       If the Seller chooses to contest and defend a Third Party Action but (i) the applicable Buyer Indemnified Party reasonably determines in good faith, based upon advice of counsel, that an actual conflict of interest exists between the Seller and such Buyer Indemnified Party with respect to an issue that is significant to the defense of a Third Party Action such that the Seller could not adequately represent the applicable interests of the Buyer Indemnified Party or (ii) upon petition by the Buyer Indemnified Party, the appropriate Governmental Authority issues a final, non-appealable ruling that the Seller has failed or is failing to conduct the defense of a Third Party Action in good faith, then, in each case of clauses (i) and (ii), a Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing that are reasonably satisfactory to the Seller, at the Seller’s expense.

(iv)       If the Seller does not choose to contest and defend the Third Party Action within the timeframe provided for in this Section 6.15(g), or the Seller is not entitled to assume the defense Third Party Action in accordance with this Section 6.15(g), the applicable Buyer Indemnified Party will be entitled to contest and defend the Third Party Action, and such fees and costs shall be indemnifiable Losses hereunder; provided, however, that (i) the Seller may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Action but the Buyer Indemnified Party shall control the investigation, defense and settlement, subject to the provisions herein; and (ii) the Seller shall cooperate in good faith in such defense. A Buyer Indemnified Party may not concede, settle or compromise any Third Party Action without the prior written consent of the Seller.

6.16       Post-Closing Treatment of Employees.

(a)          Buyer agrees that each employee who is employed by the Company or a Transferred Subsidiary as of the Closing Date (each, a “Continuing Employee”) that remains so employed shall, for a period of at least twelve (12) months following the Closing Date, be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to each such Continuing Employee immediately prior to the Closing Date and (ii) target short term and long term cash incentive compensation opportunities that, in each case, are substantially comparable in the aggregate to such incentive compensation opportunities provided by the Company to each such Continuing Employee immediately prior to the Closing Date.

(b)         Buyer shall, or shall cause its Affiliates to, credit Continuing Employees for service earned on and prior to the Closing Date with the Company and its Affiliates, or any of their respective predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date to the extent that service is relevant for purposes of eligibility, vesting, and entitlement to benefits where length of service is relevant (inclusive of vacation accrual and severance pay entitlement) under each applicable employee benefit plan, program or arrangement of Buyer or any of its Affiliates (“Buyer Plans”), except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(c)         In addition, each Continuing Employee shall be immediately eligible to participate, without any waiting period, in any Buyer Plan; provided, that group medical and dental insurance will be effective from the first day of the month that follows the Closing Date. Continuing Employees will be covered under Seller’s group health plans through the end of the month in which the Closing Date occurs (the “Run-out Period”) and Seller agrees to pay or cause to be paid any eligible claims under its group health plans incurred by Continuing Employees during the Run-out Period.  Buyer shall, and shall cause its Affiliates to, (i) waive all limitations on benefits relating to any pre-existing conditions, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employees and their eligible spouses and dependents and (ii) cause the Continuing Employees and their eligible spouses and dependents to be given credit under the applicable Buyer Plan for amounts paid during the portion of the plan year prior to the date on which such Continuing Employees commence participation in such Buyer Plan for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums.

(d)        Notwithstanding anything herein to the contrary, Seller, the Company, Buyer and their respective Affiliates hereby acknowledge and agree that all provisions contained in this Section 6.16 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer, Seller, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall create any third party beneficiary or other right (A) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of Seller, the Company or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (B) to continued employment with Buyer, Seller, the Company or any of their respective Affiliates.

6.17       Acknowledgments by Buyer. Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Company, the Transferred Subsidiaries, the Company Business and the Acquisition, and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement and the Related Agreements and (b) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Company, the Transferred Subsidiaries, the Company Business and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement or the Related Agreements, as it has requested or otherwise requires to enter into this Agreement. Buyer further acknowledges and agrees that (x) the only representations and warranties made by Seller or the Company are the representations and warranties expressly set forth in Article III or Article IV (in each case, as modified by the Disclosure Schedule) and Buyer has not relied upon, and will not rely upon, any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Seller, the Company or any of their Affiliates, any Representatives of Seller or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Seller’s bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller or the Company are the representations and warranties expressly set forth in Article III or Article IV (in each case, as modified by the Disclosure Schedule), subject to the exclusive remedies set forth herein. Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Company, the Transferred Subsidiaries and the Company Business are being transferred on a “where-is” and, as to condition, “as-is” basis subject to the representations and warranties contained in Article III or Article IV (in each case, as modified by the Disclosure Schedule) without any other representations or warranties of any nature whatsoever.

6.18      Elimination of Intercompany Accounts. After the date hereof, Seller shall deliver a plan (the “Intercompany Elimination Plan”) in form and substance reasonably satisfactory to Buyer so that, as of the Closing, (A) there shall be no intercompany obligations (other than pursuant to the Related Agreements) between the Company or the Transferred Subsidiaries, on the one hand, and Seller and its respective Affiliates (other than the Company Group), on the other hand (including, for the avoidance of doubt, by the contribution to capital of a member of the Company Group) (the “Intercompany Elimination”) and (B) the Taxes of the Company Group related thereto have been calculated and a calculation thereof deliver to Buyer.  At least ten (10) Business Days prior to the Closing Date, or as otherwise mutually agreed to by Seller and Buyer, Seller shall have taken all of the steps and performed all actions necessary as outlined in the Intercompany Elimination Plan to effectuate the Intercompany Elimination and delivered to Buyer the calculation of the Taxes payable by the Company Group related thereto. Nothing in this Section 6.18 shall require Seller to terminate or cancel any intercompany obligations exclusively between or among the members of the Company Group.

6.19       Corporate Actions. The Company shall use its reasonable best efforts to take the actions set forth on Schedule 6.19.

6.20     Parachute Payments. Prior to the Closing, and subject to prior review and approval by the Company, Seller shall submit to the Bankruptcy Court for approval any amounts that could be considered “parachute payments” under Section 280G of the Code that are contingent on the Acquisition.

ARTICLE VII
CONDITIONS TO CLOSING OF THE ACQUISITION

7.1        Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligations of Buyer, the Company and the Seller to effect the Acquisition shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived pursuant to a written agreement executed by each of the Company, the Seller and Buyer, to the extent permitted by Law.

(a)         Governmental Approvals. All authorization, consents or approvals of, and all declarations and filings with, any Governmental Authority, in each case, which are set forth on Schedule 7.1(a), shall have been filed, made or obtained.

(b)        No Injunctions or Restraints; Illegality. No Law, temporary restraining order, preliminary or permanent injunction or other order shall have been issued and no other legal or regulatory action shall have been taken, or threatened in writing by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Acquisition on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Acquisition which makes the consummation of the Acquisition on the terms and conditions set forth herein illegal.

(c)          Bidding Procedures Order. The Bankruptcy Court shall have entered the Bidding Procedures Order.

(d)         Sale Order. The Bankruptcy Court shall have entered the Sale Order and no Order staying or materially revising, modifying or amending such Order shall be in effect.

7.2         Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Acquisition are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a)          Representations and Warranties.

(i)          Each of the Company Fundamental Representations (other than the representations in Section 4.5) and Subsection (b) of the Assets Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, as though such representations and warranties were made on and as of such date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date).

(ii)        The representations and warranties of the Seller and the Company contained in Article III and Article IV (other than the Company Fundamental Representations and the Assets Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (in each case, without giving effect to any “material,” “materiality,” “Company Material Adverse Effect,” or similar qualifications contained in such representations and warranties), as though such representations and warranties were made on and as of such date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date), except in each case, where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Company Material Adverse Effect.

(iii)       Each of the representations and warranties in Section 4.5 and Subsection (a) of the Assets Representations shall have been true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement and shall be true and correct in all material respects other than de minimis inaccuracies on and as of the Closing Date, as though such representations and warranties were made on and as of such date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects other than de minimis inaccuracies as of such specified earlier date).

(b)        Covenants; Preparation for Closing. (i) The Company and the Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by the Company or the Seller, as applicable, at or prior to the Closing, and (ii) the Company and the Seller shall have delivered to Buyer the agreements, documents and other deliveries set forth in Section 2.6(a).

(c)          No Material Adverse Effect. Since the Effective Time, there shall not have occurred any Company Material Adverse Effect.

(d)          Employees.

(i)          The Employee Offer Letters executed by at least fifty percent (50%) of the Key Employees (whether concurrently with this Agreement or following but prior to Closing) shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by any such Key Employee, and no such Key Employee (accounting for the aforementioned fifty percent (50%)) shall (A) have terminated his or her employment with the Company (or had such employment involuntarily terminated), (B) or expressed orally or in writing to the human resources department, to his or her direct supervisor, or the senior management or any board member of the Company or Seller (each a “Company Recipient”) an intention to terminate employment with the Company or any of the Transferred Subsidiaries at or prior to the Closing or with the Company or Buyer or its applicable Affiliate following the Closing or (C) have been the subject of credible evidence provided by Buyer to a Company Recipient of such an expression of intent.

(e)         At least fifty percent (50%) of the employees of the Company and the Transferred Subsidiaries, taken as a whole (excluding the Key Employees) employed as of the date hereof, shall (A) continue to be employed by the Company on a full-time basis, shall not have been terminated or resigned from his or her employment with the Company at or prior to the Closing, or (B) expressed orally or in writing to a Company Recipient an intention to terminate his or her employment with the Company at or prior to Closing or (C) have been the subject of credible evidence provided by Buyer to a Company Recipient expression of intent.

(f)       Reorganization; Intercompany Elimination.  The Reorganization and the Intercompany Elimination shall have each been effectuated to the reasonable satisfaction of Buyer and Seller shall have delivered to Buyer all agreements, documents, certificates or other evidence required to be delivered in connection therewith pursuant to Section 6.8 and Section 6.18, respectively.

7.3        Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Acquisition is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller, to the extent permitted by Law.

(a)         Representations and Warranties. The representations and warranties of Buyer in Article V shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing Date (other than any such representations and warranties that were made as to a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) as though such representations and warranties were made on and as of such date, in each case, except where the failure of such representations and warranties to be so true and correct would not prevent the ability of Buyer to consummate the Acquisition.

(b)        Covenants; Preparation for Closing. (i) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement that are required to be performed or complied with by it at or prior to the Closing, and (ii) Buyer shall have delivered to the Company or the Seller (as applicable) the documents and other deliveries set forth in Section 2.6(b).

ARTICLE VIII
BANKRUPTCY PROVISIONS

8.1         Approval of Break-Up Fee and Expense Reimbursement. In consideration for Buyer having expended considerable time and expense in connection with this Agreement and the negotiation thereof, the Seller shall, in accordance with the terms hereof and the Bidding Procedures Order if and only if this Agreement is validly terminated pursuant to (i) Section 9.2(b) by the Seller (at a time when Section 9.2(b) is available to Buyer), (ii) Section 9.2(e), (iii) Section 9.2(f), or (iv) Section 9.2(h) and, in each case, thereafter, Seller consummates an alternative transaction that is or is reasonably likely to have constituted a Competing Bid within one (1) year, in the case of (ii), (iii) or (iv), or three (3) months, in the case of (i), following such termination, then, in each case, Seller shall pay (or cause to be paid) to Buyer, (x) a break-up fee in an amount equal to three percent (3%) of the Closing Cash Consideration (the “Break-Up Fee”) plus (y) the amount of the documented expenses of Buyer incurred in connection with the Acquisition up to an aggregate amount of $2,200,000 (such expense reimbursement, together with the Break-Up Fee, the “Termination Fee”).  Subject to the entry of the Bidding Procedures Order, the Termination Fee shall be paid on the first Business Day following the date of consummation of the transaction arising out of a Competing Bid if no material breach by Buyer of this Agreement has occurred.  The Seller shall file with and seek the approval of the Bankruptcy Court of the Bidding Procedures Order, including the Termination Fee, and the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the Termination Fee as an allowed superpriority administrative expense claim pursuant to Bankruptcy Code section 503 pursuant to, and subject to, the terms and conditions set forth in this Agreement.

8.2         Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller of higher or better competing bids in respect of all or part of the Purchased Shares or assets of the Seller and Company Group with respect to the Company Business (whether in combination with other assets of Seller or otherwise) (each a “Competing Bid”).  From the date hereof and until the conclusion of the Auction, the Seller may cause its Representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Buyer and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Purchased Shares and the other assets of the Seller or assets of the Seller and Company Group with respect to the Company Business.  In addition, the Seller shall be permitted to respond to any inquiries or offers to purchase all or any part of the Purchased Shares or assets of the Seller and Company Group with respect to the Company Business and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law, including supplying information relating to the Company Business, the Purchased Shares and the assets of the Seller or assets of the Seller and Company Group with respect to the Company Business to prospective purchasers, subject to a reasonable confidentiality agreement.

8.3        Bankruptcy Court Filings. As promptly as practicable following the execution of this Agreement  but no later than two (2) Business Days thereafter, the Seller shall file with the Bankruptcy Court the Sale Motion seeking entry of the Bidding Procedures Order (including designation of Buyer as the stalking horse bidder for the Purchased Shares and approval of the Termination Fee as contemplated herein) and the Sale Order.  The Seller shall request that a hearing to consider entry of the Bidding Procedures Order be heard as soon as reasonably practical after filing the Sale Motion, but in any event no later than twenty-one (21) days after filing the Sale Motion.   Buyer agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Bidding Procedures Order and the Sale Order and a finding of adequate assurance of future performance by Buyer, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  Buyer shall not, without the prior written consent of the Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Shares and the assets of the Seller or assets of the Seller and Company Group with respect to the Company Business hereunder. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, the Seller and Buyer shall use their respective reasonable best efforts to defend such appeal.

8.4         Bankruptcy Milestones. Seller shall use its commercially reasonable efforts to satisfy the following milestones (each of which is subject to the availability of the Bankruptcy Court):

(a)          The Sale Motion shall be filed no later than two (2) Business Days after execution of this Agreement.

(b)       The Bankruptcy Court shall have entered the Bidding Procedures Order no later than the day that is twenty-one (21) days following the Petition Date.

(c)         The Bid Deadline under the Bidding Procedures Order shall be no later than the day that is forty-five (45) days following the Petition Date.

(d)        The Auction, if any, under the Bidding Procedures Order shall be no later than the day that is sixty (60) days following the Petition Date.

(e)       The Bankruptcy Court shall have entered the Sale Order no later than the day that is seventy-five (75) days following the Petition Date.

8.5        Back-up Bidder. In the event that Buyer is not the winning bidder at the auction undertaken pursuant to the Bidding Procedures Order (the “Auction”), if and only if (a) Buyer either (i) submits the second highest or second best bid at the Auction or (ii) the previous bid submitted by Buyer is the second highest or second best bid, and, in the Buyer’s sole discretion, is named the “Back-Up Bidder,” in each case, as determined by the Seller, and (b) the Seller gives notice to Buyer on or before the Back-up Termination Date, stating that the Seller (i) failed to consummate the sale with the winning bidder, and (ii) has terminated the purchase agreement with the winning bidder, Buyer shall promptly consummate the Acquisition upon the terms and conditions as set forth herein, including the Closing Cash Consideration, as the same may be increased by Buyer at the Auction. For the avoidance of doubt, Buyer shall not be required to be a Back-Up Bidder unless Buyer expressly consents either in writing or on the record at the Auction to being the Back-Up Bidder.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1       Termination by Mutual Consent. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing by the mutual written consent of Buyer and the Seller.

9.2         Unilateral Termination.

(a)       Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action having the effect of permanently restraining or enjoining or otherwise prohibiting the Acquisition or (ii) a Governmental Authority has adopted an applicable Law that makes the consummation of the Acquisition on the terms and conditions contemplated by this Agreement illegal.

(b)         Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if the Acquisition shall not have been consummated by 5:00 p.m. Eastern Time on March 31, 2026 (as may be extended pursuant to Section 8.5, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in the failure of any condition set forth in Article VII to be fulfilled or satisfied on or before such date.

(c)        Buyer, by giving written notice to the Seller, may terminate this Agreement at any time prior to the Closing if the Seller has committed a breach of (i) any of its representations or warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under this Agreement, in each case, that would prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and such breach has not been waived in writing by Buyer, or if curable, has not been cured prior to the earlier to occur of (A) ten (10) Business Days after Buyer has given the Seller written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement.

(d)        The Seller, by giving written notice to Buyer, may terminate this Agreement at any time prior to the Closing if Buyer has committed a breach of (i) any of its representations or warranties under Article V or (ii) any of its covenants under this Agreement, in each case, that would prevent the satisfaction of or result in the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and such breach has not been waived in writing by Seller, or if curable, has not been cured prior to the earlier to occur of (A) ten (10) Business Days after the Seller has given Buyer written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to the Seller if the Seller is at that time in material breach of this Agreement.

(e)         Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if (i) the Seller consummates a transaction with respect to a Competing Bid or (ii) Buyer is not, or ceases to be, the Back-Up Bidder.

(f)         Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if Buyer is not named the “Back-Up Bidder” at the Auction or ceases to be the Back-Up Bidder, and (i) the Seller enters into a definitive agreement with respect to a Competing Bid or (ii) the Bankruptcy Court enters an Order approving a Competing Bid.

(g)         Either Buyer or the Seller, by giving written notice to the other, may terminate this Agreement if the Bankruptcy Court enters an Order dismissing or converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Seller is appointed in the Bankruptcy Case and, in any case, such Order or appointment is not reversed or vacated by the Bankruptcy Court within fourteen (14) days after entry thereof.

(h)         The Seller, by giving written notice to the Buyer, may terminate this Agreement at any time prior to the Closing if the board of directors (or other equivalent governing body) of the Seller or the Company determines in good faith after consultation with outside counsel that its continued performance under this Agreement or any other Related Agreement would be inconsistent with its fiduciary duties under applicable Law and only after Seller, in providing Buyer such notice, describes the basis for such determination.

9.3         Effect of Termination.

(a)        Other than with respect to the Termination Fee to the extent otherwise payable , if, as, and when due under this Agreement, which shall remain in full force and effect and survive any termination of this Agreement, in the event of the valid termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer or the Seller or any of their respective officers, directors, managers, securityholders or Affiliates; provided, however, that each Party shall remain liable for damages (which the Parties acknowledge and agree shall not be limited to reimbursement of costs or expenses and may include the benefit of the bargain and/or premium lost by a party’s equityholders (taking into consideration all relevant matters, including other combination opportunities and the time value of money)) for any Willful Breach of this Agreement or Fraud; provided, however, that the provisions of Section 6.1, Section 6.3, this Section 9.3, and the Confidentiality Agreement, shall remain in full force and effect and survive any termination of this Agreement. For the avoidance of doubt, the Parties agree that if Buyer, on the one hand, or Seller, on the other hand, does not close the Acquisition in circumstances in which all of the conditions set forth in Section 7.1 and Section 7.2 (other than conditions to be performed at the Closing), with respect to Buyer, and Section 7.1 and Section 7.3 (other than the conditions to be performed at the Closing), with resspect to Seller, have been satisfied, or waived, such failure or refusal to close shall be deemed to be a Willful Breach of this Agreement by the applicable Party.

(b)         Notwithstanding Section 9.3(a), in the event of a termination of this Agreement (i) pursuant to Section 9.2(d), or (ii) by Buyer pursuant to Section 9.2(b), at a time when the Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d), in each case, then Buyer and the Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to pay an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to the Seller. Buyer acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the Acquisitions, and that without these agreements, the Seller would not have entered into this Agreement; accordingly, if Buyer fails to timely deliver such Joint Written Instructions or otherwise takes or fails to take any action that prevents the Escrow Agent from making the payment due to the Seller pursuant to this Section 9.3(b) and, in order to obtain such payment, the Seller commences an Action which results in a judgment against Buyer for any such payment set forth in this Section 9.3(b) or a breach of this Section 9.3, Buyer shall pay the Seller its costs and expenses (including attorney’s fees and disbursements) in connection with such Action, together with interest on such payment at the Interest Rate through the date such payment was actually received. Further, Buyer agrees that the Seller may seek any other remedies at law or equity arising from Buyer’s breach of this Agreement, pursuant to Section 9.3(a) and Section 10.14.

(c)        Notwithstanding Section 9.3(a), in the event of a valid termination of this Agreement pursuant to Section 9.2 (other than a termination (i) pursuant to Section 9.2(d), or (ii) by Buyer pursuant to Section 9.2(b) at a time when the Seller is permitted to deliver notice of its intent to validly terminate this Agreement pursuant to Section 9.2(d)), then Buyer and the Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Buyer.

ARTICLE X
MISCELLANEOUS

10.1       Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) the covenants and agreements of any Party set forth herein that require performance at or prior to Closing shall terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or other obligation on the part of, nor shall any Claim be made by, any Party or any of their respective Affiliates in respect thereof, in connection therewith or related thereto, (b)(i) the Company Fundamental Representations shall survive until 11:59 p.m. Eastern time on the date that is the four (4) year anniversary of the Closing Date, (ii) the Assets Representations shall survive until 11:59 p.m. Eastern time on the date that is the two (2) year anniversary of the Closing Date, (iii) the representations and warranties of Seller and the Company (other than the Company Fundamental Representations and the Assets Representations) and Buyer contained in this Agreement or in any certificate delivered hereunder shall survive until 11:59 p.m. Eastern time on the date that is the one (1) year anniversary of the Closing Date, and (iv) the representations and warranties of the Seller and the Company shall survive beyond the survival periods specified above with respect to any breach thereof solely to the extent Buyer delivers a Claim Notice to Seller prior to the expiration of the survival period set forth in clause (b)(i), (b)(ii), or (b)(iii), as applicable, with respect to such representation or warranty, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved, and (c) unless otherwise specified, the covenants and agreements set forth herein that require performance after the Closing shall survive in accordance with their respective terms, if any, until fully performed or satisfied. This Section 10.1 shall survive the Closing. Notwithstanding the foregoing in this Section 10.1 or anything else to the contrary in this Agreement, claims solely to the extent made under the RWI Policy are not subject to the limitations in this Section 10.1 and any representation or warranty in the case of Fraud shall survive indefinitely. For the avoidance of doubt, the provisions of this Section 10.1 will not prevent or limit a cause of action under Section 10.14 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.2       RWI Policy. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, but except (i) in the case of Fraud and with respect to the Company Fundamental Representations, the Assets Representations and RWI Excluded Claims (in each case solely to the extent permitted by this Section 10.2) and (ii) with respect to the TSA and the License Agreement, from and after the Closing: (a) the RWI Policy (whether or not it is ultimately bound, and whether or not the RWI Policy is sufficient to cover the applicable Losses) shall be the sole and exclusive remedy of Buyer, the Company and the Transferred Subsidiaries of whatever kind and nature, in Law, equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, relating to, or in connection with any inaccuracy or breach of any representation or warranty of the Seller, the Company and the Company Group contained in this Agreement, the certificate delivered pursuant to Section 2.6(a)(iii) or any Related Agreement or any claims for common law fraud, constructive fraud, equitable fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud based solely on recklessness or negligence, and (b) neither any of Buyer, the Company or the Company Group nor any other party (including the insurers under the RWI Policy) shall have any recourse against the Seller or its respective Affiliates or any Nonparty Affiliates of the foregoing arising therefrom, related thereto, or in connection therewith (it being understood and agreed that, except in the case of Fraud, from and after the Closing, Buyer’s sole source of recovery under this Agreement for RWI Excluded Claims (and until the Expiration Time, for breaches of the Company Fundamental Representations or the Assets Representations), subject in all respects to Sections 10.1, 10.2, 10.3 and 10.15, shall be from the Escrowed Funds. Subject to the limitations set forth in Section 10.15, Buyer shall not be entitled to recover against Seller (including from the Escrowed Funds) for breaches of the Company Fundamental Representations, the Assets Representations or RWI Excluded Claims except if, and solely to the extent, (i) Buyer obtains an RWI policy and such RWI Policy remains in effect, Buyer has first timely and diligently pursued recovery under the RWI Policy for such breach under the RWI Policy for such breach, the RWI Policy limit has been exhausted (or the RWI Policy is otherwise unavailable (other than because the retention has not been satisfied, because of any denial or limitation resulting from Buyer's breach of or failure to comply with the RWI policy or because the applicable claim is still pending under the RWI Policy), including as a result of a Deal Exclusion) and Buyer seeks thereafter to recover from Seller only such amount in excess of the amount recovered by it from the RWI Policy in connection with such breach and in such circumstances, the Losses payable by Seller to Buyer shall be net of (x) any deductible or co-pay amounts, including all premiums and other costs of such insurance policies, any increases in premiums payable by Buyer in connection with the RWI Policy, any retroactive adjustment under such policy, or any costs or expenses incurred in connection with pursuing a claim thereunder prior to seeking any recovery from any Seller, (y) any cash Tax benefit actually realized by Buyer in the taxable year in which the underlying Loss is incurred, and (z) any amounts actually recovered by Buyer from any third party in respect of such claim, net of reasonable costs and expenses incurred in connection with pursuing such recovery, and (ii) with respect to breaches of the Company Fundamental Representations and Assets Representations, the provisions of Section 10.14 have been complied with. In the event that Buyer does not obtain an RWI Policy, or otherwise terminates or cancels any such RWI Policy, Buyer shall have no recourse to Seller for any breach of any representation or warranty hereunder other than the Company Fundamental Representations and the Assets Representations and only then for Losses in excess of $20,500,000. Buyer agrees that it shall cause the RWI Policy to exclude, and the insurer under such policy shall waive and agree not to pursue any, rights of subrogation against the Seller and its respective Affiliates and all of the respective Nonparty Affiliates of the foregoing other than solely with respect to a Fraud claim subject to the terms and conditions of this Agreement. Buyer covenants and agrees that, except with the Seller’s prior written consent, it will not, and will not permit any other Person to, amend, modify, supplement or change the RWI Policy, in any manner that is or would reasonably be expected to be adverse to the Seller or any of its Affiliates or the respective Nonparty Affiliates of any of the foregoing.

10.3      Resolution of Claim Notices. Subject to the survival periods set forth in Section 10.1, and the limitations set forth in Section 10.2 and Section 10.15, if Buyer submits a Claim Notice to the Seller or an appropriate successor to the debtors of the Seller for purposes of the escrow arising from the Bankruptcy Case (whether the Seller itself or such successor, the “Seller Escrow Representative”), Buyer and the Seller Escrow Representative shall attempt in good faith to resolve the subject of such Claim Notice.  If Buyer and the Seller Escrow Representative resolve such Claim Notice, they shall deliver to the Escrow Agent a Joint Written Instruction to release an amount to Buyer equal to the agreed amount in respect of such Claim Notice.  If no such agreement can be reached after good faith negotiation within sixty (60) days after Seller Escrow Representative’s receipt of the Claim Notice (or such later date as may be agreed in writing by Buyer and the Seller Escrow Representative), Buyer may, subject to the limitations set forth in Section 10.2 and Section 10.15 and the provisions of Section 10.12, pursue any and all legal or equitable remedies available to it under applicable Law to resolve such Claim Notice. Seller shall use reasonable best efforts to notify Buyer of any change in identity of the Seller Escrow Representative.

10.4       Distribution of the Escrowed Funds. On or prior to the date that is five (5) Business Days after 11:59 p.m. Eastern time on the date that is the one (1) year anniversary of the Closing Date (the “Expiration Time”), Buyer and the Seller Escrow Representative shall deliver to the Escrow Agent a Joint Written Instruction to release the Escrowed Funds, if any, in an amount equal to (a) the aggregate value of the Escrow Amount then-remaining in the Escrowed Funds minus (b) the amount of Escrowed Funds that is the subject of any Claim Notices validly delivered in good faith prior to the Expiration Time that have not been resolved prior to the Expiration Time, and deliver to the Seller such amount. Upon the resolution of all pending Claim Notices for which a portion of the Escrowed Funds were withheld and retained in the Escrowed Funds, and after any distributions from the Escrowed Funds to the Buyer contemplated by settlements, Buyer and the Seller Escrow Representative shall deliver to the Escrow Agent a Joint Written Instruction to release from the Escrowed Funds all then-remaining amounts therein, and deliver to the Seller so released and thereafter all accrued investment income thereon (if any) shall be delivered to Buyer.

10.5      Sole and Exclusive Remedy. Notwithstanding anything that may be expressed or implied in this Agreement, any Related Agreement or any document, certificate or instrument delivered in connection herewith or therewith, from and after the Closing, other than in the event of Fraud, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have had) of Buyer, the Company, the Transferred Subsidiaries, the Seller or any Nonparty Affiliates of the foregoing may have under, arising out of, relating to, or in connection with this Agreement or any Related Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or with respect to the Acquisition, shall be (a) Buyer’s right to recover under the RWI Policy, (b) recourse against any Person that is identified as a Party to this Agreement (including recourse by any Person that expressly has rights to enforce this Agreement pursuant to Section 10.11) under and to the extent expressly provided for herein, subject to the limitations set forth herein, including as provided in Section 2.5 (Estimated Closing Cash Consideration Adjustment), Section 6.15 (Indemnification, Exculpation and Insurance), Section 10.14 (Enforcement), and Section 10.15 (Limitation on Liability), and (c) recourse against any Person that is identified as a party to an Related Agreement (but not any Nonparty Affiliate of such Person) under and to the extent expressly provided for therein, subject to the limitations set forth herein and therein. The Parties agree that nothing in this Agreement shall limit any claim based on Fraud.

10.6       Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by electronic mail (receipt confirmed) to:

(a)          if to Buyer or to the Company (after the Closing) to:

Quantum Computing Inc.
5 Marine View Plaza
Hoboken, NJ 07030
Attn:   General Counsel
Email: [redacted]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attn:     Marty Korman, Mark Holloway, Catherine Riley Tzipori
Email:   [redacted]

(b)          if to the Company (prior to the Closing) or to the Seller to:

Luminar Technologies, Inc.
2603 Discovery Drive, Suite 100
Orlando, FL 32826
Attn:      Alexander Fishkin
Email:    [redacted]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:   Ronit Berkovich, Gavin Westerman; Amanda Fenster
Email: [redacted]

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic mail (receipt confirmed), as the case may be. Any party hereto or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

10.7       Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement, by operation of Law or otherwise, without the consent in writing of Buyer or the Seller, as applicable; provided, however, that (a) Buyer or the Seller may assign its rights and interests under this Agreement (i) to any of its Affiliates at any time so long as (A) such assignment does not relieve Buyer or the Seller, as applicable, of its respective obligations hereunder, and (B) such assignor provides written notice to the other Party of the identity of the assignee, and (C) such assignee is and remains an Affiliate of such assignor; or (ii) to an acquiror in the event of a change of control transaction of Buyer or the Seller, as applicable, and (b) the Seller may assign any of its rights or obligations under this Agreement to any of its controlled Affiliates or to any plan administrator, liquidator, examiner, receiver, trustee or similar party appointed on its behalf following the Closing (provided that such assignment does not relieve the Seller of its respective obligations hereunder).

10.8      Severability. In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party).

10.9       Amendments and Waivers. Any provision of this Agreement may be amended, or waived if, but only if, such amendment, or waiver is in writing and is signed, in the case of an amendment, by each of the parties, or, in the case of a waiver, by the party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such party’s rights, powers or remedies. The failure of any of the parties to require the performance of a term or obligation under this Agreement, or the waiver by any of the parties of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any such subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.10    Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, the Related Agreements and all other agreements referred to herein set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede any prior or contemporaneous understandings and agreements relating to the subject matter hereof and thereof.

10.11    No Third Party Beneficiaries. Except as expressly set forth in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities pursuant to or by reason of this Agreement. Notwithstanding the foregoing, Sections 6.14 (Release of Claims), 6.15 (Indemnification, Exculpation and Insurance), 10.14 (Enforcement) and 10.17 (Non-Recourse) shall be enforceable by each Nonparty Affiliate, Seller Releasee, Buyer Releasee or Indemnitee, as applicable, as if such Nonparty Affiliate, Seller Releasee, Buyer Releasee or Indemnitee was directly a party hereto.

10.12     Governing Law; Submission to Jurisdiction; Selection of Forum.

(a)         This Agreement, and all claims or causes of action (whether in contract, tort, or statute) based upon, arising out of, relating to, or in connection with this Agreement, the Related Agreements, or the Acquisition, or the negotiation, execution, or the performance of this Agreement or the Related Agreements or the Acquisition (including any claim or cause of action based upon, arising out of, relating to, or in connection with any representation of warranty made in or in connection with this Agreement, the Related Agreements, or the Acquisition as an inducement to enter into this Agreement, the Related Agreements, or the Acquisition), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without giving effect to principles or rules of conflicts of law to the extent (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws or rules of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply.

(b)        Any Action based upon, arising under, out of, related to, or in connection with this Agreement, the Related Agreements, the negotiation, execution, or the performance of this Agreement or the Related Agreements, or the Acquisition shall be brought only in the Bankruptcy Court (provided, however, that upon the closing of the Bankruptcy Cases, the Parties agree that such Actions shall be brought only in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware located in New Castle County, Delaware, or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware)) (the foregoing courts, collectively, the “Chosen Courts”), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue, or to convenience of forum, (ii) agrees that all claims in respect of the Action shall be heard and determined only in any such Chosen Court, (iii) agrees not to bring any Action arising out of, relating to or in connection with, this Agreement, the Related Agreements, the negotiation, execution, or the performance of this Agreement or the Related Agreements, or the Acquisition in any other court and consents to service being made through the notice procedures set forth in Section 10.6. Nothing in this Section 10.12 shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence any Action, or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments or other orders obtained in any Action brought pursuant to this Section 10.12. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue in the Chosen Courts or any defense of inconvenient forum for the maintenance of such claims.  The Parties agree that a final judgment with respect to any such claims shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.13    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS, OR THE ACQUISITION OR THE NEGOTIATION, EXECUTION, OR THE PERFORMANCE OF THIS AGREEMENT OR THE RELATED AGREEMENTS, OR THE ACQUISITION OR ANY CLAIM RELATED TO ANY OF THE FOREGOING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR SUCH RELATED CLAIM. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR SUCH RELATED CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14    Enforcement. The parties hereto agree that irreparable damage could occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or legal remedies would not be an adequate remedy for any such damages. Accordingly, it is agreed that prior to the valid termination of this Agreement the Parties shall be entitled to an injunction or injunctions to prevent or restrain breaches (or any threatened breaches) of this Agreement and to specifically enforce the terms and provisions of this Agreement (or to enforce compliance with the covenants and obligations of any other party under this Agreement in any court of competent jurisdiction), and in each case, appropriate equitable or injunctive relief shall be granted in connection therewith. Such remedies shall be in addition to any other remedy to which any party is entitled at law or in equity. In any action in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives (a) any defenses in any action for specific performance or injunctive relief, and agrees not to oppose the granting of an injunction, specific performance, or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of specific performance or injunctive relief is not an appropriate remedy for any reason in Law or in equity and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If a Party to this Agreement institutes an Action for injunctive relief or specific performance and a court of competent jurisdiction does not award injunctive relief or specific performance to such party in an order in accordance with this Section 10.14, then such Party may institute an Action for monetary damages.

10.15     Limitation on Liability. Notwithstanding anything in this Agreement or in any other Related Agreement to the contrary, (a) except in the event of Fraud, the maximum aggregate Liability of the Seller under this Agreement shall not exceed the Escrow Amount; and (b) in no event shall any Party have any Liability under this Agreement or any Related Agreement (including under this Article X) for any punitive damages except to the extent awarded to a third party and actually payable by Buyer); provided, that such limitation set forth in clause (b) of this Section 10.15 shall not limit any Party’s right to recover contract damages in connection with or resulting from such Party’s failure to close the Acquisition in breach or violation of this Agreement.

10.16   Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by fax or by .pdf, .tif, .gif, .jpeg or similar attachment to email (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

10.17    Non-Recourse. All Liabilities or Actions (whether in Contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants, financial advisor or other representative of any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 10.17 applies shall be third-party beneficiaries of this Section 10.17.

10.18    Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Seller, the Company, the Transferred Subsidiaries, and the Affiliates of the foregoing, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Related Agreements, and the consummation of the Acquisition, and that, following consummation of the Acquisition, Weil, Gotshal & Manges LLP may serve as counsel to the Seller or any Affiliate or Representative of the Seller, in connection with any Action or obligation arising out of or relating to the Acquisition, this Agreement, and the Related Agreements notwithstanding such prior representation of the Company or any Transferred Subsidiary and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

10.19   Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between or among any Seller, the Company, any Transferred Subsidiary, and their respective current or former Affiliates or Representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement, any Related Agreement, any disputes arising out of, or relating to, or in connection with this Agreement, the interpretation or breach thereof, or the transactions contemplated thereby or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, the Company, or any Transferred Subsidiary, or on any other grounds.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

QUANTUM COMPUTING INC.

By:	/s/ Yuping Huang, Ph.D.
Name: Yuping Huang, Ph.D.
Title: Chief Executive Officer

LUMINAR SEMICONDUCTOR, INC.

By:	/s/ Thomas Beauodin
Name: Thomas Beauodin
Title: President

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Paul Ricci
Name: Paul Ricci
Title: Chief Executive Officer